    As filed with the Securities and Exchange Commission on December 20, 2002

                                                      REGISTRATION NO. 333-86138


================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ----------------------



                          PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        CELL ROBOTICS INTERNATIONAL, INC.
                 (Name of small business issuer in its charter)


         Colorado                                5049-05                   84-1153295
(State or other jurisdiction of        (Primary Standard Industrial      (IRS Employer
incorporation or organization)         Classification Code Number)     Identification Number)

                        Cell Robotics International, Inc.
                           2715 Broadbent Parkway N.E.
                          Albuquerque, New Mexico 87107
                                 (505) 343-1131
          (Address and telephone number of principal executive offices)
                          Gary Oppedahl, President and
                                CEO Cell Robotics
                               International, Inc.
                           2715 Broadbent Parkway N.E.
                          Albuquerque, New Mexico 87107
                                 (505) 343-1131
           (Name, address, including zip code, and telephone number of agent for service of process)
                             ----------------------

Approximate date of proposed sale to the public: From time to time after the date this registration statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE


                                                                     PROPOSED MAXIMUM
                                                      AMOUNT TO BE    OFFERING PRICE        PROPOSED MAXIMUM          AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED        PER SHARE      AGGREGATE OFFERING PRICE   REGISTRATION FEE
--------------------------------------------------   --------------- -----------------  ------------------------- ------------------

Common Stock, par value $.004 per share(2)               684,685(2)      $ 0.555            $     380,000            $    35(18)

Common Stock, par value $.004 per share, issuable
upon exercise of Warrant(3)                               28,500(3)      $  0.67            $      19,095            $     2(18)

Common Stock, par value $.004 per share, issuable
upon exercise of Warrants(4)                             150,000(4)      $ 1.125            $     168,750            $    16(18)

Common Stock, par value $.004 per share(5)               424,208(5)        0.555            $     235,435            $    22(18)

Common Stock, par value $.004 per share, issuable
upon exercise of Warrant(6)                               84,842(6)      $  0.90            $      76,358            $     7(18)

Common Stock, par value $.004 per share, issuable
upon exercise of Warrants(7)                             225,000(7)      $  0.37            $      83,250            $     8(18)

Common Stock, par value $.004 per share(8)               738,270(8)      $  0.58            $     428,197(1)         $    39(18)

Common Stock, par value $.004 per share, issuable        131,481(9)      $  0.87            $     114,388            $    11(18)
upon exercise of Warrants(9)

Common Stock, par value $.004 per share(10)            3,086,204(10)     $  0.48(1)         $   1,481,378(1)         $   136

Common Stock, par value $.004 per share, issuable
upon exercise of Warrants(11)                            771,551(11)     $0.7125            $     549,730            $    51

Common Stock, par value $.004 per share(12)            1,250,000(12)     $  0.48(1)         $     600,000(1)         $    55

Common Stock, par value $.004 per share, issuable
upon exercise of Warrants(13)                            250,000(13)     $  0.70            $     175,000            $    16

Common Stock, par value $.004 per share(14)              111,111         $  0.48(1)         $      53,333(1)         $     5

Common Stock, par value $.004 per share, issuable
upon exercise of Warrant(15)                              22,222         $  0.70            $      15,555            $     1

Common Stock, par value $.004 per share, issuable
upon exercise of Warrant(16)                              30,000         $  2.40            $      72,000            $     7

Common Stock, par value $.004 per share(17)               15,000         $  0.48(1)         $       7,200(1)         $     1

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended, based on the average of the bid and asked price for our common stock as reported on the OTC Bulletin Board on December 18, 2002.


(2) Represents shares of our common stock issued to Oton M. Tisch upon conversion of a convertible note issued by us.

(3) Represents shares of our common stock issuable upon exercise of warrant issued to the holder of the convertible note. The warrant has an exercise price of $0.67 per share and may be exercised until August 2, 2004.

(4) Represents shares of our common stock issuable upon exercise of a warrants issued to Oton M. Tisch, Ronald K. Lohrding, Raymond Radosevich, Haemedic LLC and Humagen Fertility Diagnostics, Inc. as partial consideration for the issuance of promissory notes. The warrants have an exercise price of $1.125 per share and may be exercised until January 31, 2004.

(5) Represents shares of our common stock issued to William S. Hayman in connection with a private placement completed in January 2002.

(6) Represents shares of our common stock issuable upon exercise of a warrant issued to William S. Hayman in connection with a private placement completed in January 2002. The warrant has an exercise price of $0.90 per share and may be exercised until January 25, 2007.

(7) Represents shares of our common stock issuable upon exercise of warrants issued to Becton, Dickinson and Company. The warrants have an exercise price of $0.37 per share and may be exercised until November 2006.

(8) Represents shares of our common stock held by Dr. Ron Lohrding and shares of our common stock issued in a May 2002 private placement to Oton M. Tisch, Leof Strand and Clark Aamodt.

(9) Represents shares of our common stock issuable upon exercise of warrants issued to Oton M. Tisch, Leof Strand and Clark Aamodt. The warrants have an exercise price of $0.87 per share and may be exercised until May 17, 2007.


(10) Represents shares of our common stock issued in connection with the November 2002 conversion of certain outstanding loans made by Mr. Tisch.

(11) Represents shares of our common stock issuable upon exercise of a warrant issued to Oton M. Tisch in connection with the November 2002 conversion of certain outstanding loans made by Mr. Tisch. The warrants have an exercise price of $0.7125 per share and may be exercised until November 13, 2007.

(12) Represents shares of our common stock issued to Frederick A. Voight in connection with a private placement.

(13) Represents shares of our common stock issuable upon exercise of a warrant issued to Frederick A. Voight in connection with a private placement completed in November 2002. The warrant has an exercise price of $0.70 per share and may be exercised until November 22, 2007. (14) Represents shares of our common stock issued to Paul Bardacke in connection with a private placement completed in December 2002. (15) Represents shares of our common stock issuable upon exercise of a warrant issued to Paul Bardacke in connection with a private placement completed in December 2002. The warrant has an exercise price of $0.70 per share and may be exercised until December 2, 2007.

(16) Represents shares of our common stock issuable upon exercise of a warrant issued to Paul Bardacke in connection with a private placement completed in December 2002. The warrant has an exercise price of $2.40 per share and may be exercised until December 2, 2007.

(17) Represents shares of our common stock issued to Leof Strand for consulting services rendered.

(18) Previously paid.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 2002


PROSPECTUS

                        CELL ROBOTICS INTERNATIONAL, INC.


                        8,003,074 SHARES OF COMMON STOCK



This offering relates to the resale of an aggregate of 8,003,074 shares of our common stock by persons who are referred to in this prospectus as selling securityholders. The shares offered by this prospectus include 1,693,596 shares issuable by us in the future if warrants held by the selling securityholders are exercised.



We will not receive any proceeds from the resale of these shares by the selling securityholders. However, we could receive proceeds of up to $1,274,126 if and when all warrants held by the selling securityholders are exercised.


The selling securityholders may sell the shares of common stock from time to time in public or private transactions occurring on or off the OTC Bulletin Board, in negotiated transactions or otherwise.


Our common stock is quoted on the OTC Bulletin Board under the trading symbol "CRII." On December 13, 2002, the closing bid price per share of our common stock was $0.46.


INVESTING IN OUR SECURITIES INVOLVES RISKS. YOU SHOULD PURCHASE OUR SECURITIES ONLY IF YOU CAN AFFORD A COMPLETE LOSS OF YOUR INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



















                THE DATE OF THIS PROSPECTUS IS DECEMBER , 2002.

                                TABLE OF CONTENTS



SUMMARY ....................................................................... 2
The Company.................................................................... 2
How to Contact Us.............................................................. 3
The Offerings.................................................................. 3
Summary Financial Data......................................................... 3
RISK FACTORS................................................................... 4
Risks Related to Our Business and Industry..................................... 4
Risks Related to Our Securities and This Offering..............................10
FORWARD-LOOKING STATEMENTS.....................................................12
USE OF PROCEEDS................................................................12
MARKET PRICE INFORMATION AND DIVIDENDS.........................................13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
        OF OPERATIONS .........................................................14
Liquidity and Capital Resources................................................14
Results of Operations --Three Months Ended September 30, 2002
        Compared to the Three Months Ended September 30, 2001 .................17
Results of Operations -- Nine Months Ended September 30, 2002
        Compared to the Nine Months Ended September 30, 2001 ..................18
Results of Operations -- Year Ended December 31, 2001
        Compared to the Year Ended December 31, 2000 ..........................18
Results of Operations -- Year Ended December 31, 2000
        Compared to the Year Ended December 31, 1999 ..........................19
Critical Accounting Policies...................................................20
BUSINESS ......................................................................20
Overview ......................................................................20
Business Strategy..............................................................21
Products ......................................................................22
Laser-Based Medical Devices -- The Lasette.....................................22
Scientific Research Instruments -- The Cell Robotics Workstation ..............26
Continuing Interest in the IVF Workstation.....................................28
Competition....................................................................28
Intellectual Property..........................................................28
Research and Development.......................................................29
Government Regulation; Product Approval Process................................31
Employees......................................................................32
Facilities.....................................................................32
Legal Proceedings..............................................................32
DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES................................32
EXECUTIVE COMPENSATION.........................................................34
Summary Compensation Table.....................................................34
Employment Agreement...........................................................34
Stock Incentive Plan...........................................................34
Option Grants..................................................................35
Option Exercises and Option Values.............................................35
Board Structure................................................................35
Director Compensation..........................................................35
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ................36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.................................36
INDEMNIFICATION................................................................38
DESCRIPTION OF SECURITIES TO BE REGISTERED.....................................39
Common Stock...................................................................39
Preferred Stock................................................................39
SELLING SECURITYHOLDERS........................................................40
PLAN OF DISTRIBUTION...........................................................42
Selling Securityholders' Securities............................................42
LEGAL MATTERS..................................................................42
EXPERTS .......................................................................42
WHERE YOU CAN FIND MORE INFORMATION............................................43
INDEX TO FINANCIAL STATEMENTS.................................................F-1


You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. The delivery of this prospectus shall not, under any circumstances, create any implication that there has been no change in the affairs of the company since the date of this prospectus.

                                     SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our securities. We urge you to read this entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements and related notes included elsewhere in this prospectus. As used in this prospectus, the words "we," "us," "our" and "the company" refer to Cell Robotics International, Inc. and its subsidiary, Cell Robotics, Inc. Lasette(R), Personal Lasette(TM), Professional Lasette(TM), Lasette Plus(TM), Infant Lasette(TM), LaserTweezers(R), LasorScissors(TM), CellSelector(TM) and Smart Stage(TM) are trademarks of the company used in this prospectus. This prospectus also includes trademarks of other companies.

THE COMPANY

We manufacture, market and sell a laser-based medical device and a scientific research instrument. Our product lines consist of a laser-based medical device, which uses a laser to draw a blood sample to allow diabetics to measure their glucose levels, and the laser-based research workstation marketed under the name Cell Robotics Workstation.

Our primary focus is distributing and selling our laser-based medical device to the clinical and diabetes care markets, namely diabetic consumers, hospitals, clinics and doctors' offices. We previously marketed two laser-based medical devices, the Personal Lasette and the Professional Lasette. The Personal Lasette was marketed for home use, while the Professional Lasette was targeted for clinical applications. In the third quarter of 2000, we made a strategic decision to discontinue marketing the Professional Lasette and completed modifications to the Personal Lasette so that it could be used for either home or clinical use. In this prospectus, we sometimes refer to the Personal Lasette as the "Lasette." The primary difference between the Lasette used in these home and clinical environments is that a different disposable lens shield is attached to the product for clinical applications than that attached for home use. We believe that focusing on a single product line will reduce direct costs associated with manufacturing the Lasette and promote brand awareness of the Lasette. We currently market the Lasette under the "Lasette Plus" name.

The Lasette is a compact, lightweight, portable laser skin perforator that allows diabetics to perform capillary blood sampling with little pain and residual soreness. The Lasette is the only alternative to the steel lancet or needle that has been approved by the Food and Drug Administration, or the FDA, that allows diabetics to sample their blood for glucose testing so they can determine their subsequent insulin injections. The Lasette has also been cleared by the FDA for all blood screening test applications for home and clinical settings. The FDA clearance allows us to commercially market the Lasette in the United States to diabetics for home and clinical use. The Lasette has also received the European Community's CE Mark. The CE Mark certification permits us to market the Lasette in countries comprising the European Union.

We also believe the following trends in blood sampling will provide us with unique opportunities:

         o an increasing demand for less painful alternatives for capillary blood sampling;

         o an increasing desire to eliminate cross-contamination from accidental needle or lancet sticks in hospitals and clinics to address continued public health concerns and, in U.S. markets, to comply with bloodborne pathogen standards of the Occupational Safety and Health Administration, or OSHA, including the standards of OSHA required by the Needlestick Safety and Prevention Act, or the Needlestick Safety Act;

         o a growing number of diagnosed diabetics seeking better insulin control; and

         o a growing understanding of the need to provide testing methods for needle-phobic individuals.

To capitalize on these opportunities, we introduced the Lasette and intend to position the company as a leader in the development of technologically-advanced medical devices that offer more effective, safer and less painful solutions than conventional procedures.

Our scientific research instrument consists of the Cell Robotics Workstation. The Cell Robotics Workstation allows scientists to use a laser to manipulate objects in micro-space, upgrading the microscope to an interactive micro-laboratory. The Cell Robotics Workstation enhances the usefulness and importance of the conventional laboratory microscope as a tool in medical, biological and genetic applications in the life sciences. Scientists can use the technology for cell separation, cell-to-cell interaction, micro-dissection and intercellular manipulation of living cells. A modified version of the Cell Robotics Workstation, known as the LS300 Pro Workstation, allows pathologists and researchers to automatically cut out cells of interest from biopsy and retrieve those cells for DNA and RNA analysis. Third parties currently use the Cell Robotics Workstation for cancer, immunology, neurobiology, assisted reproductive techniques and genome research. The principal market for the Cell Robotics Workstation is the scientific research market, consisting of colleges, universities, research laboratories, biotechnology and pharmaceutical companies and commercial laboratories conducting biological research. The Cell Robotics Workstation has received the European Community's CE Mark. It is not subject to FDA regulatory clearances. While we intend to focus on the development, distribution and sale of laser-based medical devices, we will continue to promote and market the Cell Robotics Workstation through direct sales, dealers, representatives and distribution arrangements.

HOW TO CONTACT US

Our principal offices are located at 2715 Broadbent Parkway N.E., Albuquerque, New Mexico 87107. Our telephone number is (505) 343-1131.

THE OFFERINGS


This prospectus relates to multiple offerings by the selling securityholders identified in this prospectus under the section entitled "Selling Securityholders." See also "Description of Securities to be Registered." The offerings by the selling securityholders under this prospectus consist of the resale by 11 selling securityholders of 8,003,074 shares of our common stock. Of these shares, the shares offered by this prospectus that are issuable by us in the future include 1,693,596 shares of our common stock if and when warrants held by the selling securityholders are exercised.



If all of the selling securityholders exercise their common stock purchase warrants, then we will receive proceeds of $1,274,126. We will not receive any proceeds from the resale of our common stock offered by the selling securityholders.



The exercise prices of these common stock purchase warrants range between $0.37 and $1.125 per share. On December 13, 2002, the closing bid price of our common stock was $0.46. For any warrant with an exercise price that exceeds the trading price of our common stock, it is unlikely that the warrant will be exercised unless the trading price of our common stock is above its exercise price. Whether or not our common stock trades at a price above the exercise price of these securities, we cannot assure you that any of our securityholders will exercise any of the common stock purchase warrants.


SUMMARY FINANCIAL DATA


                                                                                               UNAUDITED
                                               ---------------------------------    ---------------------------------
                                               YEAR ENDED DECEMBER 31,              NINE MONTHS ENDED SEPTEMBER 30,
                                               ---------------------------------    ---------------------------------
                                                    2001               2000              2002               2001
                                               --------------    ---------------    --------------     --------------
Statement of Operations:
Total revenues                                 $   1,599,044     $   1,007,063      $   976,330        $ 1,141,276
Operating expenses                             $   2,758,080     $   3,404,166      $ 1,570,810        $ 2,119,010
Net loss applicable to common                  $  (2,723,844)    $  (5,036,182)     $(1,524,232)       $(1,989,762)
     shareholders
Basic and diluted net loss applicable to       $       (0.27)    $       (0.54)     $     (0.14)       $     (0.20)
     common shareholders per common share
Shares used in computing basic and                 9,984,989         9,286,128       10,748,007          9,980,203
     diluted loss per share


                                  RISK FACTORS


An investment in our securities is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters referred to in this prospectus, before you decide to buy our securities. If you decide to buy our securities, you should be able to afford a complete loss of your investment.

RISKS RELATED TO OUR BUSINESS AND INDUSTRY


WE MUST OBTAIN ADDITIONAL FINANCING IN ORDER TO CONTINUE OUR OPERATIONS AND REPAY EXISTING INDEBTEDNESS. ADDITIONALLY, OUR INDEPENDENT ACCOUNTANTS HAVE REPORTED THAT WE MAY NOT BE ABLE TO CONTINUE AS A GOING CONCERN IF WE DO NOT OBTAIN ADDITIONAL FINANCING OR ACHIEVE PROFITABILITY. As of September 30, 2002, our net working capital was a deficit $1,635,077 and our total cash and cash equivalents was less than $4,000. We expect to experience operating losses and negative cash flow for the foreseeable future. Therefore, we do not have sufficient cash to sustain those operating losses without additional financing. We presently need financing to repay our current indebtedness, including payment of our notes in the aggregate principal amount of approximately $133,000 of which approximately$113,000 are currently due. In addition to debt service requirements, we will require cash to fund our operations. Based on our current operations, we estimate that our cash needs will be approximately $150,000 each month for the foreseeable future and will be a total of approximately $900,000 from January 1 through June 30, 2003. Our operating requirements depend upon several factors, including the rate of market acceptance of our products, particularly the Lasette, our level of expenditures for manufacturing, marketing and selling our products, costs associated with our staffing and other factors. We have been funding our operating requirements with proceeds from small private placements of our equity securities and indebtedness for borrowed money, particularly with financings with Mr. Oton Tisch, one of our directors, and sales of our products. However, these sources of capital have only been adequate to meet our short-term needs. We need to secure one or more additional financings sufficient to fund our operations on a long-term basis. Therefore, we intend to continue to seek to raise equity or debt financing. Although we have had discussions with potential investors, we have not been able to obtain sufficient long-term financing on acceptable terms as of the date of this prospectus. No assurance can be given that we will be able to obtain any additional financing on favorable terms, if at all. If our operating requirements vary materially from those currently planned, we may require more financing than currently anticipated. Borrowing money may involve pledging some or all of our assets. Raising additional funds by issuing common stock or other types of equity securities would further dilute our existing shareholders. If we cannot obtain additional financing in a timely manner, we will not be able to continue our operations. In addition, we have received a report from our independent auditors covering our fiscal years ended December 31, 2001 and 2000 financial statements. The report contains an explanatory paragraph that states that our recurring losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



WE HAVE A HISTORY OF LOSSES, AND EXPECT TO INCUR LOSSES IN THE FUTURE. IF WE DO NOT ACHIEVE PROFITABILITY, OUR FINANCIAL CONDITION AND THE PRICE OF OUR COMMON STOCK WILL SUFFER. To date, we have generated only limited revenues from the sale of our products and have been unable to profitably market our products. We incurred net losses applicable to common shareholders of $1,524,232 and $1,989,762 for the nine-month periods ended September 30, 2002 and 2001, respectively, and net losses of $2,723,844 and $5,036,182 in 2001 and 2000, respectively. Revenues from the sale of our products were $976,330 and $1,007,453 for the nine-month periods ended September 30, 2002 and 2001, respectively and were $1,461,447 and $992,710 for the years ended December 31, 2001 and 2000, respectively. We expect to experience operating losses and negative cash flow for the foreseeable future. We do not have sufficient cash to sustain continuing operating losses without additional financing. Even if we are able to obtain additional financing to allow us to continue operations and repay indebtedness, we will still need to generate significant revenues and improve our gross margins to fund anticipated manufacturing and marketing costs and to achieve and maintain profitability. We cannot assure you that we will ever generate sufficient revenues to achieve profitability, which will have a negative impact on the price of our common stock. If we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability in the future.


IT IS DIFFICULT TO PREDICT WHETHER RECENTLY INTRODUCED PRODUCTS, OR PRODUCTS THAT WE MAY DEVELOP IN THE FUTURE, WILL GAIN MARKET ACCEPTANCE OR PROFITABILITY. We develop and market innovative technologies, in particular the Personal Lasette, which was introduced in December 1999, and the Cell Robotics Workstation. Demand for and market acceptance of these products, as well as future products that we may develop, are subject to a high level of uncertainty and risk. The risks associated with the introduction of innovative technologies such as ours include the following, among others:

     o the possibility that the cost of the product may not be covered by private insurance;

     o the difficulty in predicting the medical laser product's future growth rate;

     o our current and future products may have features which render them uneconomical, either to manufacture or to market;

     o the demand for our products may fail to develop or develop slower than expected or our products may not achieve or sustain market acceptance;

     o the prices at which our products are accepted by purchasers may be too low, which may prevent us from operating profitably;

     o third parties may manufacture and market a product superior in performance and price; and

     o the possibility that any proposed product, or enhancement to existing products, may fail to receive necessary regulatory clearances.


We cannot assure you that we will be successful in addressing the risks described above. For example, currently, the cost of the Lasette does not qualify as a reimbursable expense under most health insurance programs and we cannot predict when, if ever, the Lasette may be covered by such third-party payors. Additionally, total revenues from sales of the Personal Lasette since its introduction through September 30, 2002 were $1,164,362. We are unable to estimate whether the demand for the Lasette will achieve market acceptance. Our failure to address these risks could have a negative impact on our business, operating results and financial condition.

WE HAVE LIMITED EXPERIENCE IN MARKETING, DISTRIBUTING AND SELLING LASER-BASED MEDICAL AND RESEARCH PRODUCTS, WHICH MAY DELAY OUR ABILITY TO SUCCESSFULLY BRING OUR PRODUCTS TO MARKET. We have limited experience marketing, distributing and selling our products. To successfully market, distribute and sell our current or future products, we must build a more extensive marketing sales force and distribution network. Alternatively, we can enter into arrangements with third parties to market, distribute and sell our products. We cannot assure you that we will be able to successfully develop such a network or that we will enter into acceptable agreements with third parties to provide our products. As of the date of this prospectus, the Lasette for clinical use is distributed through several regional distributors within and outside the United States, while the Lasette for home use is sold through distributors and directly to customers. Our Cell Robotics Workstation is currently marketed and sold through direct sales, dealers, representatives and distributors. Meiwa Shoji Company Ltd., our exclusive distributor of the Cell Robotics Workstation in Japan, accounted for 33% of our product sales in 2001 and 17% of our product sales for the nine month period ended September 30, 2002. However, since January 2002, Meiwa Shoji has no obligation to further promote or purchase the Cell Robotics Workstation. Its appointment as distributor can be terminated by either party on 90 days' notice. C.A. Continental, Inc., our former exclusive United States based distributor of the Lasette in China, also accounted for 18% of our product sales in 2001. We terminated our relationship with C.A. Continental in June 2002. For the nine months ending September 30, 2002, California Caltech, Inc., our exclusive United States based distributor of the Lasette in China since July 2002, has accounted for approximately 19% of our product sales. As of the date of this prospectus, no other single customer or distributor accounts for more than ten percent of our sales. Although we intend to pursue marketing and distribution relationships for our products, particularly the Lasette for clinical use, we cannot make any assurances that any discussions or negotiations with third parties regarding the marketing or distribution of our products will be successful. If we maintain our own marketing, distribution and sales capabilities, we will compete against other companies with experienced and well-funded marketing, distribution and sales operations. Alternatively, if we enter into a marketing arrangement with a third party, we will likely have to pay a sales commission or discount the retail price of our products. Further, our revenues would depend on the efforts of third parties. If we are unable to develop a plan to market, distribute and sell our products, we may be unable to successfully bring them to market. We cannot assure you that we will be able to recruit and retain marketing personnel with the required skills or that we will be able to enter into the strategic relationships needed to effectively market and distribute our products.

OUR BUSINESS MAY BE ADVERSELY AFFECTED IF WE ARE UNABLE TO HIRE AND RETAIN KEY PERSONNEL AND OTHER ADVISORS. Medical device companies of our size must retain key scientific, technical, managerial, marketing and financial personnel as well as attract and retain additional highly qualified personnel for these areas in order to successfully operate and grow their businesses. Our key employees and advisors include, among others, Gary Oppedahl, Paul Johnson and Oton Tisch. Mr. Oppedahal is our Chief Executive Officer, President and a director and Mr. Johnson is our Chief Financial Officer, Chief Operating Officer, Secretary and a director. Mr. Tisch is the Chairman of the Board and assists the company concerning our international marketing and sales efforts through a consulting relationship. We face intense competition for qualified personnel in these areas, and we cannot assure you that we will be able to attract and retain qualified personnel. If we lose our key personnel or advisors, or are unable to hire and retain additional qualified personnel in the future, our business, financial condition and operating results could be adversely affected. Our key employees, including Mr. Oppedahl and Mr. Johnson, may voluntarily terminate their employment with us at any time.


WE DO NOT HAVE A BROAD RANGE OF PRODUCTS TO SELL, AND IF DEMAND FOR THESE PRODUCTS DECLINES OR FAILS TO DEVELOP, OUR REVENUES WILL BE ADVERSELY AFFECTED. Since selling the IVF Workstation and associated technology to Hamilton Thorne Research in May 2000, our exclusive product lines consist of the Lasette and the Cell Robotics Workstation. Our primary focus is distributing and selling the Lasette, a laser skin perforator that replaces the steel lancets or needles diabetics primarily use. There is an inherent risk in not having a broad base of products in development, because we will not have alternate sources of revenue if we are not successful with our current lines. We cannot assure you that we will be able to profitably sell this narrow line of products. The failure of the Lasette would have a material adverse affect on our revenues and the future of our business.

WE MAY BECOME INVOLVED IN COSTLY AND TIME-CONSUMING LITIGATION THAT MAY SUBSTANTIALLY INCREASE OUR COSTS AND ADVERSELY AFFECT OUR BUSINESS. We may be required to litigate to enforce our patents, protect trade secrets or know-how and defend against infringement charges. An adverse ruling in any infringement proceedings could subject us to significant liability or require us to seek licenses from third parties. Patent and intellectual property disputes in the medical and research device areas have often been settled through licensing or similar arrangements. The costs associated with these arrangements could be substantial and include ongoing royalties. Furthermore, we cannot assure you that necessary licenses would be available to us on satisfactory terms, if at all. An adverse ruling or judgment or a failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which could materially adversely affect us. Additionally, any proceeding in the United States or abroad involving our intellectual property can be expensive and can divert the attention of our technical and management personnel.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY, INCLUDING OUR PATENTS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO DEVELOP, MANUFACTURE AND SELL OUR PRODUCTS. Our success will depend, in part, upon our ability to develop superior products that we can market at competitive prices. Our ability to do this will depend, in part, on our ability to protect and defend our intellectual property rights and the competitive advantages those rights offer. We rely primarily on patent, trade secret, copyright and trademark laws, confidentiality procedures and other intellectual property protection methods to protect our proprietary technology. Despite the precautions we have taken, unauthorized parties may attempt to engineer, reverse engineer, copy or obtain and use our products and other proprietary information. Misappropriations of our intellectual property could adversely affect our business, results of operations and financial condition.

OUR SUCCESS DEPENDS IN PART ON ENHANCING OUR CURRENT PRODUCTS AND DEVELOPING NEW PRODUCTS; HOWEVER, WE CANNOT ASSURE YOU THAT THOSE PRODUCTS WILL BE DEVELOPED WITHOUT MATERIAL DELAYS, BE CLEARED FOR SALE BY REGULATORS OR BE ACCEPTED IN THE MARKET. In order to be successful, we will need to continue to enhance our existing products and develop new products. Enhanced and new products may require a significant investment, including preclinical and clinical testing, before we can sell them in the marketplace. From time to time, we may also experience engineering or manufacturing delays or setbacks in the development of our products. For example, in 2000, we implemented design improvements to the Lasette to increase the efficiency of the laser beam profile and to limit the effect extreme temperatures had on the Lasette's functionality. Although to date we have not experienced any material engineering or manufacturing delays in enhancing our current products or developing new products, we cannot assure you that we will be able to successfully address problems that may arise during the development and commercialization process. In addition, we cannot assure you that any of our new products or enhancements to existing products can or will:

     o   be successfully developed;

     o   prove to be safe and effective in clinical trials;

     o   meet applicable regulatory standards;

     o be capable of being manufactured in commercial quantities at a reasonable cost;

     o   be marketed successfully; or

     o   achieve market acceptance.

Our failure to successfully and timely complete, obtain regulatory approvals or achieve commercial acceptance with respect to any of our new products or improvements to our existing products could materially adversely affect our business, financial condition and results of operations.


We are in the process of developing two new products, the Ultra Light Laser and the Infant Lasette. Both products require FDA clearance. Further, we will be required to obtain certain regulatory clearances for the Ultra Light Laser, including safety testing for electrical emissions and power regulation testing as required by Underwriters Laboratories and Canadian Standards Association and various regulatory body notifications, such as with the International Standards Organization, or ISO, and in connection with the European Community's CE certification. We have received FDA clearance for the Ultra Light Laser. We are in the process of obtaining the requisite domestic and international safety clearances for this product. On September 30, 2002, we commenced our clinical trials of the Infant Lasette. After completing the requisite tests in the clinical trials, we will submit the Infant Lasette for FDA clearance. We anticipate that we will be able to make our submission to the FDA within eight weeks following the end of the clinical trials. We further anticipate that the FDA clearance will take at least three months following this submission. However, there can be no assurances that we will obtain all necessary clearances in a timely manner, if at all. Our failure to obtain the necessary regulatory clearances will prevent us from marketing and selling the Ultra Light Laser and the Infant Lasette.

OUR INDUSTRY IS HEAVILY REGULATED, AND STRINGENT ONGOING REGULATION AND INSPECTION OF OUR PRODUCTS COULD LEAD TO DELAYS IN THEIR MANUFACTURE, MARKETING AND SALE. United States government agencies and comparable agencies in countries outside the United States regulate the testing, manufacture, labeling, distribution, marketing and advertising of our products and our ongoing research and development activities. While the Lasette has received all necessary FDA clearances and has received the European Community's CE Mark, its manufacture and marketing will be subject to ongoing regulation. We are subject to inspection and market surveillance by the FDA and the European Community for compliance with good manufacturing practices and other requirements, which include testing, design, quality control and documentation procedures. The FDA conducts periodic audits of the Lasette and has notified us that it intends to conduct an audit. In order to manufacture and sell the Lasette under the CE Mark, we must also pass annual ISO maintenance audits, as well as comprehensive ISO audits every three years. We are currently ISO compliant. Our next ISO audit is scheduled to be conducted in January 2003. OSHA also regulates our manufacturing activities. The Ultra Light Laser and other products also require safety clearances, such as Underwriters Laboratories and CE certifications. While we have historically been in compliance with all FDA, CE Mark, ISO, OSHA and other requirements, there can be no assurance that we will continue to do so in the future. Our failure to meet FDA, CE Mark, ISO, OSHA or other requirements could bar us from further marketing the Lasette in the United States and in other markets, which would have a material adverse affect on our business.


WE MAY BE REQUIRED TO OBTAIN ADDITIONAL REGULATORY CLEARANCES FOR ANY NEW PRODUCTS OR IMPROVEMENTS TO EXISTING PRODUCTS AND WE MUST OBTAIN REGULATORY APPROVALS IN SOME FOREIGN JURISDICTIONS TO MARKET OUR PRODUCTS ABROAD. OUR FAILURE TO OBTAIN NECESSARY REGULATORY CLEARANCES OR APPROVALS COULD ADVERSELY AFFECT OUR ABILITY TO MARKET AND SELL OUR PRODUCTS. We have received all necessary FDA clearances to commercially market the Lasette in the United States. Further, we have obtained CE Mark certification of the Lasette, which allows us to commercially market the Lasette for home and clinical use in countries comprising the European Union. However, comparable government agencies in a number of other foreign countries require lengthy and detailed clinical testing and other compliance procedures before they permit the introduction of enhancements to the Lasette and new medical laser products in the marketplace. The cost of complying with these regulations is significant and time consuming. These applications may require the completion of preclinical and clinical studies and disclosure of information relating to manufacturing and controls.

Any additional new products we may develop, or any modifications we make to our products in the future may require regulatory approval. The time required for completing testing and obtaining additional approvals is uncertain, and FDA, CE Mark and similar clearances may never be obtained for new products or applications. We may encounter delays or rejections based upon changes in FDA or European Community policy during the period of product development. We may also encounter delays with similar agencies in other markets. Even if the FDA, the European Community or comparable agencies grant clearance for our future products, it may limit the indicated uses for which our products or applications may be marketed.

THE GROWTH OF OUR BUSINESS COULD BE ADVERSELY AFFECTED BY REFORMS IN THE HEALTH CARE INDUSTRY. ADDITIONALLY, OUR GROWTH AND BUSINESS STRATEGY WOULD BE ADVERSELY AFFECTED IF WE FAIL TO OBTAIN ADEQUATE THIRD PARTY REIMBURSEMENT FOR THE LASETTE FOR HOME USE. Successful commercialization of the Lasette will depend in large part on whether patients who purchase the Lasette will be reimbursed for the expense by third-party payors. Third party payors include private insurance plans and Medicare and other federal healthcare programs. The United States government and third-party payors continue efforts to contain or reduce the costs of health care, which may adversely affect our future success. In both the United States and elsewhere, the use of elective medical procedures by many consumers depends on such consumer's ability to be reimbursed by third-party payors, such as government and private insurance plans. Third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement. Some health insurance companies have covered the consumer's costs of the Lasette if a physician provides documentation indicating a medical necessity. However, currently the cost of the Lasette does not qualify as a reimbursable expense under most health insurance programs. In January 2002, the Center for Medicare and Medicaid Services, or CMS, published the allowable for our Lasette. Generally, Medicare reimburses 80% of the published allowable. In March 2002, we were notified by CMS that they have not established a medical criteria for our Lasette and as a result CMS will only reimburse a minimal portion of the Lasette. Whether we can obtain a higher reimbursement rate for the Lasette will depend on the establishment of a favorable medical policy for the Lasette, which is largely outside our control. Although we are currently working with CMS to provide input into CMS's establishment of an appropriate medical policy so that a higher reimbursement rate may be set, we can provide no assurance as to whether a medical policy favorable to us will be established by CMS, when, if ever, an adequate reimbursement rate for the Lasette will be set or the eventual amount of reimbursement. Our failure to obtain adequate third-party coverage of the Lasette, including sufficient Medicare coverage, will limit our ability to successfully target the Lasette for home use to those persons that cannot purchase the Lasette without such assistance, which would adversely affect the growth of our business.

WE DEPEND ON A SOLE SUPPLIER FOR THE CRYSTALS USED IN THE LASETTE'S ERBIUM:YAG LASER RODS, WHICH MAKES US SUSCEPTIBLE TO SUPPLY SHORTAGES OR PRICE FLUCTUATIONS THAT COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS. The Erbium:YAG laser rod we use in the Lasette is made from crystals that are produced and processed from New Technologies Engineering Center, a single supplier in Russia. To date, we have experienced no material interruptions in the supply of our laser components. However, our agreements with our Russian supplier have historically been short-term in nature expiring after a specified dollar volume of rods are purchased or a specified period of time has elapsed, which has typically been one year or less. Although to date we have been able to maintain arrangements for the supply of our rods from New Technologies, we cannot assure you that we will be able to continue to do so in the future. Additionally, our source of supply could be restricted due to events flowing from Russia's political or economic instability, or due to the supplier's non-performance. Although we believe alternative crystal suppliers will be available if needed, we believe the prices of these alternative crystal suppliers would be significantly higher than the prices we currently pay. The prices of our laser rods from our Russian supplier may fluctuate each time we enter into a new agreement. Since January 1, 2002, the price we have negotiated for the purchase of rods from our Russian supplier has been approximately $107 per rod. Depending upon on our purchase volumes, we believe that the price of similar rods provided by alternative suppliers would range between approximately $175 and $380 per rod. Therefore, we believe we realize a significant cost savings by having our crystals manufactured by New Technologies. We cannot assure you that will be able to purchase rods from New Technologies at prices that will result in cost savings to the company in the future. Additionally, if we are unable to maintain commitments from New Technologies to supply rods or any of the above events or other events beyond our control occur, we could lose our strategically important source of supply for laser crystals. This would increase our manufacturing costs and impair our competitive advantage.


THE COMPETITION IN THE LASER BIOMEDICAL PRODUCTS INDUSTRY IS INTENSE, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO GENERATE REVENUES AND MARKET SHARE. Our industry is characterized by intense competition. Our competition includes pharmaceutical and medical diagnostic equipment companies, academic institutions, public and private research institutions and others. Many of these companies and institutions are developing products that will be used for the same purposes as our products. In many cases, our competitors have substantially greater resources, research and development staffs and facilities than we do, as well as greater experience in developing and marketing products. Our competitors may succeed in developing products that are more effective or less costly than our products. If these new products are developed and become widely available and accepted, then we may be forced to reduce the price of our products. As a result, we may not be able to sell our products at a price that will allow us to realize a return on our investment.

Some of these companies and other companies are marketing traditional stainless steel lancets. Additionally, several companies are developing or have developed safety lancets that are intended to reduce accidental needlesticks and cross-contamination in compliance with OSHA's bloodborne pathogens standards. These standards, as revised by the Needlestick Safety Act, require health care facilities to select safer needle devices to reduce or eliminate accidental needlesticks suffered by health care workers. The Lasette will compete directly with companies that are manufacturing, marketing and distributing stainless steel lancets and safety lancets. Many of these competitors have more established sales and customer support organizations than we do. In addition, many of these competitors have greater name recognition, more extensive customer bases, better developed distribution channels and broader product offerings than we have. These companies can leverage their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share.

Further, these new technologies may render some or all of our products non-competitive, obsolete and/or unmarketable, which would have a material adverse affect on our business. For example, our competitors are developing glucose-testing products based on partially invasive or non-invasive technologies that could be an alternative to the Lasette. These non-invasive technologies include needle implants, watches with skin patches and non-invasive laser products that are designed to read glucose levels through the skin. If these products or other new products are approved for sale and become commercially available in the United States or Europe in the future, they could have a material adverse affect on sales of the Lasette and on our business and financial condition.

OUR PRODUCTS MAY NOT GAIN MARKET ACCEPTANCE AND MAY NOT ACHIEVE A COMPETITIVE POSITION IN THE MARKETPLACE. We cannot assure you that the marketplace will accept our products or that customers will be willing to pay more for our products than for existing products. The cost of the Lasette is significantly higher than that of the stainless steel lancets and safety lancets. The suggested retail price of the Lasette is presently $995, although this initial cost could be substantially less depending on the program accepted by the customer, such as the number of units purchased or the commitment by the customer to purchase disposable shields in the future. Comparatively, we believe that the price of stainless steel lancets is currently less than $0.05 per unit and the price of safety lancets is between $0.18 and $0.52 per unit. In addition to the stainless steel lancets and safety lancets, the Lasette will also compete directly with non-invasive procedures and products that are currently being sold or developed by other companies. Market acceptance will depend, in large part, upon our ability to educate potential customers, including third-party distributors, about our products' distinctive benefits and/or create pricing strategies that are attractive to potential customers. We cannot assure you that we will be successful in these efforts or that our products will gain market acceptance or be competitive.


WE DO BUSINESS INTERNATIONALLY, WHICH SUBJECTS US TO RISKS RELATED TO FOREIGN REGULATIONS AND LAWS, DUTIES AND TARIFFS, FOREIGN INSTABILITY AND EXCHANGE RATES, AMONG OTHER THINGS. We sell our products internationally. Sales outside of the United States accounted for 31%, 47% and 41% of our sales of our products in the nine months ending September 30, 2002 and the years ending 2001 and 2000, respectively. We also purchase some of the components used in their manufacture from an international supplier. In particular, we purchase the Erbium:YAG laser we use in the Lasette from a single supplier in Russia. The risks associated with these international activities include, but are not limited to, the following:


     o   regulation of fund transfers by foreign governments and the United
         States;

     o   foreign export and import duties and tariffs;


     o   unlawful counterfeiting of our products;


     o   political and economic instability;

     o   compliance by our foreign suppliers with export laws and licenses; and

     o   fluctuating exchange rates.

We cannot assure you that any of the foregoing will not have a material adverse affect on our business.

OUR LICENSE WITH LUCENT IS COSTLY, AND THERE CAN BE NO ASSURANCE THAT THE LASERTWEEZERS PRODUCT WILL GAIN WIDE MARKET ACCEPTANCE. Our Cell Robotics Workstation is based on our LaserTweezers, LaserScissors, CellSelector and SmartStage technologies. The LaserTweezers application of our Cell Robotics Workstation is based upon a non-exclusive patent license from AT&T, which was transferred by AT&T to Lucent Technologies, Inc. Our license will expire in January 2007, the end of the term of the licensed patent. We were in default under this license agreement, and renegotiated its terms in 1998. Under the renegotiated agreement, we paid Lucent $100,000 in lieu of all sums due and owing for prior years. Additionally, we agreed to increase the royalty from five to seven percent of the value of each product sold utilizing the patent. Finally, the minimum annual royalties under the license have been reduced to $35,000 per year for the term of the license. Based on these changes, we must pay Lucent a royalty of seven percent per year with a minimum annual payment of $35,000. Even with these changes to the license, we may not be able to increase sales of the Cell Robotics Workstation that include the LaserTweezers application to a level that renders use of that application in our product economically attractive.

WE MAY BE SUBJECT TO PRODUCT LIABILITY CLAIMS, WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS REPUTATION WHETHER OR NOT THEY ARE CONCLUDED IN OUR FAVOR. The design, development, manufacture and use of our products can involve product liability claims and associated adverse publicity. Producers of medical products such as ours may face substantial liability for damages if their products fail or consumers allege that their products caused harm. We currently maintain $2,000,000 of product liability insurance, but this insurance is expensive and difficult to obtain. We also currently maintain $10,000,000 of umbrella insurance. We cannot assure you that we will not be subject to product liability claims. Additionally, we cannot assure you that our current insurance would cover any claims, or that adequate insurance will continue to be available on acceptable terms in the future. If damages for successful product liability claims exceed our insurance coverage limits, or if any claim or product recall creates significant adverse publicity, then our business reputation, financial condition and results of operations could be materially and adversely affected.


WE COULD BE ADVERSELY AFFECTED IF THE GOVERNMENT REDUCES ITS SUPPORT OF SCIENTIFIC RESEARCH AND DEVELOPMENT. We market our Cell Robotics Workstation principally to colleges, universities, research laboratories, biotechnology and pharmaceutical companies and commercial laboratories engaged in scientific research. Our present customers of the Cell Robotics Workstation include colleges, universities, research laboratories and similar institutions. These customers accounted for substantially all of our sales of the Cell Robotics Workstation and 55%, 68% and 61% of our total product sales in the nine months ending September 30, 2002 and the years ending December 31, 2001 and 2000, respectively. Most, if not all, of these customers rely upon federal and state funding in order to support their research activities. The ability of these institutions to purchase our products is dependent upon receiving adequate funding from the public sector. A reduction or withdrawal of government support of scientific pursuits could result in a lower demand for our products, which could adversely affect our ability to become profitable.


RISKS RELATED TO OUR SECURITIES AND THIS OFFERING


WE MAY CONTINUE TO SELL STOCK OR OTHER SECURITIES TO RAISE MONEY. IF WE DO SO, THESE SALES COULD SUBSTANTIALLY DILUTE YOUR INVESTMENT. We have the authority to issue up to 50,000,000 shares of common stock and to issue options and warrants to purchase shares of our common stock without shareholder approval. Further, we may authorize the issuance, without shareholder approval, of our preferred stock with rights preferential to the rights of investors in this offering. We will be required to raise additional funds during the first quarter of 2003, which may be through the issuance of equity securities. We may issue additional equity securities without shareholder approval. If we do issue additional equity securities, those securities may have rights, preferences or privileges senior to those of existing holders of our common stock. Additionally, the issuance of additional equity securities could substantially dilute the holdings of our existing shareholders and the investors in this offering.

TRADING IN OUR SECURITIES IS LIMITED AND SPORADIC, THEREFORE YOU MAY NOT BE ABLE TO LIQUIDATE YOUR INVESTMENT WITHOUT CONSIDERABLE DELAY, OR AT ALL. While there currently exists a limited and sporadic public trading market for our common stock, the price paid for these securities and the amount of securities traded are volatile. For example, between January 2001 and December 13, 2002, the daily trading volume in our common stock has ranged from approximately 200 to 977,600 shares. During the three month period ending December 13, 2002, the average daily trading volume of our common stock was approximately 75,000 shares. We cannot assure you that these markets will improve in the future. As a result, you may not be able to liquidate your investment without considerable delay, if at all.

OUR SECURITIES MAY BE REGULATED BY THE SECURITIES ENFORCEMENT AND PENNY STOCK REFORM ACT OF 1990. THE ADDITIONAL SALES PRACTICES IMPOSED BY THIS ACT COULD ADVERSELY AFFECT THE MARKET FOR OUR SECURITIES. Because our common stock is not listed or quoted on any exchange or on NASDAQ, and no other exemptions currently apply, the Securities and Exchange Commission, or SEC, "penny stock" rules govern the trading in our common stock. These rules require any broker engaging in a transaction in our securities to provide its customers with certain disclosures and information both before and after effecting the transaction. Brokers are generally less willing to effect transactions in our securities because of these rules. This may make it more difficult for investors to dispose of our common stock. In addition, the broker prepares the information provided to its customer. Because we do not prepare the information, we cannot assure you that such information is accurate, complete or current.

WE HAVE NOT PAID DIVIDENDS TO OUR SHAREHOLDERS IN THE PAST, AND WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE NEAR FUTURE. We have not declared or paid cash dividends on our common stock. We intend to retain all future earnings, if any, to fund the operation of our business, and therefore we do not anticipate paying dividends on our common stock in the future.

PROVISIONS OF OUR CHARTER DOCUMENTS AND CERTAIN AGREEMENTS WITH OUR OFFICERS MAY HAVE ANTI-TAKEOVER EFFECTS THAT COULD DISCOURAGE OR PREVENT A CHANGE OF CONTROL, WHICH MAY SUPPRESS OUR STOCK PRICE OR CAUSE IT TO DECLINE. Our articles of incorporation authorize the issuance of up to 2,500,000 shares of preferred stock. Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock, as well as issue preferred stock without shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock which would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to common shareholders, and the right to the redemption of preferred shares, together with a premium, prior to the redemption of common stock. Common shareholders have no redemption rights. In addition, we have agreements with some of our officers that have change of control provisions. The ability to issue preferred stock without shareholder approval and our arrangements with officers may discourage, delay or prevent someone from acquiring or merging with us.


THOSE SHARES OF OUR COMMON STOCK THAT CANNOT CURRENTLY BE TRADED WITHOUT RESTRICTION MAY BECOME ELIGIBLE FOR TRADING IN THE FUTURE. As of December 13, 2002, 17,886,025 shares of our common stock were issued and outstanding. Of this amount, approximately 8,000,000 shares are "restricted securities" and are not currently traded. However, these restricted securities will be available for trading in the future, so long as all the requirements of Rule 144, promulgated under the Securities Act of 1933, are met. No prediction can be made as to the effect, if any, that the availability of these shares for sale, or the sale of these shares, will have on the market prices for our common stock prevailing from time-to-time. If the number of shares offered for sale is greater than the number of shares sought to be purchased, then the price of our common stock would decline. The market price of our securities could be adversely affected by future sales of these securities.

THERE ARE A LARGE NUMBER OF SHARES OF OUR COMMON STOCK UNDERLYING OUR WARRANTS AND OPTIONS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK. The issuance of shares of common stock upon the exercise of our outstanding options and warrants will result in dilution to the interests of our stockholders and you as an investor in the offerings, and may have an adverse effect on the trading price and market for our common stock. As of December 13, 2002, we had options and warrants outstanding which may be exercised to acquire 6,942,052 shares of our common stock at various times. The future sale of these shares may adversely affect the market price of our common stock. Shares issued upon exercise of our outstanding warrants and options will also cause immediate and substantial dilution to our existing stockholders. In addition, as long as these warrants and options remain outstanding, our ability to obtain additional capital through the sale of our securities might be adversely affected.

ONE OF OUR DIRECTORS IS A RESIDENT OF VENEZUELA, AND SHAREHOLDERS MAY HAVE DIFFICULTY ENFORCING A JUDGMENT AGAINST SUCH INDIVIDUAL OUTSIDE OF VENEZUELA. One of our directors and the company's largest shareholder, Mr. Oton Tisch, is a resident of Venezuela. It may not be possible for you to effect service of process upon Mr. Tisch outside of Venezuela, or to enforce judgments obtained against him in courts outside of Venezuela.

                           FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, forward-looking statements can be identified by terminology, for instance the terms "may," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential" or "continue," the negative of these terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding the following:

     o   anticipated operating results and sources of future revenue;

     o   growth;

     o   adequacy of our financial resources;

     o   development of new products and markets;

     o obtaining and maintaining regulatory approval and changes in regulations, including obtaining regulatory approvals for the Infant Lasette;

     o   competitive pressures;

     o   commercial acceptance of new products;

     o   changing economic conditions;

     o   expectations regarding competition from other companies; and

     o   our ability to manufacture and distribute our products.

Potential investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on our current expectations and are subject to a number of risks and uncertainties. Actual results will differ and could differ materially from these forward-looking statements. The factors that could cause actual results to differ materially from those in the forward-looking statements include the following: (1) industry conditions and competition, (2) reforms in the health care industry or limitations imposed on third party or Medicare reimbursement of health care costs, (3) the rate of market acceptance of our products, particularly the Lasette, (4) operational risks and insurance, (5) risks associated with operating in foreign jurisdictions, (6) product liabilities which may arise in the future which are not covered by insurance or indemnity, (7) the impact of current and future laws and government regulation, as well as repeal or modification of same, affecting the medical device industry and our operations in particular, (8) the ability to retain key personnel, (9) renegotiation, nullification or breach of contracts with distributors, suppliers or other parties and (10) the relationship with our suppliers, particularly our supplier of crystals used in our Ebrium:YAG lasers. In light of these risks and uncertainties, there can be no assurance that the matters referred to in the forward-looking statements contained in this prospectus will in fact occur.

                                 USE OF PROCEEDS


If all of the selling securityholders exercise their stock purchase warrants in full, then we will receive additional gross proceeds of $1,274,126. We will not receive any proceeds from the resale of our common stock offered by the selling securityholders.

The exercise prices of these stock purchase warrants range between $0.37 and $1.125 per share. On December 13, 2002, the closing bid price of our common stock was $0.46. For any warrant with an exercise price that exceeds the trading price of our common stock, it is unlikely that the warrant will be exercised unless the trading price of our common stock is above its exercise price. Whether or not our common stock trades at a price above the exercise price of these securities, we cannot assure you that any of our securityholders will exercise any of the common stock purchase warrants.

If we were to receive proceeds from any of the foregoing, we anticipate that the proceeds will be used as working capital in our day-to-day operations. While we regularly evaluate possibilities for the acquisition of other businesses, technologies and products as a part of our long-term business strategy, we do not have any arrangements, agreements or understandings with respect to any such acquisitions. At this time, we do not anticipate the proceeds we receive from the exercise of the common stock purchase warrants will be used to repay debt.

                     MARKET PRICE INFORMATION AND DIVIDENDS


Our common stock and our redeemable common stock purchase warrants, or Redeemable Warrants, are traded over-the-counter and quoted on the OTC Bulletin Board on a limited and sporadic basis under the symbols "CRII" and "CRII.W," respectively. The reported high and low bid prices for our common stock and the low bid and high ask prices for our Redeemable Warrants, each as reported by the OTC Bulletin Board, are shown below for our two prior fiscal years through December 13, 2002. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.



COMMON STOCK                                                                     BID
                                                  -------------------------------------------------------------------
                                                               LOW                                 HIGH
                                                  -------------------------------     -------------------------------
2000
First Quarter                                               $  1.531                              $7.750
Second Quarter                                              $  3.128                              $5.813
Third Quarter                                               $  1.813                              $4.125
Fourth Quarter                                              $  0.500                             $2.250

                                                                                 BID
                                                  -------------------------------------------------------------------
                                                               LOW                                 HIGH
                                                  -------------------------------     -------------------------------
2001
First Quarter                                                 $0.453                              $1.313
Second Quarter                                                $0.281                              $0.830
Third Quarter                                                 $0.210                              $0.760
Fourth Quarter                                                $0.190                             $0.500

                                                                                 BID
                                                  -------------------------------------------------------------------
                                                               LOW                                 HIGH
                                                  -------------------------------     -------------------------------
2002
First Quarter                                                 $0.230                              $1.440
Second Quarter                                                $0.470                              $1.350
Third Quarter                                                 $0.360                              $1.240
Through December 13, 2002                                     $0.710                              $0.380

REDEEMABLE WARRANTS
                                                            LOW - BID                           HIGH - ASK
                                                  -------------------------------     -------------------------------
2000
First Quarter                                                 $2.813                              $3.000
Second Quarter                                                $1.750                              $2.000
Third Quarter                                                 $0.906                              $1.063
Fourth Quarter                                                $0.250                              $0.375

                                                            LOW - BID                           HIGH - ASK
                                                  -------------------------------     -------------------------------
2001
First Quarter                                                 $0.156                              $0.234
Second Quarter                                                $0.070                              $0.156
Third Quarter                                                 $0.040                              $0.080
Fourth Quarter                                                $0.040                             $0.060

                                                            LOW - BID                           HIGH - ASK
                                                  -------------------------------     -------------------------------
2002
First Quarter                                                 $0.040                              $0.250
Second Quarter                                                $0.050                              $0.100
Third Quarter                                                 $0.050                              $0.070
Through December 13, 2002                                     $0.050                              $0.050

As of December 13, 2002, there were approximately 185 holders of record of our common stock and 8 holders of record of our Redeemable Warrants.


We have not paid any dividends on our common stock and do not expect to do so in the foreseeable future. We anticipate that any earnings generated from our operations will be used to finance our ongoing operations. No contractual restrictions exist upon our ability to pay dividends.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

LIQUIDITY AND CAPITAL RESOURCES


Cash used in operations for the nine-month periods ended September 30, 2002 and 2001 was $981,882 and $2,022,008, respectively. The primary reason for the decrease in cash used in operations during the nine-month period ended September 30, 2002, as compared to the same period in the prior year, was that we had fewer cash resources. We have also taken steps to limit or reduce our personnel and other costs through personnel reductions, limitation of travel expenditures and other methods to achieve other administrative cost reductions.

Cash provided by financing activities for the nine-month periods ended September 30, 2002 and 2001 was $988,850 and $1,112,150, respectively. The decrease in net cash provided by financing activities resulted primarily from fewer available sources of capital during the nine-month period ended September 30, 2002 when compared to the same period in 2001.

Total assets decreased to $1,215,103 at September 30, 2002 from $1,659,738 at December 31, 2001, a decrease of $444,635, or 27%. This decrease in total assets is primarily attributed to the following:

     o Our current assets decreased $405,893, or 32%, as of September 30, 2002 compared to our current assets as of December 31, 2001. This decrease was primarily the result of decreases in accounts receivable and inventory as described below.

     o Accounts receivable decreased $100,892 from $278,482 at December 31, 2001 to $186,590 at September 30, 2002. This decrease occurred because we made an effort during the third quarter of 2002 to collect as much cash as possible.

     o Inventory decreased by $292,358, or 32%, to $619,063 at September 30, 2002 from $911,421 at December 31, 2001. The decrease was primarily due to the lack of financial resources to purchase additional components.

Our current ratio at September 30, 2002 was 0.34 compared to 0.5 at December 31, 2001. Our total current liabilities decreased $6,686 from $2,489,415 at December 31, 2001 to $2,482,729 at September 30, 2002. Our working capital decreased to a deficit of $1,635,077 at September 30, 2002 from a deficit of $1,235,870 at December 31, 2001. The decrease in working capital was primarily due to the use of cash resources to fund our ongoing operating losses, as well as decreases in accounts receivable and inventory as described above.

In October 2001, we were notified by the Center for Medicare and Medicaid Services, or CMS, that a Healthcare Common Procedure Coding System, or HCPCS, code had been assigned to our Lasette. In January 2002, CMS published the allowable for our Lasette that was associated with the newly issued HCPCS code. Generally, Medicare reimburses 80% of the published allowable. In March 2002, we were notified by CMS that they have not established a medical criteria for our Lasette and as a result CMS will only reimburse a minimal portion of the cost of the Lasette. Whether we can obtain a higher reimbursement rate for the Lasette will depend on the establishment of a favorable medical policy for the Lasette, which is largely outside our control. We are currently working with

CMS to provide input into CMS's establishment of an appropriate medical policy so that a higher reimbursement rate may be set. However, we can provide no assurance as to whether a medical policy favorable to us will be established by CMS, or when, if ever, an adequate reimbursement rate for the Lasette will be set or the eventual amount of reimbursement.

COMMITMENTS - As of November 27, 2002, our outstanding indebtedness for borrowed money includes the following:

     o In January 2001, certain members of our board of directors and affiliates of members or former members of our board of directors agreed to make term loan advances to us in an aggregate amount of $1,000,000 pursuant to the terms of a loan agreement with us. The loans are evidenced by unsecured promissory notes, bear interest at the rate of ten percent per annum and were due on January 31, 2002. On November 13, 2002 pursuant to a stock purchase agreement between the company and Mr. Oton Tisch dated November 12, 2002, we issued 2,309,255 shares of our common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of $900,000 of principal and $139,165 of accrued interest owing to Mr. Tisch under the loan agreement. As of November 27, 2002, the remaining principal balance of loans outstanding under the loan agreement was approximately $87,000, of which $77,000 can be demanded at any time and $7,500 is payable in equal installments of $2,500 each month with all principal and interest due in March 2003. In connection with the January 2001 loan commitment, each lender was issued a warrant in proportion to the amount of the loan made by that lender. The warrants allow the lenders to purchase an aggregate of 150,000 shares of our common stock. The warrants may be exercised until January 31, 2004, at a price equal to $1.125 per share of our common stock.

     o On March 29, 2002, we signed a promissory note in the face amount of $2,000,000 payable to one of our directors, Mr. Oton Tisch. The promissory note was amended and restated on September 17, 2002. Under this promissory note, Mr. Tisch may make one or more advances to us at times and in amounts, as determined by Mr. Tisch in his discretion, up to an aggregate principal sum of $1,488,500 (the "Loan A Facility"). Additionally, Mr. Tisch must make requested advances under this note up to an aggregate principal sum of $511,500 so long as he remains satisfied in his reasonable credit judgment with our capital raising activities (the "Loan B Facility"). Therefore, Mr. Tisch has no obligation or commitment to make any loans under the Loan A Facility and must make advances under the Loan B Facility only to the extent he is satisfied with our capital raising activities in his reasonable credit judgment. This note bears interest at 8% per annum and is presently secured by all our assets. Mr. Tisch has funded a total principal amount of $537,300 under this note as of as of November 27, 2002. On November 13, 2002 pursuant to a stock purchase agreement between the company and Mr. Tisch dated November 12, 2002, we issued 776,949 shares of our common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of $337,300 of principal and $12,327 of accrued interest owing to Mr. Tisch under the promissory note. Additionally, on November 19, 2002, we repaid, in cash, $180,000 owing under the note. As of November 27, 2002, the remaining principal balance outstanding under the note was $20,000, all of which was outstanding under the Loan B Facility. No amounts borrowed under the Loan A Facility or the Loan B Facility may be reborrowed after being repaid by us. As of November 27, 2002, the remaining amount available under the Loan A Facility and the Loan B Facility is $1,000,000 and $462,700, respectively. All principal and interest outstanding under the note are due on April 1, 2004.

     o A private investor that is not affiliated with the company has advanced us the principal sum of $27,000. The outstanding principal balance of $27,000 is payable by us upon demand.

CAPITAL SOURCES - Our operating cash flows continue to be provided by ongoing sales of the Lasette and the Cell Robotics Workstation. During the first nine months of 2002, sales of our products generated revenues of approximately $976,000. In July 2002, we received a commitment from California Caltech, Inc., our distributor that sells the Lasette in China, to order additional Lasettes. This commitment provides for sales of an additional 750 Lasettes, of which 300 have been purchased as of November 13, 2002, and 1.5 million clinical disposables through April 2003. The distributor also committed to order an additional 1,500 Lasettes in the 12 months thereafter, plus approximately 15 million corresponding disposables. Although the distributor has committed to purchase the above Lasettes and related disposables, we have no control over the timing or the amount of any order within the relevant periods discussed above. Further, the risks associated with these international activities includes, but are not limited to, the compliance by our distributor with its commitments. Although we are not aware of any reason that the distributor will not fulfill its commitment, we cannot assure you that it will remain in compliance with its agreement with us.

We are currently developing a modified version of the Lasette, called the Infant Lasette, designed specifically for neonatal/pediatric heelstick applications. We have also entered into an agreement with Sandstone Medical Technologies, LLC, a private company located in Homewood, Alabama, to use our core laser technology to develop a proprietary medical laser for aesthetic or skin rejuvenation applications, which we call the Ultra Light Laser. On September 30, 2002, we commenced our clinical trials of the Infant Lasette. After completing the requisite tests in the clinical trial, we will submit the Infant Lasette for FDA clearance. We anticipate that we will be able to make our submission to the FDA within eight weeks following the end of the clinical trials. We further anticipate that the FDA clearance will take at least three months following this submission. However, FDA clearance will be delayed if the FDA requests additional information based on the initial or subsequent submissions. Although there can be no assurances, we expect that we will be ready to sell the Infant Lasette in the second quarter of 2003. Additionally, we have received FDA clearance of the Ultra Light Laser. We are in the process of obtaining certain domestic and international safety clearances for this product, such as Underwriters Laboratories, Canadian Standards Association and CE certifications. We will begin shipments of the Ultra Light Laser in December 2002.

As discussed above, on September 17, 2002, we entered into an amended and restated promissory note payable to Mr. Tisch. Under this promissory note, Mr. Tisch may, in his discretion, make one or more advances to us under the Loan A Facility. Additionally, Mr. Tisch must make requested advances under this note under the Loan B Facility so long as he remains satisfied in his reasonable credit judgment with our capital raising activities. As of November 27, 2002, the remaining amount available under the Loan A Facility and the Loan B Facility is $1,000,000 and $462,700, respectively.

In addition to the above sources, we have and may continue to raise capital through the issuance of debt, equity and convertible debt instruments, or through the exchange of existing instruments through transactions that could provide us with additional capital.

ADEQUACY OF CAPITAL - Since our inception, to provide working capital for our product development and marketing activities, we have relied principally upon the proceeds of both debt and equity financings and, to a lesser extent, the proceeds of Small Business Innovative Research grants. Research and development grants accounted for revenues of $137,597 in 2001. No research and development grant revenue was received in the first nine months of 2002. We have not been able to generate sufficient cash from operations and, as a consequence, we must seek additional financing to fund ongoing operations.

As of September 30, 2002, our net working capital was a deficit $1,635,077 and our total cash and cash equivalents was less than $4,000. We expect to experience operating losses and negative cash flow for the foreseeable future. Therefore, we do not have sufficient cash to sustain those operating losses without additional financing. We presently need financing to repay our current indebtedness, including payment of our notes in the aggregate principal amount of approximately $133,000 of which approximately $113,000 are currently due. In addition to debt service requirements, we will require cash to fund our operations. Based on our current operations, we estimate that our cash needs will be approximately $150,000 each month for the foreseeable future and will be a total of approximately $900,000 from January 1 through June 30, 2003. Our operating requirements depend upon several factors, including the rate of market acceptance of our products, particularly the Lasette, our level of expenditures for manufacturing, marketing and selling our products, costs associated with our staffing and other factors. We have been funding our operating requirements with proceeds from small private placements of our equity securities and indebtedness for borrowed money, particularly with financings with Mr. Oton Tisch, one of our directors, and sales of our products. However, these sources of capital have only been adequate to meet our short-term needs. We need to secure one or more additional financings sufficient to fund our operations on a long-term basis. Therefore, we intend to continue to seek to raise equity or debt financing. Although we have had discussions with potential investors, we have not been able to obtain sufficient long-term financing on acceptable terms as of the date of this prospectus. No assurance can be given that we will be able to obtain any additional financing on favorable terms, if at all. If our operating requirements vary materially from those currently planned, we may require more financing than currently anticipated. Borrowing money may involve pledging some or all of our assets. Raising additional funds by issuing common stock or other types of equity securities would further dilute our existing shareholders. If we cannot obtain additional financing in a timely manner, we will not be able to continue our operations. In addition, we have received a report from our independent auditors covering our fiscal years ended December 31, 2001 and 2000 financial statements. The report contains an explanatory paragraph that states that our recurring losses and negative cash flows from operations raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

To date, we have generated only limited revenues from the sale of our products and have been unable to profitably market our products. We incurred net losses applicable to common shareholders of $1,524,232 and $1,989,762 for the nine-month periods ended September 30, 2002 and 2001, respectively, and net losses of $2,723,844 and $5,036,182 in 2001 and 2000, respectively. Revenues from the sale of our products were $976,330 and $1,007,453 for the nine-month periods ended September 30, 2002 and 2001, respectively and were $1,461,447 and $992,710 for the years ended December 31, 2001 and 2000, respectively. We expect to experience operating losses and negative cash flow for the foreseeable future. We do not have sufficient cash to sustain continuing operating losses without additional financing. Even if we are able to obtain additional financing to allow us to continue operations and repay indebtedness, we will still need to generate significant revenues and improve our gross margins to fund anticipated manufacturing and marketing costs and to achieve and maintain profitability. We cannot assure you that we will ever generate sufficient revenues to achieve profitability, which will have a negative impact on the price of our common stock. If we do achieve profitability, we cannot assure you that we will be able to sustain or increase profitability in the future.

RESULTS OF OPERATIONS --THREE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2001

Sales of products for the three-month period ended September 30, 2002 increased $75,214, or 19%, to $477,277 from $402,063 in the same period of 2001. The increase was primarily due to purchases by California Caltech, Inc., our new distributor who sells our laser-based medical products into China. The purchases by the new distributor were made for initial stocking purposes. Sales of our scientific research instruments decreased $37,118 or 12% from $320,057 during the quarter ended September 30, 2001 to $282,939 for the quarter ended September 30, 2002. Sales of our laser-based medical products increased $112,332, or 137%, from $82,006 for the quarter ended September 30, 2001 to $194,338 for the quarter ended September 30, 2002.

We generated no revenues from research and development grants in the third quarter of 2002 because our final research grant expired in September 2001.

Our gross margin on product sales decreased to a margin of 20% for the quarter ended September 30, 2002 from a gross margin of 33% for the quarter ended September 30, 2001. A lack of efficiencies in the production of our products contributed to the lower gross margin.

General and administrative expenses increased $128,912, or 65%, from $198,478 for the quarter ended September 30, 2001 to $327,390 for the quarter ended September 30, 2002. The increase is primarily due to non-cash charges incurred in connection with the issuance of 117,442 shares of our common stock in payment of consulting services. Marketing and sales expenses decreased $118,573, or 38%, from $308,917 for the quarter ended September 30, 2001 to $190,344 for the quarter ended September 30, 2002. The decrease was primarily due to four sales positions that were staffed in 2001, but not in 2002. In the latter part of 2001 four marketing and sales positions were eliminated. Therefore, the salaries and travel expenditures associated with these positions were eliminated. The increase in research and development expenses was primarily due to more engineering components being purchased in the third quarter of 2002 when compared with the same period in 2001. These engineering components were purchased for the development of the modified Lasette to perform heelsticks on infants and the skin refreshening Ultra Light Laser.

Interest income decreased from $284 for the quarter ended September 30, 2001 to $0 in the quarter ended September 30, 2002. The reason for the decrease is that we had no excess cash to invest in short-term securities during 2002. Interest expense decreased $5,990 in the quarter ended September 30, 2002 when compared with interest expense for the three-month period ended September 30, 2001. The reason for the decrease was due to a slightly lower amount of outstanding debt in the third quarter of 2002 when compared with the same period in 2001. Other income increased $14,453 in the third quarter of 2002 compared with the third quarter of 2001. The reason for the increase was our receipt of a royalty payment from Hamilton Thorne Research, who purchased our IVF technology in 2000.

RESULTS OF OPERATIONS -- NINE MONTHS ENDED SEPTEMBER 30, 2002 COMPARED TO THE NINE MONTHS ENDED SEPTEMBER 30, 2001

Sales of products for the nine-month period ended September 30, 2002 decreased $31,123, or 3%, to $976,330 from $1,007,453 in the same period of 2001. The decrease can primarily be attributed to lower sales in the second quarter of 2002. Sales in the second quarter of 2002 decreased primarily due to a lack of financial resources to promote sales and to purchase inventory components that were required to assemble products for orders.

Research and development grant revenue was $133,823 for the nine-month period ended September 30, 2001 compared to no revenues in the same period of 2002. We generated no revenues from research and development grants in the nine-month period ended September 30, 2002 because our final research grant expired in September 2001.

Our gross margin on product sales decreased from 19% for the period ended September 30, 2001 to 12% for the nine-month period ended September 30, 2002. A lack of efficiencies in the production of our products contributed to the decline in gross margin.

Operating expenses decreased $548,200, or 26%, from $2,119,010 for the nine-month period ended September 30, 2001 to $1,570,810 for the period ended September 30, 2002. The decrease is primarily due to our efforts to reduce to the extent possible all expenditures in 2002 because of the lack of financial resources. Reductions in expenditures for personnel, advertising, travel and engineering all contributed to the decrease in operating expenses. Marketing and sales expenses decreased $472,945 mainly because of the elimination of four positions in September 2001. No expenses associated with those positions were incurred in 2002.

Interest income decreased in the nine-month period ended September 30, 2002 to $17 from $5,730 in the nine-month period ended September 30, 2001. The decrease was due to us having practically no excess cash to invest in 2002. Interest expense increased during the nine-month period ended September 30, 2002 over the same period in 2001 because of increased borrowings in 2002 over those in 2001. Most of the increased borrowing is attributed to advances made under the August 2, 2001 convertible note and advances made under the March 29, 2002 promissory note. Both notes were made by Mr. Oton Tisch, one of our directors.


RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 2001 COMPARED TO THE YEAR ENDED DECEMBER 31, 2000

Product sales for the year ended December 31, 2001 increased $468,737, or 47%, to $1,461,447 from $992,710 in the comparable period of 2000. The increase in sales resulted mainly from sales in our scientific research instruments products. The sales of scientific instrumentation products increased $381,121 during the year ended December 31, 2001 to $986,998 from $605,877 when compared to the same period of 2000. The increase was due to our placing a greater emphasis on our scientific instrumentation products in 2001 than we did in 2000. Additionally, at the end of September 2001 we released the LS300 Pro Workstation, which contributed approximately $288,000 to the increase. Sales of our laser-based medical products increased $87,616 to $474,449 for the year ended December 31, 2001 from $386,833 for the year ended December 31, 2000. Revenue generated from research and development grants increased $123,244 to $137,597 during the year ended December 31, 2001 from $14,353 for the year ended December 31, 2000. This increase is attributed to more work being completed on a specific grant by our personnel in 2001 compared to the work completed in 2000.

Our gross margin from sales of products increased from a negative margin of 53% during the year ended December 31, 2000 to a positive margin of 7% for the year ended December 31, 2001. The negative gross margin experienced in 2000 was primarily due to three factors. First, and most importantly, the negative gross margin is attributed to an accrual of $400,000 that was made in anticipation of the settlement of a lawsuit with Big Sky Laser Technologies, Inc., or BSLT. This lawsuit was settled in the first quarter of 2001. Second, we accrued approximately $64,000 in cost of sales during 2000 to pay expenses associated with a design improvement in one of the main components of the laser-based medical products. As a result of the modification, certain parts in stock had to be reworked. Third, a lack of efficiencies in the production of our laser-based medical products also contributed to the negative gross margin in 2000. These inefficiencies were primarily due to low volume. As sales increased during 2001, our gross margin returned to a positive level. During 2001 we recorded charges to cost of goods sold of approximately

$173,000 to write-off the value of inventory associated with the Professional Lasette, a discontinued product. This charge reduced our gross margin for the year ended December 31, 2001 to 7%.

Operating expenses decreased $646,086, or 19%, from $3,404,166 during 2000 to $2,758,080 during 2001. The decrease occurred in nearly all areas of our operations. Because our cash resources were limited, we implemented measures to reduce expenditures during the year ended December 31, 2001. The decrease in general and administrative expenses resulted primarily from decreases in fees paid for legal services. Legal fees decreased by approximately $321,000 for the year ended December 31, 2001 when compared with the same period in 2000. Marketing and sales expenses decreased slightly primarily because of the use of less advertising as one of the steps we implemented to reduce expenditures during 2001 in response to our limited cash resources. The decrease in research and development expenses occurred because we decided to devote less resources toward research and development during the year ended December 31, 2001 considering our decreasing available cash balance.

Interest income decreased during the year ended December 31, 2001 from the amount in the same period of 2000 primarily due to our decreasing cash balance during 2001. In the first half of 2000 we completed two large private placements that provided us aggregate gross proceeds of approximately $3.2 million. The interest income earned in 2000 resulted from investments of the cash proceeds from these placements. As the cash balance decreased during 2000 and 2001 we earned less in interest income. Interest expense decreased in 2001 from 2000 because of the beneficial conversion charge of $1.2 million to interest expense associated with the conversion of our $1.2 million convertible note in August 2000 into 500,000 shares of common stock. A similar charge was not incurred in 2001. Excluding the $1.2 million charge in 2000, our interest expense increased by $67,036 in 2001 compared to interest expense in 2000. The reason for the increase in 2001 was because of interest expense associated with higher outstanding balances of borrowed indebtedness in 2001 verses 2000. These higher debt balances are primarily attributed to the $1 million board loan signed in January 2001 and the $500,000 convertible note signed in August 2001. Other income, net decreased in 2001 when compared with the amount in 2000. The decrease is primarily attributed to a one-time benefit from the sale of our IVF workstation technology recorded in 2000.

RESULTS OF OPERATIONS -- YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

Product sales for the year ended December 31, 2000 decreased $302,226, or 23%, to $992,710 from $1,294,936 in the comparable period of 1999. The decrease is due to our change in emphasis from our scientific instrumentation products and Professional Lasette to the Lasette that can be used for either home or clinical use. Sales of scientific instrumentation products and the Professional Lasette decreased $130,740 to $605,877 and $300,667 to $23,550, respectively, during the year ended December 31, 2000 when compared with 1999. The sales decline in scientific instrumentation products is due to fewer resources being allocated to achieve sales of those products. We terminated our distribution arrangement with the distributor of the Professional Lasette in August 2000 because of low sales activity by the distributor. Also, in May 2000, we sold the IVF Workstation and related technology. This resulted in a decline of revenues in the year ended December 31, 2000 of approximately $126,000 when compared with the prior year.

Sales of our Lasette that can be used for either home or clinical use increased approximately $250,000 during 2000 when compared with no sales in 1999. As previously mentioned, we have made a strategic decision to focus our efforts to develop and market the Lasette that can be used for either home or clinical use. Our research and development grant revenue decreased $108,381 from the period ended December 31, 1999 to the period ended December 31, 2000 as a result of our decision to divert our resources from work on the grant to other projects.

Our gross margin on product sales decreased from 18% during 1999 to a negative gross margin of 53% for 2000. The decrease is primarily due to an accrual of $400,000 that we made during the third fiscal quarter of 2000 as an estimate of the financial impact of settling our lawsuit with BSLT. The lawsuit was settled in January 2001. Additionally, during the third fiscal quarter we accrued approximately $64,000 in cost of sales to pay the cost associated with a design improvement in one of the main components of the Lasette to increase the efficiency of the laser beam profile. As a result of the design modification, certain parts in stock had to be reworked. Finally, the negative gross margin was due to a lack of efficiencies in the production of our laser-based medical products that we market.

Operating expenses increased $1,238,615 from $2,165,551 for the period ended December 31, 1999 to $3,404,166 for the year ended December 31, 2000. Our operating expenses increased as a result of greater marketing and sales, general and administrative and research and development expenses in 2000 compared to 1999. Of this increase, $663,951 is due to our marketing and selling expenses as we launched an aggressive campaign to sell our laser-based medical products and increased our sales staff from two persons in 1999 to nine persons in 2000. The increase in general and administrative expenses is primarily due to the legal fees we incurred in the second quarter of fiscal 2000 primarily to update previous registration statements filed with the SEC and for legal services in connection with a secured convertible note. Our legal fees increased $339,028 for the year ended December 31, 2000 compared to the year ended December 31, 1999. We paid these legal fees by issuing shares of our common stock rather than by expending working capital resources.

Our research and development expenses increased $265,173 from $551,468 for the period ended December 31, 1999 to $816,659 for the period ended December 31, 2000. This increase is primarily due to the expenses we incurred to hire an additional engineer in 2000 and resources we committed to research to enhance and further develop the Lasette. Interest income increased $49,977, or 191%, in the year ended December 31, 2000 compared to the prior year. The increase is due to additional cash investments primarily as a result of the $2 million private placement that was completed in May 2000 and proceeds from the issuance of the $1.2 million convertible note in March 2000.

Interest expense increased because of a required beneficial conversion charge to interest expense associated with our conversion of a $1.2 million convertible note in August 2000 into 500,000 shares of common stock. In accordance with accounting rules, we made a non-cash charge of $1.2 million to interest expense when the $1.2 million convertible note was converted to our common stock. The increase in other income resulted from the sale of the IVF Workstation and related technology.

Our net loss for the year ended December 31, 2000 was $5,036,182 compared to a net loss of $2,424,630 for the same period in 1999. The increase in our net loss in 2000 is primarily attributed to the factors discussed above.

CRITICAL ACCOUNTING POLICIES

High-quality financial statements require rigorous application of high-quality accounting policies. The policies discussed below are considered by management to be critical to an understanding of our financial statements because their application places the most significant demands on management's judgment, with financial reporting results relying on estimation about the effect of matters that are inherently uncertain. Specific risks for these critical accounting policies are described in the following paragraphs. For all of these policies, management cautions that future events rarely develop exactly as forecast, and the best estimates routinely require adjustment.

REVENUE RECOGNITION - Sales to qualified distributors are recognized when the products are shipped from the plant and ownership is transferred to the customer. In certain instances where we are required to install its products at a customer location, the revenue is deferred until the installation is complete. We provide an allowance for returns based on historical experience.

LOSS CONTINGENCIES - Loss contingencies are recorded as liabilities when it is probable that a liability has been incurred and the amount of the loss is reasonably estimable. Disclosure is required when there is a reasonable possibility that the ultimate loss will exceed the recorded provision. Contingent liabilities are often resolved over long time periods. Estimating probable losses requires analysis of multiple forecasts that often depend on judgments about potential actions by third parties such as regulators.

                                    BUSINESS

OVERVIEW

We manufacture, market and sell a laser-based medical device and a scientific research instrument. Our key targets include the clinical and diabetes care markets for the Lasette and the scientific research market for the Cell Robotics Workstation. We were incorporated in Colorado on September 28, 1988, under the name Bonus, Ltd. In September 1991, we changed our name to Intelligent Financial Corporation. In February 1995, we acquired all of the issued and outstanding shares of Cell Robotics, Inc., a New Mexico corporation, which had been formed in 1988 to develop the Cell Robotics Workstation. In May 1995, we changed our name from Intelligent Financial Corporation to Cell Robotics International, Inc.

BUSINESS STRATEGY

We hope to become a leader in the development and sale of technologically advanced laser-based medical devices. To achieve this goal, our business strategy capitalizes on our core laser technologies to develop unique products targeted at large markets in which we can compete effectively. Key components of our business strategy include the following:

     o DEVELOP UNIQUE TECHNOLOGY. Through know-how and core technology, we plan to develop products that offer more effective, safer and less painful solutions than conventional procedures. This development strategy includes using patents, licenses and collaboration where appropriate.

     o DEVELOP MARKET RECOGNITION. We are positioning our laser-based medical devices as preferred technological solutions to clearly-defined medical needs. We seek to create significant brand awareness for the Lasette, our signature product, particularly with consumers that use the Lasette for home use. To accomplish this, we plan to advertise in clinical and diabetes-related publications, direct mailings, tradeshows and print and Internet media. We also use trademarked product names that can be clearly recognized by customers, such as Lasette(R) and LaserTweezers(R).

     o EXPAND DISTRIBUTION CHANNELS. We believe that expanding our distribution channels will be a key component to the success of our products, particularly the Lasette for clinical use. Currently, the Lasette for clinical use is distributed through several regional distributors within and outside the United States, and to a limited extent to one national distributor in the United States. We intend to pursue additional non-exclusive distribution agreements for our Lasette for clinical use with national and regional distributors, and non-exclusive or exclusive distribution agreements with international distributors of medical products to take advantage of their existing distribution channels and name recognition.

     o CAPITALIZE ON THE OPPORTUNITY PRESENTED BY THE NEEDLESTICK SAFETY ACT. The Needlestick Safety Act requires OSHA to revise its existing bloodborne pathogens standards to set forth in greater detail, and make more specific, OSHA's requirement for health facilities to identify, evaluate and implement safer medical devices, such as safety engineered sharps devices or needleless systems, to reduce or eliminate the accidental needlesticks suffered by health care workers. The needle-free, laser-based design of the Lasette eliminates the risk of accidental needlesticks because a patient's blood sample is obtained by the use of a laser pulse rather than by a needle or lancet. We believe this feature of the Lasette will be an important selling strategy for developing the market for the Lasette for clinical use. Accordingly, we intend to market the Lasette for clinical use to hospitals, clinics and doctors' offices as a means to comply with the OSHA regulations and the Needlestick Safety Act and offer their patients a more effective, safer and less painful solution than conventional procedures.

We also believe the following trends in blood sampling will provide us with unique opportunities:

     o an increasing demand for less painful alternatives for capillary blood sampling;

     o an increasing desire to eliminate cross-contamination from accidental needle or lancet sticks in hospitals and clinics to address continued public health concerns and, in U.S. markets, to comply with bloodborne pathogen standards of OSHA, including the recently adopted standards of OSHA required by the Needlestick Safety Act;

     o   a growing number of diagnosed diabetics seeking better insulin control;
         and

     o a growing understanding of the need to provide testing methods for needle-phobic individuals.

PRODUCTS

LASER-BASED MEDICAL DEVICES -- THE LASETTE

GENERAL. Our primary focus is distributing and selling our laser-based medical device to the clinical and diabetes care markets, namely diabetic consumers, hospitals, clinics and doctors' offices. The Lasette is a compact, lightweight, portable crystal laser that utilizes laser light to vaporize a small hole in the finger for capillary blood sampling. At nine ounces, the Lasette is larger than a handheld cellular telephone and it fits into a suit-coat pocket or a purse. The Lasette is a better alternative for capillary blood sampling for many diabetics because, for many patients, it causes less pain and residual soreness than the traditional steel lancet. The Lasette may be a better alternative for children with diabetes, newly diagnosed diabetics and needle-phobic or needle-adverse individuals.

We previously marketed two laser-based medical devices, the Personal Lasette and the Professional Lasette. The Personal Lasette was marketed for home use, while the Professional Lasette was targeted for clinical applications. In the third quarter of 2000, we made a strategic decision to discontinue marketing the Professional Lasette and completed modifications to the Personal Lasette so that it could be used for either home or clinical use. The primary difference between the Lasette used in these home and clinical environments is that a different disposable lens shield is attached to the product for clinical applications than that attached for home use. We believe that focusing on a single product line will reduce direct costs associated with manufacturing the Lasette and promote brand awareness of the Lasette. We currently market the Lasette under the "Lasette Plus" name.

The Lasette for home use allows diabetics to test their glucose levels at home. This application requires a disposable lens shield, which is a cassette of specialized plastic film. The film advances with each use of the device and has the capacity for 120 applications. We designed the disposable cassette to provide a one-month supply of film for diabetic patients who test four times per day.

The Lasette for clinical use is used to draw blood for various tests, including testing glucose levels, in the clinical setting. This application requires a single disposable lens shield that inserts into the device for each use. The patented disposable lens shield is replaced after each use in a clinical setting which prevents the patient's blood from contaminating the Lasette unit and therefore minimizes the risk of cross-contamination. The disposable shield also uses a specialized plastic film to prevent any vapors from condensing on the laser lens.

We have encountered some design and quality problems with the Lasette since we introduced it on a limited basis in December 1999. For instance, we implemented design improvements to increase the efficiency of the Lasette beam profile and to limit the effect extreme temperatures had on the Lasette's functionality. We believe that we have resolved these problems; however, we cannot provide any assurances that quality and design problems will not occur in the future with the Lasette or enhancements to the Lasette.

MARKETS. In the United States, an estimated 17 million people have some form or variation of diabetes. However, only 11.1 million people in the United States have been diagnosed with diabetes.

We market the Lasette for clinical use to businesses performing capillary blood sampling. Capillary blood sampling is performed in virtually all clinical settings. These include hospitals, dialysis clinics, blood banks, nursing facilities, home health agencies and physicians' offices. Presently, the most commonly used device for capillary blood sampling is the stainless steel lancet. Needlestick injuries and other sharps-related injuries, including accidental lancet sticks, that result in occupational bloodborne pathogens exposure, such as human immunodeficiency virus, hepatitis B virus, hepatitis C virus and others, continue to be an important public health concern. OSHA estimates that
5.6 million workers in the health care industry and related occupations are at risk of occupational exposure to bloodborne pathogens. According to The Centers for Disease Control and Prevention, or CDC, in March 2000, it is estimated that 600,000 to 800,000 needlestick injuries and other skin introduced or effected injuries occur annually among health care workers. The CDC estimates that 62 to 88% of sharps injuries can potentially be prevented by the use of safer medical devices.

In response to these health concerns, OSHA's bloodborne pathogens standards require health care facilities to select safer needle devices to reduce or eliminate accidental needlesticks suffered by health care workers. The Needlestick Safety Act was enacted in November 2000, requiring OSHA to revise its existing bloodborne pathogens standards to set forth in greater detail, and make more specific, OSHA's requirement for health facilities to identify, evaluate and implement safer medical devices, such as safety engineered sharps devices or needleless systems, to reduce or eliminate the accidental needlesticks suffered by health care workers. The Needlestick Safety Act and OSHA regulations also require health care facilities to, among other things:

     o Review their exposure control plans annually to reflect changes in technology that will help eliminate or reduce exposure to bloodborne pathogens. Health care facilities must take into account innovations in medical procedure and technological developments that reduce the risk of exposure to accidental needlesticks. That review must include documentation of the employer's consideration and implementation of appropriate, commercially available and effective safer devices;

     o Solicit input from non-managerial health care workers regarding the identification, evaluation and selection of effective engineering controls, including safer medical devices; and

     o Maintain a sharps injury log if the health care facility employs 11 or more employees and the health care facility is required to keep records by current recordkeeping standards.


Cross-contamination is also a concern outside of the United States. Because of this concern, we believe that countries outside the United States represent important markets for the Lasette. We have consequently focussed increasing efforts in expanding our distribution channels into foreign markets, particularly in China and other Asian countries.


We believe that the Lasette for clinical use can substantially reduce the pain and trauma involved with capillary blood sampling and the risk of inadvertent cross-contamination for both the clinician and the patient, as well as eliminate the risk of accidental needlesticks. The needle-free, laser-based design of the Lasette substantially reduces the risk of cross-contamination and eliminates the risk of accidental needlesticks because a patient's blood sample is obtained by the use of a laser pulse rather than by a needle or lancet. We believe this feature of the Lasette will be an important selling strategy for developing the market for the Lasette for clinical use.

We will market the Lasette for home use primarily to children with diabetes, newly diagnosed diabetics, high frequency testing diabetics with sore fingers and needle-phobic and needle-adverse patients. The needle-phobic and needle-adverse market is attractive for this model. Presently, a diabetic must stick himself or herself with a steel lancet or needle to draw a blood sample for glucose testing. Diabetics' needle phobia prevents them from testing their glucose levels on the regularly recommended basis. Others dislike the pain of the steel lancet sticks and the continual residual soreness in their fingertips from the multiple daily sticks. In medical literature, needle phobics are estimated to number more than 10% of the population. The Lasette draws blood in a way that eliminates the effects of needle phobia, minimizes pain and eliminates the long-term finger soreness.


RAW MATERIALS. We rely on third parties to produce and manufacture the components for the Lasette. The Erbium:YAG laser rod we use in the Lasette is made from crystals that are produced and processed from a single supplier in Russia, New Technologies Engineering Center. To date, we have experienced no material interruptions in the supply of our laser components. However, our agreements with our Russian supplier have historically been short-term in nature expiring after a specified dollar volume of rods are purchased or a specified period of time has elapsed, which has typically been one year or less. Although to date we have been able to maintain arrangements for the supply of our rods from New Technologies, there can be no assurances that we will be able to continue to do so in the future. Additionally, our source of supply could be restricted due to events flowing from Russia's political or economic instability, or due to the supplier's non-performance. Although we believe alternative crystal suppliers will be available if needed, we believe the prices of these alternative crystal suppliers would BE significantly higher than the prices we currently pay. The prices of our laser rods from our Russian supplier may fluctuate each time we enter into a new agreement. Since January 1, 2002, the price we have negotiated for the purchase of rods from our Russian supplier has been approximately $107 per rod. Depending upon on our purchase volumes, we believe that the price of similar rods provided by alternative suppliers would range between approximately $175 and $380 per rod. Therefore, we believe we realize a significant cost savings by having our crystals manufactured by New Technologies. There can be no assurances that will be able to purchase rods from New Technologies at prices that will result in cost savings to the company in the future. We obtain the remaining materials used to manufacture the Lasette from various suppliers. We believe alternate sources of supply will be available for these materials if needed.

MANUFACTURING. We are currently manufacturing the Lasette at our Albuquerque, New Mexico facility. We have instituted the record keeping, quality control, production procedures and other requirements needed to meet the manufacturing regulatory requirements of the FDA MDQSR, ISO 9001 and EN 46001. We believe our manufacturing capacity at our existing facility is adequate to meet customer demands for the Lasette for the foreseeable future.

MARKETING AND DISTRIBUTION. We have advertised the Lasette for home use and for clinical use in journals placed with clinics and direct marketing to medical device distributors and other groups and organizations that may have an interest in the benefits of the Lasette for themselves and for their clients. We also advertise through direct mailings, tradeshows and print and Internet media. The Lasette for home use is sold through distributors and directly to customers. The Lasette for clinical use is distributed through several regional distributors within and outside the United States. Beginning in November 2001 and continuing until June 2002, our exclusive distributor in China was C.A. Continentals, Inc. C.A. Continental, Inc., our former exclusive United States based distributor of the Lasette in China, accounted for 18% of our product sales in 2001. In June 2002, we terminated our relationship with C.A. Continental and in July 2002 we entered into a new distribution agreement with California Caltech, Inc., granting exclusive distribution rights for the Lasette in China. The initial term of the distribution agreement with California Caltech is for three years, but can be extended for additional periods of two years if both parties agree to do so. For the nine months ending September 30, 2002, California Caltech, Inc., our exclusive United States based distributor of the Lasette in China since July 2002, has accounted for approximately 19% of our product sales. We believe that we will accomplish marketing and distribution of this Lasette product line through a collection of regional, national and international distributors of diabetic supplies or through manufacturers' representatives. We are currently holding discussions with regional, national and international distributors and intend to pursue additional non-exclusive regional and national distribution relationships, and non-exclusive or exclusive international distribution relationships.


COMPETITION. We are not aware of any product similar to the Lasette that has received FDA clearance or the CE Mark certification for commercial marketing in either the United States or European Union. However, the Lasette directly competes with traditional stainless lancets and safety lancets used for routine capillary blood sampling. The Lasette also indirectly competes with non-invasive and partially invasive products that determine and/or control glucose levels in diabetic patients.

The Lasette represents a technological alternative to the traditional stainless steel lancet and the safety lancet for routine capillary blood sampling. We designed it to reduce the pain, fear and anxiety associated with drawing blood. The Lasette for clinical use, with its disposable lens, also eliminates the risk of cross contamination as well as reduces the costs associated with lancet waste disposal incurred by hospitals, clinics and doctors' offices. In response to OSHA's bloodborne pathogens standards, as well as the Needlestick Safety Act, which requires health facilities to employ measures to reduce or eliminate accidental needlesticks, several companies are marketing or are developing safety lancets. Safety lancets have retractable blades or nails intended to reduce accidental needlesticks and, thus, the threat of cross-contamination. While these devices will not eliminate the pain associated with using a traditional steel lancet, the safety lancets may reduce the threat of cross-contamination.

The cost of the Lasette is significantly higher than that of the stainless steel lancets and safety lancets. The suggested retail price of the Lasette is presently $995, although this initial cost could be substantially less depending on the program accepted by the customer, such as the number of units purchased or the commitment by the customer to purchase disposable shields in the future. Comparatively, we believe that the price of stainless steel lancets is currently approximately $0.05 per unit and the price of safety lancets is between $0.18 and $0.52 per unit. Although the investment in the Lasette is significantly higher than that for either a steel lancet or safety lancet, we believe that users of the Lasette will be able to recover this investment over time through cost savings. The cost for each stainless steel lancet or safety lancet has indirect costs associated with them, such as disposal costs, that are higher than the Lasette. Users of the Lasette for home use may obtain 120 uses from the disposable shield before it must be replaced. The user may dispose of the shield in the regular trash following the 120 uses. While the disposable shield on the Lasette for clinical use is disposed of after each use, hospitals, clinics and doctors' offices incur lower costs disposing of the Lasette's disposable shields as compared to disposing of sharps devices, such as the steel lancets and safety lancets. By reducing or eliminating the indirect costs associated with the steel lancets and safety lancets, we believe that the Lasette provides a competitive alternative.

The Lasette's position in the market is also threatened by corporate research and development efforts throughout the world that are focusing on the development of new, advanced non-invasive and partially invasive technologies for determining and/or controlling glucose levels in diabetic patients. Several companies have developed or are attempting to develop minimally invasive or non-invasive glucose testing products. The technologies that appear to be receiving the most attention are the GlucoWatch(R) by Cygnus, Inc. and the continuous glucose monitoring system, or CGMS, by MiniMed Inc.

Cygnus' GlucoWatch(R) has been approved by the FDA for detecting trends and tracking patterns in adult diabetics' glucose levels. Information released by MiniMed states that the CGMS has been cleared by the FDA for use by physicians to track trends and patterns in patients' glucose levels as well. The CGMS is only for use by physicians and is not for determining the amount of insulin to inject or pump into a patient at a given time. The GlucoWatch(R) and CGMS study the trends or track the patterns of diabetics who do not have their diabetes under control. For those particular patients, either the GlucoWatch(R) or the CGMS is a good supplement to the Lasette product line as each require multiple daily finger sticks to calibrate the devices. Currently, neither product is a substitute or a replacement for testing the blood from a traditional finger-stick and meter.

REGULATORY STATUS. Our products are subject to a great deal of regulation. See "Business - Government Regulation; Product Approval Process" for a description of government regulations affecting our products. The following details the regulatory clearances we have obtained for the Personal Lasette and the Professional Lasette since mid-1997:

     o FDA clearance for use of the Professional Lasette for testing glucose and hematocrit in healthy adult patients in a clinical setting (application submitted December 1996, clearance received August 1997);

     o FDA clearance for use of the Professional Lasette for testing glucose and hematocrit in diabetic adult patients in a clinical setting (application submitted July 1996, clearance received October 1997);

     o   CE Mark testing complete for Professional Lasette (May 1998);

     o FDA clearance for use of the Professional Lasette for testing glucose and hematocrit in all juvenile patients in a clinical setting (application submitted and clearance received June 1998);

     o ISO 9001/EN 46001/Medical Device Directive Certification (September 1998; recertified in September 1999 and September 2000);

     o FDA clearance for use of all glucose meters with the Professional Lasette (application submitted March 1998, clearance received September
         1998);

     o FDA Variance for Professional Lasette design (application submitted September 1998, clearance received October 1998);

     o FDA clearance for home use of the Professional Lasette for glucose monitoring (application submitted May 1998, clearance received December
         1998);

     o FDA approval of 510(k) amendment to include Personal Lasette safety and efficacy (application submitted December 1998, approval received January 1999);

     o FDA clearance of the Lasette for all screening blood tests in a clinical setting (application submitted October 1998, clearance received January 1999);

     o   CE Mark certification for the Professional Lasette (March 1999);

     o Registration Certificate of the Lasette for medical devices granted by China (May 1999);

     o   CE Mark certification for the Personal Lasette (August 2000); and

     o Medical device license granted in Canada for the Personal Lasette (August 2000).

The Lasette has received 510(k) clearance from the FDA for drawing capillary blood samples. In addition, the FDA has cleared the Lasette for capillary blood sampling for all clinical screening tests. The Lasette has also received the CE Mark designation. The Lasette is the only alternative to the steel lancet or needle that has been approved by the FDA that allows diabetics to sample their blood for glucose testing so they can determine their subsequent insulin injections. Clearance of the Lasette by the FDA allows us to market the Lasette in the United States. The CE Mark designation of the Lasette also permits us to market the Lasette in the European Union. To date, we have not had any recalls of our products by the FDA or any other comparable agency.

REIMBURSEMENT. In the United States, as well as in foreign countries, government-funded or private insurance programs, commonly known as third-party payors, pay a significant portion of the cost of a patient's medical expenses. A uniform policy of reimbursement does not exist among all these payors. Therefore, reimbursement can be quite different from payor to payor. We believe that reimbursement is an important factor in the success of medical devices. Consequently, we plan to continue to seek reimbursement for the Lasette.

Some health insurance companies have covered the consumer's costs of the Lasette if a physician provides documentation indicating a medical necessity. However, currently the cost of the Lasette is not reimbursed by most private insurance programs. We plan to continue our efforts to seek consumer reimbursement for the Lasette by private payors. We intend to conduct clinical studies to determine the short-term and long term clinical utility of using the Lasette. However, because of limited cash resources, we cannot be certain as to when, if ever, we will be able to implement these clinical studies. If and when we are able to obtain these clinical trials, we will seek to use their results to demonstrate the economic benefits of the Lasette to third-party payors, which we believe will support our efforts to secure reimbursement.


In October 2001, we were notified by the Center for Medicare and Medicaid Services, or CMS, that a Healthcare Common Procedure Coding System, or HCPCS, code had been assigned to our Lasette. In January 2002, CMS published the allowable for our Lasette that was associated with the newly issued HCPCS code. Generally, Medicare reimburses 80% of the published allowable. In March 2002, we were notified by CMS that they have not established a medical criteria for our Lasette and as a result CMS will only reimburse a minimal portion of the cost of the Lasette. Whether we can obtain a higher reimbursement rate for the Lasette will depend on the establishment of a favorable medical policy for the Lasette, which is largely outside our control. We are currently working with CMS to provide input into CMS's establishment of an appropriate medical policy so that a higher reimbursement rate may be set. However, we can provide no assurance as to whether a medical policy favorable to us will be established by CMS, or when, if ever, an adequate reimbursement rate for the Lasette will be set or the eventual amount of reimbursement.


SCIENTIFIC RESEARCH INSTRUMENTS -- THE CELL ROBOTICS WORKSTATION

DESCRIPTION. In 1996, we introduced the computer-controlled Cell Robotics Workstation for optical trapping, micromanipulation and microsurgery. This workstation is based on our core LaserTweezers, LaserScissors, CellSelector and SmartStage technologies. The LaserTweezers application of the Cell Robotics Workstation is based upon a non-exclusive license from AT&T, which was transferred by AT&T to Lucent Technologies, Inc. Computer control provides powerful, user-friendly features such as interactive software with mouse or keyboard control, a unique motorized stage and a motorized focus drive providing motion in three directions. The Cell Robotics Workstation integrates our research instruments into a complete computer-controlled optical trapping and ablation workstation.

We have made, and are continuing to make, enhancements to the Cell Robotics Workstation so that it includes a sophisticated imaging and quantitative measurement capability. In addition, we have developed a more specialized diagnostics workstation known as the LS300 Pro Workstation, which is a modification of the Cell Robotics Workstation. The LS300 Pro Workstation contains a more powerful LaserSissors and is marketed primarily to pathologists and researchers. The enhancements to the LaserScissors applications will allow pathologists and researchers to automatically cut out cells of interest from a biopsy and retrieve those cells for DNA and RNA analysis. The LS300 Pro Workstation is the first configuration of the Cell Robotics Workstation to be a diagnostics instrument instead of being simply limited to a research instrument.

APPLICATIONS OF THE SCIENTIFIC RESEARCH INSTRUMENTS. The Cell Robotics Workstation allows scientists to manipulate objects in micro-space, upgrading the microscope to an interactive micro-laboratory. The scientific research instruments enhance the usefulness and importance of the conventional laboratory microscope as a tool in medical, biological and genetic applications in the life sciences. Scientists can use the technology for cell separation, cell-to-cell interaction, micro-dissection and intercellular manipulation of living cells. Third parties currently use the Cell Robotics Workstation for cancer, immunology, neurobiology, assisted reproductive techniques and genome research.

With respect to genome research, the Cell Robotics Workstation can be used by third parties to assist in the human genome project. Using the genome as a blueprint, the study of proteins helps explain what can cause or cure diseases. The study of proteins, called functional genomics or proteomics, is a new emphasis area for biology. The Cell Robotics Workstation, through its LaserTweezers(R) and LaserScissors, allows new ways to study the function and structure of proteins. Understanding proteins is a key to curing such neurological diseases as Multiple Sclerosis, Parkinson's and Alzheimer's.

The Cell Robotics Workstation also provides increased efficiency in the production of transgenic animals and laboratory. Transgenic animals are animals that have human genes inserted into them. For example, transgenic chickens may produce a particular protein in the whites of their eggs. This protein can then be harvested from the egg as a constituent of a drug to treat disease. The Cell Robotics Workstation can be used in the production process to isolate the nuclei and make it possible to create a transgenic chicken. Each transgenic chicken has the potential to produce thousands of eggs that are harvested to produce the specific drug. In the laboratory, scientists can supervise technicians using the Cell Robotics Workstation rather than being required to use their personal expertise to perform detailed operations. For example, technicians can isolate stem cells from such tissues as fat obtained by liposuction for the growing of skin, bone or cartilage.


MARKET. The principal market for the Cell Robotics Workstation is the scientific research market, consisting of colleges, universities, research laboratories, biotechnology and pharmaceutical companies and commercial laboratories conducting biological research. Our present customers of the Cell Robotics Workstation include colleges, universities, research laboratories and similar institutions. These customers accounted for substantially all of our sales of the Cell Robotics Workstation and 55%, 68% and 61% of our total product sales in the nine months ending September 30, 2002 and the years ending December 31, 2001 and 2000, respectively. We intend to identify scientists that have specific research applications particularly well suited to the company's scientific research instrument.


RAW MATERIALS AND MANUFACTURING. To minimize capital outlay, we outsource parts of the Cell Robotics Workstation to machine shops and circuit board companies. We complete final assembling and testing at our Albuquerque, New Mexico, facility to ensure the quality of the final product. We plan to continue this approach for the foreseeable future. If needed, we believe alternate sources of supply will be available for these parts.


MARKETING AND DISTRIBUTION. While we intend to focus on the distribution and sale of our laser-based medical devices, we will continue to promote and market the scientific research instruments through direct sales, dealers, representatives and distribution arrangements. We currently have an agreement with Meiwa Shoji Company Ltd. granting exclusive distribution rights for the Cell Robotics Workstation in Japan. Meiwa Shoji accounted for 33% of our product sales in 2001 and 17% of our product sales for the nine month period ended September 30, 2002. Since January 2002, Meiwa Shoji has no obligation to further promote or purchase the Cell Robotics Workstation under the agreement. Its appointment as distributor can be terminated by either party on 90 days' notice. We have also expanded domestic and international non-exclusive distribution channels for the Cell Robotics Workstation to include distributors in 17 countries.


COMPETITION. Third party competitors of the Cell Robotics Workstation include P.A.L.M. and S&L Microtest, both German companies, Sigma Koki, a Japanese company, and Arcturus, a United States company. P.A.L.M., S&L Microtest and Sigma Koki make multi-trap and custom trapping instruments that compete with the Cell Robotics Workstation. Arcturus offers a laser micro-dissection system.


REGULATORY STATUS. We received the CE Mark for the Cell Robotics Workstation and all of its modules in September 1997. Although the Cell Robotics Workstation is subject to FDA safety regulations, this product line does not currently require other regulatory clearances, including clearance from the FDA.

CONTINUING INTEREST IN THE IVF WORKSTATION

In May 2000, we sold the IVF Workstation product line to Hamilton Thorne Research, a major producer and marketer of sperm analysis equipment worldwide, for $100,000 in cash and 12% royalty payments on future net sales. We do not expect these royalty payments will have a material effect on our cash flow. We decided to sell the IVF Workstation and associated technology to further focus our efforts on the development and sale of the Lasette.

The IVF Workstation is a computer-controlled multi-functional workstation that combines, for the first time, a technological solution to both the functional and informational requirements of clinicians working in the in vitro fertilization environment. Utilizing a microscope, computer-controlled motorized stage, video camera, sophisticated laser-based technology and data storage and retrieval systems, the IVF Workstation permits standardized evaluation, measurement and diagnosis of eggs and embryos, sperm injection and laser-assisted embryo hatching in one integrated system. With its computer hardware and software, the IVF Workstation also permits the detailed cataloguing and documentation of each in vitro fertilization procedure and the organization and retrieval of data and other information.

In vitro fertilization is a rapidly-growing area of human fertility treatment. However, success rates with current procedures vary significantly from clinic to clinic. The IVF Workstation is designed to improve success rates for clinics and in vitro fertilization patients.

COMPETITION

While the Lasette currently has no direct competitors and the Cell Robotics Workstation has a few competitors as detailed above, specialized laser-based medical device companies, pharmaceutical and medical diagnostic equipment companies, colleges, universities, governmental agencies and other public and private research institutions will continue to conduct research and protect technologies that they may develop or have developed, some of which will be directly competitive to us. The principal factor affecting our competitive position is the suitability of our instruments for, and their performance in, a particular application. We face potential competition from a number of established domestic and international companies, many of which have substantially greater engineering, manufacturing, marketing and financial capabilities. Our ability to compete successfully in existing and future markets will depend on elements both within and outside of our control.

INTELLECTUAL PROPERTY

Our success will depend, in part, upon our ability to develop superior products that we can market at competitive prices. Our ability to do this will depend, in part, on our ability to protect and defend our intellectual property rights and the competitive advantages those rights offer. We rely primarily on patent, trade secret, copyright and trademark laws, confidentiality procedures and other intellectual property protection methods to protect our proprietary technology. As of the date of this prospectus, we have been issued three patents and have applied for additional patent protection for our laser-based medical devices. Additionally, we have been issued two patents for our scientific research instrument. Our products have only limited patent protection. It is our policy to require our employees to execute confidentiality agreements upon the commencement of such relationships.

LASETTE. The Lasette was originally developed using the multifaceted crystal resonator, or MCR, patent acquired from Tecnal Products, a subsidiary of Lovelace Scientific Resources, Inc., in January 1996. The patent expires in March 2014. The MCR patent was originally developed under a license agreement with New Technology Engineering Center of Russia. However, new developments in crystal laser coating technologies have decreased the value of the MCR patent and related patent applications and licenses.

We have since advanced the Lasette's laser design and have sought, or are preparing to seek, continuations of existing patents and/or new patents protecting those designs. Two issued United States patents cover certain technological foundations of the current Lasette product line. These patents were issued in September 1996 and June 1999 and include claims regarding mechanisms to create and control laser energy distribution profiles that are essential for reducing pain in laser lancing devices. The patents expire in August 2014. In November 1999, we received a United States patent for the disposable finger shield used with the Lasette for clinical use. This patent expires in April 2017. We also have received a United States patent covering the disposable finger shield mechanism used in the Lasette for home use. That patent expires in December 2018. Other mechanisms for reducing the size and cost and improving the reproducibility and painlessness of laser lancing devices are regarded as trade secrets, or are the subject of planned patent applications. Finally, we have registered the mark Lasette(R) with the United States Patent and Trademark Office.

In 1996, we became aware that Mr. Tankovich, a former employee of the Russian Academy of Science now residing in San Diego, California, holds the United States patent relating to the use of a laser for blood sample collection. In this prospectus, we sometimes refer to Mr. Tankovich's patent as the "Tankovich Patent." The Tankovich Patent was issued on November 24, 1992. Becton Dickinson and Company, a medical technology company, obtained a license of the Tankovich Patent from Mr. Tankovich in December 1995. The Lasette contains technological foundations that are similar to the claims made by the Tankovich Patent.


In January 2002, we signed an exclusive license agreement with Becton Dickinson regarding the Tankovich Patent. The license is valid until the patent expires, which we estimate to be in 2012 based upon the patent's original filing date. We are required to pay Becton Dickinson a royalty of 2.5% on all sales of the Lasette and its related accessories. Under the license, the payment of royalties for sales during the first two years of the agreement is deferred until November 2004. Royalties earned during the third year of the agreement through the remainder of the term will be payable on a quarterly basis. Beginning in November 2004, we must also pay Becton Dickinson a minimum annual royalty, less any earned royalties that have been accrued and paid or paid to Becton Dickinson during the previous 12 months. The aggregate minimum royalty through November 2004 is $10,000 (less earned royalties), which is payable in November 2004. Thereafter, the minimum royalty is $5,000 (less earned royalties) payable in November of each year. If we do not pay the minimum annual royalty when due, Becton Dickinson may convert the agreement into a non-exclusive license. Under the agreement, until November 2006 Becton Dickinson has a right of first refusal on any offer we receive from a third party to exclusively market and sell the Lasette and its related accessories. Becton Dickinson has also given us an exclusive right and option to enter into license agreements with Becton Dickinson relating to its current laser lancet patent portfolio and future laser technology. Our option expires in November 2004. Additionally, as part of the license we issued warrants to Becton Dickinson to purchase 225,000 shares of our common stock. These warrants have an exercise price of $0.37 per share and expire in November 2006. In connection with the license, Becton Dickinson released us from any alleged infringement under the Tankovich Patent.


In October 1997, Transmedica (formerly Venisect) commenced a patent infringement action against us in which it claimed the Lasette infringed the United States patent underlying Transmedica's skin perforator. A federal court dismissed the suit on procedural grounds. Transmedica appealed the federal court ruling, but subsequently withdrew its appeal. Transmedica was recently purchased by Norwood Abbey Ltd. Transmedica did not begin any further proceedings against us prior to being acquired by Norwood Abbey. As of the date of this prospectus, Norwood Abbey has also not begun any further proceedings against us.

CELL ROBOTICS WORKSTATION. Our Cell Robotics Workstation is based on our LaserTweezers, LaserScissors, CellSelector and SmartStage technologies. The LaserTweezers application of our Cell Robotics Workstation is based upon a non-exclusive patent license from AT&T, which was transferred by AT&T to Lucent Technologies, Inc. Our license will expire in January 2007, the end of the term of the licensed patent. We were in default under this license agreement, and renegotiated its terms in 1998. Under the renegotiated agreement, we paid Lucent $100,000 in lieu of all sums due and owing for prior years. Additionally, we agreed to increase the royalty from five to seven percent of the value of each product sold utilizing the patent. Finally, the minimum annual royalties under the license have been reduced to $35,000 per year for the term of the license. Based on these changes, we must pay Lucent a royalty of seven percent per year with a minimum annual payment of $35,000. We own two issued United States patents that cover certain technological foundations of the Cell Robotics Workstation. These patents were issued in November 1994 and December 1994 and include claims regarding the flexure structure for 3-D microscope stage and the manipulation chamber for LazerTweezers. The patents expire in July 2012. We have also registered the LaserTweezers(R) mark with the United States Patent and Trademark Office.

RESEARCH AND DEVELOPMENT

To succeed, we must continually enhance existing products and develop new products incorporating the latest improvements in laser technology. Accordingly, we are committed to investing resources in research and development activities.


During the nine-month period ended September 30, 2002 and the years ended December 31, 2001 and 2000, we spent $339,106, $610,354 and $816,659, respectively, on internal research and development programs. As of

December 13, 2002, four of our scientists and engineers were engaged in research and development activities. We channeled the majority of the proceeds from equity financing, short-term borrowings and the sale of securities in 1995 through 2000 to fund our internal research and development activities. We do not have research arrangements with any outside research and development firms. We received a Small Business Innovative Grant from the National Cancer Institute in April 1997. Originally, the grant awarded funds for two years of development of a proprietary laser instrument for semi-automated single cell sorting. The grant was recently modified to validate capabilities of applying laser energy in connection with a polymerase chain reaction or PCR. Additionally, the period during which funds could be expended was extended until September 30, 2001. The total grant award that was available to and expended by us was approximately $635,000, substantially all of which we have received.

We plan to introduce a modified version of the Lasette designed specifically for neonatal/pediatric heelstick applications. The new "Infant Lasette" will be based upon the current Lasette model for clinical use, but specifically designed to draw capillary blood from the heels of infants, replacing the current and often painful use of costly lancets and scalpels. The "Infant Lasette" is expected to be designed to easily accommodate an infant's heel and a specially designed single-use disposable lens shield. We expect the Lasette disposables will be competitively priced with current disposable heelstick devices. Each year, there are approximately 130 million births worldwide. In most developed countries, newborn infants are subjected to routine capillary blood tests with samples drawn via "heelstick" with safety needles and scalpels. According to the CDC, in the United States there are over 4 million births annually, and each infant is mandated to have a routine battery of blood chemistries performed at birth. In the U.S., pre-mature infants account for approximately 11% of all births while low birthweight babies are an additional 7.8% of births. Pre-mature births can be subjected to multiple heelsticks per day. The current national average length of stay is 15 days for neo-natal infants in intensive care. These repeated heelsticks may be harmful to the premature infants' heels causing, in some cases, the use of an infant's fingers to obtain the blood sample. In our opinion, FDA approval of the new "Infant Lasette" should require a clinical trial of less than 100 infants and the filling of a 510K. This opinion is based on our review of various models which indicate that a sample of less than 100 infants will be adequate to prove, statistically, that the blood chemistry of an infant is not changed as a result of drawing the blood with a laser as opposed to the traditional needle or steel lancet.

On September 30, 2002, we commenced our clinical trials of the Infant Lasette. The commencement of the clinical trials was delayed approximately three months because we were required to change the contractor performing the clinical trials due to performance issues. After completing the requisite tests in the clinical trials, we will submit the Infant Lasette for FDA clearance. We anticipate that we will be able to make our submission to the FDA within eight weeks following the end of the clinical trials. The FDA submission for the Infant Lasette will be similar to the submission that was approved by the FDA for the original Lasette. We have written the submission and we are only waiting for the clinical trials results to confirm that there is no change to the blood chemistry of an infant because of the laser apparatus of the Infant Lasette. We believe we will be able to complete and make the FDA submission within eight weeks following the end of the clinical trials. We anticipate that the FDA clearance will take at least three months following this submission. However, FDA clearance will be delayed if the FDA requests additional information based on the initial or subsequent submissions. Although there can be no assurances, we expect that we will be ready to sell the Infant Lasette in the second quarter of 2003.

We have also entered into an agreement with Sandstone Medical Technologies, LLC, a private company located in Homewood, Alabama, to use our core laser technology to develop a proprietary medical laser for aesthetic or skin rejuvenation applications, which we call the Ultra Light Laser. Under the agreement, the costs associated with the development of the technology and the FDA submittals and other regulatory requirements will be paid by Sandstone Medical. Sandstone Medical will exclusively market and sell the product in North America, while we will have rights to manufacture and sell the product in other international markets. We were also granted a right of first refusal to be the OEM manufacturer of the product. According to the American Academy of Cosmetic Surgery, over 300,000 people had some type of aesthetic laser procedure in the year 2000. We believe that the target market will continue to expand as "baby boomers" age and desire to retain a more youthful appearance. We have received FDA clearance of the Ultra Light Laser. We are in the process of obtaining certain domestic and international safety clearances for this product, such as Underwriters Laboratories, Canadian Standards Association and CE certifications. We will to begin shipments of the Ultra Light Laser in December 2002.

GOVERNMENT REGULATION; PRODUCT APPROVAL PROCESS





United States government agencies and comparable agencies in countries outside the United States regulate the testing, manufacture, labeling, distribution, marketing and advertising of our products and our ongoing research and development activities. We have successfully obtained many of the regulatory clearances necessary to market and sell our products in our current markets. We may require additional clearances if we enter new markets, improve existing products or develop new products, such as the Infant Lasette and the Ultra Light Laser. We are also in the process of obtaining the requisite regulatory clearances to market and sell the Infant Lasette and the Ultra Light Laser.

For research applications, our products are subject only to FDA safety regulations. However, the European Community requires that research instruments receive the CE Mark before they can be exported to Europe. We received the CE Mark for the Cell Robotics Workstation and all of its modules in September 1997. The Lasette has received 510(k) clearance from the FDA for drawing capillary blood samples. In addition, the FDA has cleared the Lasette for capillary blood sampling for all clinical screening tests. The Lasette has also received the CE Mark designation. While the Lasette has received all necessary FDA clearances, has received the European Community's CE Mark and currently meets ISO and EN requirements, its manufacture and marketing will be subject to ongoing regulation. We are subject to inspection and market surveillance by the FDA and the European Community for compliance with good manufacturing practices and other requirements, which include testing, design, quality control and documentation procedures. We must register and seek FDA approval for each manufacturing establishment. These establishments must be certified to meet ISO 9001 and EN 46001 requirements. We must maintain our current FDA clearances by periodic audits. In order to manufacture and sell the Lasette under the CE Mark, we must also pass annual ISO maintenance audits, as well as comprehensive ISO audits every three years. Our next ISO audit is scheduled to be conducted in January 2003. There can be no assurance that we will obtain, maintain or receive additional necessary clearances.

In the United States, federal and state statutes regulate the testing, manufacture, safety and efficacy, labeling, record keeping, approval, advertising and promotion of our products. Product development and approval within this regulatory framework may take many months and may involve the expenditure of substantial resources. Currently, we meet these requirements.


The FDA has separate review procedures for medical devices before such products may be commercially marketed in the United States. There are two basic review procedures for medical devices in the United States. Certain products may qualify for a Section 510(k) procedure, under which the manufacturer gives the FDA a Pre-Market Notification, or 510(k) Notification, of the manufacturer's intention to commence marketing of the product at least 90 days before the product will be introduced for clinical use. The manufacturer must obtain written clearance from the FDA before it can commence marketing the product. Among other requirements, the manufacturer must establish in the 510(k) Notification that the product to be marketed is "substantially equivalent" to another legally-marketed, previously existing product. If a device does not qualify for the 510(k) Notification procedure, the manufacturer must file a Pre-Market Approval Application. The Pre-Market Approval Application requires more extensive pre-filing testing than the 510(k) Notification procedure and involves a significantly longer FDA review process. See "Business -- Products -- Laser-Based Medical Devices -- The Lasette -- Regulatory Status" for a listing of the regulatory clearances we have obtained for the Personal Lasette and Professional Lasette since mid-1997.

We can market the Lasette for essentially all applications requiring capillary blood drawing for blood screening and/or sampling in the United States. For marketing outside of the United States, we will be subject to foreign regulatory requirements governing clinical trials and marketing approval for the products. Requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. Although we have employees who are experienced with the regulatory procedures of the European Community and other jurisdictions, we do not currently have any facilities or employees outside of the United States. In some cases, we will rely on our strategic partners in foreign markets to satisfy the regulatory requirements imposed by those jurisdictions.





We are in the process of developing two new products, the Ultra Light Laser and the Infant Lasette. Both products require FDA clearance. Further, we will be required to obtain certain regulatory clearances for the Ultra Light Laser, including safety testing for electrical emissions and power regulation testing as required by Underwriters Laboratories, Canadian Standards Association and various regulatory body notifications, such as with ISO and in connection with the European Community's CE certification. We have received FDA clearance for the Ultra Light Laser. We are in the process of obtaining the requisite domestic and international safety clearances for this product. On September 30, 2002, we commenced our clinical trials of the Infant Lasette. After completing the requisite tests in the clinical trials, we will submit the Infant Lasette for FDA clearance. We anticipate that we will be able to make our submission to the FDA within eight weeks following the end of the clinical trials. We further anticipate that the FDA clearance will take at least three months following this submission. However, there can be no assurances that we will obtain all necessary clearances in a timely manner, if at all. Our failure to obtain the necessary regulatory clearances will prevent us from marketing and selling the Ultra Light Laser and the Infant Lasette.


EMPLOYEES

As of December 13, 2002, we had 24 permanent full-time employees and 2 part-time employees. Of these employees, 4 were principally engaged in product development, 10 in manufacturing, including quality control, 9 in marketing and sales and the balance in administration and finance. From time to time, we may also hire temporary employees to assist during busy periods. Our employees are not represented by a labor organization or covered by a collective bargaining agreement. We have not experienced work stoppages and we believe that our relationship with our employees is good.


FACILITIES


Our facilities are located in approximately 12,000 square feet in Albuquerque, New Mexico. This facility contains our executive and administrative offices, as well as facilities for our assembly, production, testing, storage and inventory functions. Our monthly rent payments are $8,997.90, subject to an annual increase of approximately three percent. Our lease terminates in November 2007. We have an option to terminate the lease as of November 30, 2005 if we pay the landlord a cancellation fee of $18,500 plus accrued rent through termination. We believe that this facility is adequate for our present and near-term requirements. Our equipment, fixtures and other assets located within the facility are insured against loss.


LEGAL PROCEEDINGS

We are currently not subject to any material legal proceedings.

                 DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

The name, age and position of our directors, executive officers and key employees are as follows:


            NAME                 AGE                   POSITION
            ----                 ---                   --------

Gary Oppedahl                     43     President, Chief Executive Officer and Director

Paul Johnson                      39     Chief Financial Officer, Chief Operating Officer, Secretary and Director

Richard Zigweid                   54     Vice President of Manufacturing

Steve Aiken                       47     Vice President of Research and Development

Dr. Larry Keenan                  55     Product Manager, Cell Robotics Workstation

Oton Tisch                        72     Chairman of the Board of Directors

Eutimio Sena                      54     Vice Chairman of the Board of Directors

Dr. David Mueller                 63     Director

Dr. Toby Simon                    58     Director


GARY OPPEDAHL was appointed as our President and Chief Executive Officer on July 15, 2002. He was also appointed as an interim director for the company on July 15, 2002. From 1999 to July 2002, he served as Senior Vice President of Business Development, Product Realization and Marketing at Novalux, Inc., an innovator in the design and manufacturer of optoelectronics, specifically extended cavity surface emitting lasers, for use in long-haul fiber optic telecommunication networks, in Silicon Valley, California. From 1996 to 1999, Mr. Oppedahl was Vice President of Operations for MODE, Inc., a manufacturer of vertical cavity surface emitting lasers for commercial use in optical data communication applications. He has a degree in Electrical Engineering from Chapman College.

PAUL JOHNSON was appointed as our Chief Financial Officer in July 2000, Secretary in November 2000 and Chief Operating Officer in June 2001. He was also appointed as an interim director of the company in March 2002. From September 1994 to July 2000, he served as Assistant Controller and then the Controller for Helen of Troy Limited, a $300 million manufacturer and distributor of personal care products. From November 1987 to September 1994, he was employed by KPMG Peat Marwick LLP, now known as KPMG LLP. He has a degree in accounting and a masters degree in accountancy from Brigham Young University.

RICHARD ZIGWEID was appointed as our Vice President of Manufacturing in August 1996. Mr. Zigweid was Manufacturing Manager at Olympus America from May 1994 to August 1996. He served as engineering manager at Bausch & Lomb from 1991 to 1994 and as engineering manager and manufacturing engineer at Baxter Healthcare from 1983 to 1991. He received his B.S. degree in Mechanical Engineering from the University of Wyoming.

STEVE AIKEN was appointed as our Vice President of Research and Development in October 2000. Mr. Aiken joined the company as a laser engineer in July 2000. Mr. Aiken worked as an engineer from March 1995 to June 2000 for Decade Optical Systems and from May 1991 to February 1995 for the Core Group.

DR. LARRY KEENAN was appointed as our Sales Representative in January 1993 and has been Product Manager for the Cell Robotics Workstation since July 1997. Dr. Keenan was the Regional Sales Manager of BioRad for the confocal microscope product line of BioRad from 1991 through 1992. He received his Ph.D. in Biological Sciences at the University of California at Irvine and was an Associate Research Scientist in Neurobiology at Yale University.

OTON TISCH was appointed to our board of directors as an interim director in February 2000 and was elected as a director in May 2000. In August 2002, Mr. Tisch was appointed as Chairman of the Board of Directors. Mr. Tisch is an international businessman and is the President, Chief Executive Officer and sole owner of Obras Electromecanicas TKV, located in Caracas, Venezuela, and its subsidiary located in Zurich, Switzerland. These enterprises were incorporated in 1980 and today generate approximately $10 million of aggregate annual revenues. Mr. Tisch's businesses specialize in equipment procurement and building and financing high voltage turn-key substations up to 400 kV, including the electronic and/or digital automatic control.





EUTIMIO SENA was appointed to our board of directors on August 29, 2002 and serves as Vice Chairman of the Board of Directors. Mr. Sena has over 20 years management experience, particularly in emerging technologies and market launches. From 1992 to present, he has served as the Vice President/General Manager of OCM, Inc., launching OCM's mergers, acquisitions and restructures. Mr. Sena also served as Division Vice President/Multimedia integrated Systems, Division Vice President/Strategic Accounts/Government, and Corporate Director/Strategic Business Planning with Fujitsu America, Inc. from 1984 to 1992. Mr. Sena holds a BS in Computer Information Systems from the University of Colorado and a BA/MBA in Management Information Systems from the University of New Mexico.

DR. DAVID MUELLER was appointed to the Board of Directors on September 27, 2002. Dr. Mueller has a strong technical and medical background and has over 20 years of experience in technology transfer and venture capital and leading and follow-up financing of venture-backed companies. During his career, Dr. Mueller managed product development groups for biomedical companies, including Medtronic, Inc., Beckman Instruments, Inc. and Tracor, Inc. He also worked at the Texas Instruments Central Research Lab, Aerojet General Corporation and the Texas A&M University Nuclear Science Center. In 1984, he was appointed General Manager of BCM Technologies, Inc., a for-profit, technology transfer arm of Baylor College of Medicine. In 1988, Dr. Mueller was one of the founders of the AM Fund and is currently a Managing General Partner of the AM Fund. From 1999 to 2002, Dr. Mueller was also a Venture Partner at Vanguard Ventures and served as interim CEO/COO/Advisor for six of Vanguard's portfolio companies following seed or first round funding. He was also co-founder and Ex-Director for the Texas Technology Transfer Association. Dr. Mueller received his BS from Texas A&M University, where he also earned his Ph.D. in Chemistry.

DR. TOBY SIMON was appointed to the Board of Directors on December 9, 2002. Dr. Simon has over 32 years of experience in the medical field, specifically internal medicine, hematology and managing blood banks. Since 2001, he has served as Chief Medical Officer/Chief Operating Officer at TriCore Reference Laboratories, Albuquerque, New Mexico. TriCore is a medical laboratory that provides comprehensive laboratory testing services at University and Presbyterian Hospitals and other hospitals throughout New Mexico, with some specialized testing throughout the country. Since June 2001, he has also been the Clinical Professor of Pathology at the University of New Mexico School of Medicine. From March 1997 to May 2001, Dr. Simon served as Vice President of Medical and Scientific

Affairs for Serologicals Corporation. Dr. Simon's career has also included serving as President and Chief Executive Officer of Blood Systems, Inc. He is currently on the Transfusion Medicine/Blood Banking Test Committee of the American Board of Pathology and the editorial board of the journal, Transfusion. He is the past Chairman of the Medical Director's Committee of the American Blood Resources Association (ABRA) and has recently finished his term as industry representative on the FDA Blood Products Advisory Committee. Dr. Simon earned his MD from Washington University, St. Louis, Missouri, and completed his internship and residency at Temple University Hospital, Philadelphia, Pennsylvania.


                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth the summary information of compensation paid to our Chief Executive Officer, our only highly compensated executive officer in fiscal years 1999 through 2001.

                                                                                        ANNUAL COMPENSATION
                                                                                ------------------------------------
                                                                                                     OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                       YEAR             SALARY            COMPENSATION
-----------------------------------------------------------    ------------     --------------    ------------------

Ronald K. Lohrding, Chief Executive Officer, President            2001             $104,814            $2,377
   and Chairman of the Board(1)
                                                                  2000             $119,799            $2,625
                                                                  1999             $123,115            $6,343

----------


(1) Dr. Lohrding resigned as our Chief Executive Officer and President on July 15, 2002 due to his retirement. Gary Oppedahl was appointed the new President and Chief Executive Officer on that date. On August 2, 2002, Oton Tisch was appointed as Chairman of the Board. In connection with his retirement, Dr. Lohrding resigned as a director of the company in September 2002.


EMPLOYMENT AGREEMENT

On June 28, 2000, we entered into an employment agreement with Paul Johnson, our Chief Operating Officer, Chief Financial Officer and Secretary. Mr. Johnson also currently serves as Director. Under the employment agreement, if there is a change in control under Mr. Johnson's employment agreement that results in his termination or he resigns within 45 days of the change in control, then we must pay Mr. Johnson in 12 equal monthly installments commencing after the termination date an aggregate amount equal to Mr. Johnson's then prevailing annual total compensation, including base salary but excluding fringe benefits.

STOCK INCENTIVE PLAN

During fiscal 1992, we adopted a Stock Incentive Plan. Pursuant to the Stock Incentive Plan, stock options granted to eligible participants may be incentive stock options, or ISOs, under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options, or NSOs. Eligible participants under the Stock Incentive Plan include our directors, officers and other salaried key employees.

Under the Stock Incentive Plan, an option is not transferable, except by will or the laws of descent and distribution. The Board of Directors may administer the Stock Incentive Plan, or delegate administration of the plan to a committee comprised of disinterested directors. Currently, the Stock Incentive Plan is administered by our board of directors. The administrator decides when and to whom to make grants, the number of shares to be covered by the grants, the vesting schedule, the type of award and the terms and provisions relating to the exercise of the awards. An aggregate of 1,500,000 shares of our common stock is available for issuance under the Plan.

At December 31, 2001, we have granted options to purchase a total of 742,068 shares of our common stock under the Stock Incentive Plan consisting of ISOs and NSOs to purchase 576,098 shares and 165,970 shares, respectively. The ISOs are exercisable at prices ranging from $0.58 to $4.47 per share. The NSOs are exercisable at prices ranging from $0.47 to $4.38 per share. All options have been issued with exercise prices at or above market value on the date of grant.

At December 31, 2001, we have also granted options to purchase a total of 2,181,558 shares of our common stock outside of the Stock Incentive Plan. The options are exercisable at prices ranging from $0.37 to $3.25 per share. All options have been issued with exercise prices at or above market value on the date of grant.

OPTION GRANTS

The following table sets forth certain information concerning individual grants of stock options made during the last completed fiscal year to each of the named executive officers:

                                   NUMBER OF        % OF TOTAL OPTIONS
                                  SECURITIES            GRANTED TO
                                  UNDERLYING           EMPLOYEES IN           EXERCISE PRICE
           NAME                 OPTIONS GRANTED         FISCAL YEAR               ($/SH)            EXPIRATION DATE
----------------------------    ----------------    --------------------    -------------------    -------------------
Ronald K. Lohrding                  300,000                 20%                   $0.80                 08/17/06
Ronald K. Lohrding                  191,228                 12%                    0.37                 10/31/06

OPTION EXERCISES AND OPTION VALUES

The following tables sets forth certain information concerning the exercise of options during the last completed fiscal year by each of the named executive officers and the fiscal year-end value of such named executive officers' unexercised options on an aggregated basis:

                                                                                NUMBER OF
                                                                                SECURITIES              VALUE OF
                                                                                UNDERLYING            UNEXERCISED
                                                                               UNEXERCISED            IN-THE-MONEY
                                                                             OPTIONS AT FY-END      OPTIONS AT FY-END
                                                                                    (#)                   ($)(2)
                                   SHARES                                   -------------------    -------------------
                                 ACQUIRED ON        VALUE REALIZED(1)         UNEXERCISABLE/         UNEXERCISABLE/
           NAME                  EXERCISE (#)              ($)                 EXERCISABLE            EXERCISEABLE
----------------------------    ----------------    --------------------    -------------------    -------------------

Ronald K. Lohrding                    -0-                   -0-               300,000/891,228            $0/$0




----------

(1) Value realized is determined by calculating the difference between the aggregate exercise price of the options and the aggregate fair market value of Common Stock on the date the options are exercised.

(2) The value of unexercised options is determined by calculating the difference between the fair market value of the securities underlying the options at fiscal year end and the exercise price of the options. The closing bid price of our common stock at fiscal year end 2001 was $0.25.

BOARD STRUCTURE

Our board of directors currently has five members. Each director is elected to serve for a term of one year until the next annual meeting of shareholders or until a successor is duly elected and qualified.

DIRECTOR COMPENSATION

The members of our board of directors that are not employees of the company are reimbursed for the expenses they incur in attending meetings of the board. No officer of the company receives any additional compensation for his services as a director, and we do not contribute to any retirement, pension or profit sharing plans covering our directors. We do, however, maintain a group health insurance plan and retirement plan for our employees, and those directors who are also our employees are eligible to participate in each plan. Our directors are also entitled to participate in the Stock Incentive Plan. Non-employee directors may also receive stock option grants outside of the Stock Incentive Plan. No member of any committee of our board of directors receives any additional compensation for his service as a member of that committee.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT


The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 13, 2002, for the following: (1) each person who is known by us to own beneficially five percent or more of our outstanding common stock, (2) each of our directors and officers who beneficially own such shares and (3) our officers and directors as a group.



                                                                                     SHARES BENEFICIALLY OWNED
                        NAME OF BENEFICIAL OWNER                                    NUMBER                PERCENT
--------------------------------------------------------------------------    --------------------    -----------------

Oton Tisch(1)                                                                 5,968,026(3)               31.5%
Frederick A. Voight(2)                                                        1,500,000(4)                8.3%
Dr. Ronald K. Lohrding(1)                                                     1,194,978(5)                6.4%
Eutimio Sena(1)                                                                   5,000                     *
Dr. Toby Simon(1)                                                                30,000(6)                  *
Gary Oppedahl(1)                                                                206,000(7)                1.1%
Paul Johnson(1)                                                                 249,267(6)                1.4%
All officers and directors as a group (6 persons)                             6,458,293(8)               33.3%


----------

*        Represents ownership interests of less than one percent.


(1) The business address is c/o Cell Robotics International, Inc., 2715 Broadbent Parkway N.E., Albuquerque, New Mexico 87107. Mr. Tisch's principal residence is in Caracas, Venezuela.

(2) The business address is c/o F.A. Voight Investments, 7311 Stevens Ridge Road, Lincoln, Nebraska 68516.

(3) We issued Mr. Tisch 500,000 shares of our common stock upon conversion of a secured convertible promissory note in the principal amount of $1,200,000. We also issued Mr. Tisch 186,498 shares of common stock and a common stock purchase warrant exercisable for 55,949 shares of common stock in a May 2002 private placement of our securities. Also includes 935,051 shares issuable upon exercise of common stock purchase warrants issued to Mr. Tisch in connection with loans made by him to us under the January 2001, the August 2001 promissory notes and the conversion of certain of his outstanding loans to the company in November 2002. Further, includes stock options covering 5,000 shares issued to Mr. Tisch for serving as a director. Additionally, includes 684,685 shares of our common stock issued upon conversion of the outstanding balance of the August 2001 convertible promissory note. Further, Mr. Tisch received 3,086,204 shares in connection with the conversion of certain of his outstanding loans to the company in November 2002. In August 2002 and December 2002, we issued to Obras Electromecanicas TKV an aggregate of 421,711 shares of our common stock and warrants to purchase an aggregate of 92,928 shares of our common stock in payment in full of fees, plus reimbursement of out-of-pocket expenses, incurred under our consulting agreement with Mr. Tisch. Mr. Tisch is the sole owner and Chief Executive Officer and President of TKV.

(4) Includes 1,250,000 shares of our common stock issued to Mr. Voight in connection with a private placement. Also includes 250,000 shares issuable upon exercise of a common stock purchase warrant issued to Mr. Voight in connection with a private placement.

(5) Includes 891,228 shares subject to options exercisable within 60 days of December 13, 2002 and 3,750 shares underlying immediately exercisable warrants.

(6) Represents shares subject to options exercisable within 60 days of December 13, 2002.

(7) Includes 200,000 shares subject to options exercisable within 60 days of December 13, 2002.

(8) Includes 484,267 shares subject to options exercisable within 60 days of December 13, 2002 and 1,083,928 shares underlying immediately exercisable warrants.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In July 2000, we entered into an employment agreement with Dr. Lohrding. Prior to his resignation on July 15, 2002, Dr. Lohrding served as our President and Chief Executive Officer under the contract. Until the agreement expires on June 30, 2003, Dr. Lohrding will continue to serve as an employee providing consulting and advisory services to the company. As such, Dr. Lohrding agreed that he will devote no less than one-half of his time to the company's business. Dr. Lohrding currently is paid an annual fee of $65,206 under the contract. The contract granted Dr. Lohrding 100,000 stock options that vested immediately and expire on July 1, 2005. These options were granted outside of the company's Stock Incentive Plan. Dr. Lohrding is also entitled to bonuses based upon the achievement of specified target sales of the Lasette. Dr. Lohrding will receive a bonus equal to five percent of his base salary once we ship and sell 500 Lasettes for three consecutive months and then again once we ship and sell 1,000 Lasettes for three consecutive months. If a third party acquires at least 30% of our capital stock, then Dr. Lohrding will be entitled to the following:

     o a lump sum payment, in cash, equal to his base salary under his agreement, which may not be less than $50,000;

     o   a lump sum payment, in cash, equal to any accrued but unpaid bonus; and

     o all options, warrants and other rights subject to vesting will accelerate and vest on his termination.


In January 2001, certain members of our board of directors and affiliates of members or former members of our board of directors agreed to make term loan advances to us in an aggregate amount of $1,000,000 pursuant to the terms of a loan agreement with us. The loans are evidenced by unsecured promissory notes, bear interest at the rate of ten percent per annum and were due on January 31, 2002. On November 13, 2002 pursuant to a stock purchase agreement between the company and Mr. Oton Tisch dated November 12, 2002, we issued 2,309,255 shares of our common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of $900,000 of principal and $139,165 of accrued interest owing to Mr. Tisch under the loan agreement. As of November 13, 2002, the remaining principal balance outstanding under the loan agreement was approximately $87,000, all of which is owed to former members of our board of directors. These remaining loans can be demanded at any time. In connection with the January 2001 loan commitment, each lender was issued a warrant in proportion to the amount of the loan made by that lender. The warrants allow the lenders to purchase an aggregate of 150,000 shares of our common stock. The warrants may be exercised until January 31, 2004, at a price equal to $1.125 per share of our common stock.



In August 2001, we signed a convertible note in the face amount of $500,000 payable to Mr. Oton Tisch, one of our directors. Mr. Tisch, funded $190,000 after the signing of the convertible note in August 2001. Additional funds of $150,000 and $40,000 were provided by Mr. Tisch in December 2001 and January 2002. On July 29, 2002, we issued 684,685 shares of our common stock to convert all principal and interest owed of $410,400 under the August 2, 2001 convertible note to equity. The conversion price of the convertible note was $0.5994 per share of our common stock. As of July 29, 2002 no amounts remained outstanding under the convertible note. In connection with the issuance of the convertible note, Mr. Tisch was issued a warrant to purchase up to 28,500 shares of our common stock. The warrant is exercisable until August 2, 2004, for common stock at a price of $0.67 per share.






We entered into an International Sales and Marketing Contract with Obras Electromecanicas TKV in August 2001. Mr. Oton Tisch, one of our directors, is the President, Chief Executive Officer and the owner of TKV. Under the contract, TKV will perform international sales and marketing services for the Lasette and related accessories and the Cell Robotics Workstation in Mexico and various countries in Asia, Latin America, Central America, the Caribbean and Europe (these are referred to as the "territory" in the contract). During each year of the contract, TKV will receive 5% of the net value of Lasette and related accessories exports to the territory for the first $1,000,000 sold, 3.5% for the second $1,000,000 sold, 2.5% for the third $1,000,000 sold and 2% for the balance. TKV will not be separately compensated for services provided for the Cell Robotics Workstation unless TKV is involved in certain issues, in which case TKV will receive 3% of the sale value. To date, TKV has earned $236,974 under the contract. In August 2002 and December 2002, we issued to TKV an aggregate of 421,711 shares of our common stock and warrants to purchase an aggregate of 92,928 shares of our common stock in payment in full of these fees, plus reimbursement of out-of-pocket expenses. This warrant has an exercise price of $0.60 per share and expires on December 7, 2007. The contract expires on August 1, 2003.



On March 29, 2002, we signed a promissory note in the face amount of $2,000,000 payable to one of our directors, Mr. Oton Tisch. The promissory note was amended and restated on September 17, 2002. Under this promissory note, Mr. Tisch may make one or more advances to us at times and in amounts, as determined by Mr. Tisch in his discretion, up to an aggregate principal sum of $1,488,500 (the "Loan A Facility"). Additionally, Mr. Tisch must make requested advances under this note up to an aggregate principal sum of $511,500 so long as he remains satisfied in his reasonable credit judgment with our capital raising activities (the "Loan B Facility"). Therefore, Mr. Tisch has no obligation or commitment to make any loans under the Loan A Facility and must make advances under the Loan B Facility only to the extent he is satisfied with our capital raising activities in his reasonable credit judgment. This note bears interest at 8% per annum and is presently secured by all our assets. Mr. Tisch has funded a total principal amount of $537,300 under this note as of as of November 27, 2002. On November 13, 2002 pursuant to a stock purchase agreement between the company and Mr. Tisch dated November 12, 2002, we issued 776,949 shares of our common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of $337,300 of principal and $12,327 of accrued interest owing to Mr. Tisch under the promissory note. Additionally, on November 19, 2002, we repaid, in cash, $180,000 owing under the note. As of November 27, 2002, the remaining principal balance outstanding under the note was $20,000, all of which was outstanding under the Loan B Facility. No amounts borrowed under the Loan A Facility or the Loan B Facility may be reborrowed after being repaid by us. As of November 27, 2002, the remaining amount available under the Loan A Facility and the Loan B Facility is $1,000,000 and $462,700, respectively. All principal and interest outstanding under the note are due on April 1, 2004.



On May 16, 2002, we issued 186,498 shares of our common stock in a private placement with Mr. Oton Tisch, a director of the company. The gross proceeds from the offering that was paid by Mr. Tisch was $100,000. In connection with this private placement, Mr. Tisch was issued warrants to purchase 55,949 shares of our common stock at a price of $0.87 per share. The warrants expire on May 17, 2007.



On August 2, 2002, we issued 5,000 shares of our common stock to Mr. Eutimio Sena, a director of the company. The shares were issued in consideration for consulting services.



On November 13, 2002, in connection with the conversion of the outstanding principal and interest owing to Mr. Tisch under the January 2001 loan agreement and the promissory note in the face amount of $2,000,000, as described above, we issued Mr. Tisch a warrant to purchase 771,551 shares of our common stock. The warrant has an exercise price of $0.7125 per share and expires on November 13, 2007.


We believe that any transactions between us and our officers, directors, principal shareholders or other affiliates have been on terms no less favorable to us than could be obtained from unaffiliated third parties on an arms-length basis.

                                 INDEMNIFICATION

The Colorado Business Corporation Act, or the CBCA, provides that a company may indemnify a person who was, is or is threatened to be made a named defendant or respondent in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "proceeding"), because the person is or was a director against liability incurred in the proceeding if:

     o   the person conducted himself or herself in good faith;

     o the person reasonably believed, in the case of conduct in an official capacity with the company, that his or her conduct was in the company's best interests;

     o in all other cases, that his or her conduct was at least not opposed to the company's best interests; and

     o in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful.

A company may not indemnify a director in connection with a proceeding by or in the right of the company in which the director was adjudged liable to the company or in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit.

Our Articles of Incorporation provide that we may and shall indemnify each of our directors, officers, employees or agents, and their respective heirs, executors and administrators, against any and all expenses or liability reasonably incurred by them in connection with any action, suit or proceeding to which he may be a party by reason of his being or having been a director, officer, employee or agent of the company to the full extent required or permitted by the CBCA.

Our Amended and Restated Bylaws also state that we may indemnify against liability incurred in any proceeding an individual who was, is or is threatened to be made a named defendant or respondent in any proceeding because he is or was a director if that person meets the conditions for indemnification under the CBCA as described above. We may not indemnify a director in connection with a proceeding by or in the right of the company in which the director was adjudged liable to the company or in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. We must indemnify a person who is or was a director or officer of the company and who was wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party against reasonable expenses incurred by him in connection with the proceeding.

Under the sections of the CBCA and the company's Bylaws, a "director" includes an individual who is or was a director of a company or an individual who, while a director of a company, is or was serving at the company's request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manger, a member, a partner, a promoter or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan.

We currently maintain a $1,000,000 insurance policy that covers directors and officers' liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

COMMON STOCK

Each holder of our common stock is entitled to one vote for each share held of record. There is no right to cumulative voting of shares for the election of directors. The shares of common stock are not entitled to preemptive rights and are not subject to redemption or assessment. Each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably any dividends we may declare out of funds legally available for the payment of dividends. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive, pro-rata, that portion of our assets which are legally available for distribution to shareholders, subject to the rights of preferred shareholders, if any. The issued and outstanding shares of common stock are validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue up to 2,500,000 shares of preferred stock. Our preferred stock can be issued in one or more series as may be determined from time to time by our board of directors. Our board of directors has the authority, without shareholder approval, to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including:

     o   the rate of distribution;

     o the price at and the terms and conditions on which shares can be redeemed;

     o   the amount payable upon shares for distributions of any kind;

     o   sinking fund provisions for the redemption of shares;

     o the terms and conditions on which shares may be converted if shares of any series are issued with the privilege of conversion; and

     o   voting rights except as limited by law.

We do not currently have any plans to issue shares of preferred stock, or to designate any series of preferred stock. However, there can be no assurance that we will not issue preferred stock in the future. In the near future, we will be required to raise additional funds to finance our operations, which may be through the issuance of preferred stock. Any issuance of preferred stock may grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends would be declared to common shareholders, and the right to redemption of their preferred shares, together with a premium, prior to the redemption of our common stock. Common shareholders have no redemption rights. The ability to issue preferred stock without shareholder approval may discourage, delay or prevent someone from acquiring or merging with us.

                             SELLING SECURITYHOLDERS

The following table sets forth the names of the selling securityholders who may sell their common stock pursuant to this prospectus. No selling securityholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, except as noted below.


The following table sets forth certain information as of December 13, 2002, to the best of our knowledge, regarding the ownership of our common stock by the selling securityholders and as adjusted to give effect to the sale of all the common stock offered by the selling securityholder pursuant to this prospectus.




                                                                                        NUMBER OF
                                                                                          SHARES         PERCENTAGE
                                            NUMBER OF SHARES                           BENEFICIALLY      BENEFICIAL
                SELLING                    BENEFICIALLY OWNED      COMMON STOCK        OWNED AFTER     OWNERSHIP AFTER
            SECURITYHOLDER                 BEFORE OFFERING(1)     BEING OFFERED        THE OFFERING     THE OFFERING
---------------------------------------- ----------------------- -----------------    --------------- ------------------
Oton M. Tisch                               5,968,026(2)         4,948,387(3)             1,019,639         5.4%
William S. Hayman                             509,050(4)         509,050(4)                      --           *
Ronald K. Lohrding                          1,194,978(5)         303,750(6)                 891,228         4.7%
Raymond Radosevich                             23,000(7)           3,000(8)                  20,000           *
Haemedic LLC                                   26,500(9)           1,500(10)                 25,000           *
Humagen Fertility Diagnostics, Inc.            11,750(11)          6,750(12)                  5,000           *
Clark Aamodt                                  152,224            121,224(13)                 31,000           *
Leof Strand                                   289,663(14)        221,080(15)                 68,583           *
Becton, Dickinson and Company                 225,000(16)        225,000(16)                     --           *
Frederick A. Voight                         1,500,000(17)      1,500,000(17)                     --           *
Paul Bardacke                                 283,333(18)        163,333(19)                120,000           *
         TOTAL                                                 8,003,074

----------

*        Represents ownership interests of less than one percent.


(1) Includes shares of our common stock issuable upon exercise of our warrants and stock options within 60 days of December 13, 2002.

(2) Mr. Tisch serves on our board of directors and has served as a consultant to the company. We issued Mr. Tisch 500,000 shares of our common stock upon conversion of a secured convertible promissory note in the principal amount of $1,200,000. We also issued Mr. Tisch 186,498 shares of common stock and a common stock purchase warrant exercisable for 55,949 shares of common stock in a May 2002 private placement of our securities. Also includes 935,051 shares issuable upon exercise of common stock purchase warrants issued to Mr. Tisch in connection with loans made by him to us under the January 2001, the August 2001 promissory notes and the conversion of certain of his outstanding loans to the company in November 2002. Further, includes stock options covering 5,000 shares issued to Mr. Tisch for serving as a director. Additionally, includes 684,685 shares of our common stock issued upon conversion of the outstanding balance of the August 2001 convertible promissory note. Further, Mr. Tisch received 3,086,204 shares in connection with the conversion of certain of his outstanding loans to the company in November 2002. In August 2002 and December 2002, we issued to Obras Electromecanicas TKV an aggregate of 421,711 shares of our common stock and warrants to purchase an aggregate of 92,928 shares of our common stock in payment in full of fees, plus reimbursement of out-of-pocket expenses, incurred under our consulting agreement with Mr. Tisch. Mr. Tisch is the sole owner and Chief Executive Officer and President of TKV.

(3) Includes 684,685 shares of our common stock issued upon conversion of the outstanding balance of the August 2001 convertible promissory note and 3,086,204 shares in connection with the conversion of certain of his outstanding loans to the company in November 2002. Also includes 935,051 shares issuable upon exercise of common stock purchase warrants issued to Mr. Tisch in connection with loans made by him to us under the January 2001, the August 2001 promissory notes and the conversion of certain of his outstanding loans to the company in November 2002. Additionally, includes 55,949 shares of common stock issuable upon exercise of a common stock purchase warrant and 186,498 shares of common stock, which were obtained by Mr. Tisch in a May 2002 private placement of our securities.


(4) Includes 424,208 shares of our common stock issued to Mr. Hayman in connection with our January 2002 private placement. Also includes 84,842 shares issuable upon exercise of a common stock purchase warrant issued to Mr. Hayman in connection with our January 2002 private placement.


(5) Dr. Lohrding served as our Chief Executive Officer and President until his resignation on July 15, 2002. Dr. Lohrding also served as a member of our board of directors until his resignation in September 2002. The amount includes 891,228 shares of our common stock issuable upon exercise of stock options and 3,750 shares issuable upon exercise of a common stock purchase warrant issued to Dr. Lohrding in connection with a loan made by him to us under the January 2001 promissory note.


(6) Includes 3,750 shares of our common stock issuable upon exercise of a common stock purchase warrant issued to Dr. Lohrding in connection with a loan made by him to us under the January 2001 promissory note.

(7) Mr. Radosevich is a former member of our board of directors. The amount includes 20,000 shares of our common stock issuable upon exercise of stock options and 3,000 shares issuable upon exercise of a common stock purchase warrant issued to Mr. Radosevich in connection with a loan made by him to us under the January 2001 promissory note.

(8) Represents 3,000 shares of our common stock issuable upon exercise of a common stock purchase warrant issued to Mr. Radosevich in connection with a loan made by him to us under the January 2001 promissory note.

(9) The president and majority shareholder of Haemedic LLC is Mr. Steven Crees, a former director of the company. The amount includes 25,000 shares of our common stock issuable to Mr. Crees upon exercise of stock options and 1,500 shares issuable upon exercise of a common stock purchase warrant issued to Haemedic LLC in connection with a loan made under the January 2001 promissory note.

(10) Represents 1,500 shares of our common stock issuable upon exercise of a common stock purchase warrant issued to Haemedic LLC in connection with a loan made to us under the January 2001 promissory note.

(11) The president and majority shareholder of Humagen Fertility Diagnostics, Inc. is Ms. Debra Bryant who was a former member of our board of directors. The amount includes 5,000 shares of our common stock owned by Humagen Fertility Diagnostics, Inc. The amount also includes 6,750 shares issuable upon exercise of a common stock purchase warrant issued to Humagen Fertility Diagnostics, Inc. in connection with a loan made to us under the January 2001 promissory note.

(12) Represents 6,750 shares of our common stock issuable upon exercise of a common stock purchase warrant issued to Humagen Fertility Diagnostics, Inc. in connection with a loan made to us under the January 2001 promissory note.

(13) Represents 27,975 shares of common stock issuable upon exercise of a common stock purchase warrant and 93,249 shares of common stock, which were obtained by Mr. Aamodt in a May 2002 private placement of our securities.


(14) Mr. Strand has served as a consultant to the company since August 2002. We issued Mr. Strand 158,523 shares of common stock and a common stock purchase warrant exercisable for 47,557 shares of common stock in a May 2002 private placement of our securities. Also includes 8,333 shares issued as a success fee in connection with a January 2002 private placement of our securities.


(15) Includes 47,557 shares of common stock issuable upon exercise of a common stock purchase warrant exercisable and 158,523 shares of common stock, which were obtained by Mr. Strand in a May 2002 private placement of our securities.

(16) Represents shares issuable upon exercise of a common stock purchase warrant. Becton, Dickinson and Company is a exclusive licensor of the company.


(17) Includes 1,250,000 shares of our common stock issued to Mr. Voight in connection with a private placement. Also includes 250,000 shares issuable upon exercise of a common stock purchase warrant issued to Mr. Voight in connection with a private placement.

(18) Mr. Bardacke is an attorney who has provided services to us for which we issued him a Redeemable Warrant exercisable for 15,000 shares of our common stock. Mr. Bardacke also holds 15,000 Redeemable Warrants granted in a private offering. Additionally, includes 111,111 shares of our common stock issued to Mr. Bardacke in connection with our December 2002 private placement. Also includes 52,222 shares issuable upon exercise of common stock purchase warrants issued to Mr. Bardacke in connection with our December 2002 private placement.

(19) Includes 111,111 shares of our common stock issued to Mr. Bardacke in connection with our December 2002 private placement. Also includes 52,222 shares issuable upon exercise of common stock purchase warrants issued to Mr. Bardacke in connection with our December 2002 private placement.


We will pay all expenses to register the common stock. The selling securityholders will pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.

                              PLAN OF DISTRIBUTION

SELLING SECURITYHOLDERS' SECURITIES

The selling securityholders may offer their shares of common stock at various times in one or more of the following transactions:

          o on any of the United States securities exchanges where our common stock are listed or may be listed in the future;

          o    in the over-the-counter market;

          o in transactions other than on such exchanges or in the over-the-counter market;

          o    in connection with short sales of our common stock;

          o    by pledge to secure debts and other obligations;

          o in connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or

          o    in a combination of any of the above transactions.

The selling securityholders may sell their common stock at market prices prevailing at the time of sale, prices related to such prevailing market prices, negotiated prices or fixed prices.

The selling securityholders may use broker/dealers to sell their shares of common stock. In this event, the broker/dealers will either receive a discount or commission from the selling securityholder, or they will receive commissions from the purchaser of common stock for whom they acted as agent.

The selling securityholders and any broker/dealers who sell their shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. The commissions, discounts or other compensation paid to such persons may be regarded as underwriters' compensation. These shares may later be distributed, sold, pledged, hypothecated or otherwise transferred. In addition to any other applicable laws or regulations, selling securityholders must comply with regulations relating to distributions by selling securityholders, including Regulation M under the Securities Exchange Act of 1934.

To comply with the securities laws of certain jurisdictions, the securities offered in this prospectus will be offered or sold in those jurisdictions only through registered or licensed broker/dealers. In addition, in certain jurisdictions the securities offered in this prospectus may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions, or unless an exemption from registration or qualification is available and is complied with.

                                  LEGAL MATTERS

The legality of the common stock offered under this prospectus was passed on for us by Neuman & Drennen, LLC.

                                     EXPERTS

Our consolidated financial statements as of December 31, 2001 and 2000, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, included herein, and upon the authority of said firm as experts in accounting and auditing.

The report of KPMG LLP covering the December 31, 2001 and 2000 financial statements contains an explanatory paragraph that states that the company's recurring losses and negative cash flows from operations raise substantial doubt about the company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at the SEC's Public Reference Room in Washington, D.C. at 450 Fifth Street, N.W., Washington, D.C. 20549 and in Chicago, Illinois at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Rooms. Our electronic SEC filings are also available on the web site maintained by the SEC, which is found at http://www.sec.gov. Our SEC filings are also available from commercial document retrieval services.

                        CELL ROBOTICS INTERNATIONAL INC.

                          INDEX TO FINANCIAL STATEMENTS

         The following financial statements are included:



Independent Auditors' Report............................................................................        F-2
Consolidated Balance Sheets - December 31, 2001 and December 31, 2000...................................        F-3
Consolidated Statements of Operations - for the years ended December 31, 2001 and 2000..................        F-4
Consolidated Statements of Stockholders' Equity (Deficit) - for the years ended
December 31, 2001 and 2000 .............................................................................        F-5
Consolidated Statements of Cash Flows - for the years ended December 31, 2001 and 2000..................        F-6
Notes to Consolidated Financial Statements..............................................................        F-7

Consolidated Balance Sheets - September 30, 2002 (unaudited) and December 31, 2001 (audited)............       F-18
Consolidated Statements of Operations - for the three months ended September 30, 2002 and 2001
(unaudited).............................................................................................       F-19
Consolidated Statements of Operations - for the nine months ended September 30, 2002 and 2001
(unaudited).............................................................................................       F-20
Consolidated Statements of Cash Flows - for the nine months ended September 30, 2002 and 2001
(unaudited).............................................................................................       F-21
Notes to Unaudited Consolidated Financial Statements....................................................       F-22

                          INDEPENDENT AUDITORS' REPORT




The Board of Directors
Cell Robotics International, Inc.



We have audited the accompanying consolidated balance sheets of Cell Robotics International, Inc. and subsidiary as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cell Robotics International, Inc. and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11 to the consolidated financial statements, the Company has suffered recurring losses and negative cash flows from operations that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 11. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ KPMG LLP
Albuquerque, New Mexico
February 22, 2002

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000



                                                               2001             2000
                                                          --------------    --------------

ASSETS
Current assets:
     Cash and cash equivalents                            $        5,633    $    1,043,230
     Accounts receivable, net of allowance for
         doubtful accounts of $4,991 in 2001 and
         $1,841 in 2000                                          287,482           378,853
     Inventory                                                   911,421         1,079,086
     Other current assets                                         49,009            60,850
                                                          --------------    --------------
         Total current assets                                  1,253,545         2,562,019
     Property and equipment, net                                 386,914           549,688
     Other assets, net                                            19,279            24,109
                                                          --------------    --------------
              Total assets                                $    1,659,738    $    3,135,816
                                                          ==============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
     Accounts payable                                     $      579,021    $      350,399
     Note payable - related parties                            1,608,989           250,000
     Payroll related liabilities                                 145,952           152,860
     Royalties payable                                           110,846            79,046
     Accrued litigation costs                                         --           400,000
     Other current liabilities                                    44,607           118,010
                                                          --------------    --------------
              Total current liabilities                        2,489,415         1,350,315

Stockholders' equity (deficit):
     Preferred stock, $.04 par value. Authorized
         2,500,000 shares, zero shares
         issued and outstanding at December 31, 2001
         and 2000                                                     --                --
     Common stock, $.004 par value. Authorized
         50,000,000 shares, 9,956,137 and 9,965,644
         shares issued and outstanding at December 31,
         2001 and 2000, respectively                              39,825            39,863
     Additional paid-in capital                               25,223,575        25,114,871
     Accumulated deficit                                     (26,093,077)      (23,369,233)
                                                          --------------    --------------
              Total stockholders' equity (deficit)              (829,677)        1,785,501
                                                          --------------    --------------

              Commitments and contingencies

                                                          $    1,659,738    $    3,135,816
                                                          ==============    ==============



          See accompanying notes to consolidated financial statements.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                        2001               2000
                                                   --------------    --------------

Product sales                                      $    1,461,447    $      992,710
Research and development grants                           137,597            14,353
                                                   --------------    --------------

         Total revenues                                 1,599,044         1,007,063
                                                   --------------    --------------

Product cost of goods sold                             (1,360,646)       (1,516,846)
SBIR direct expenses                                     (137,597)          (14,353)
                                                   --------------    --------------

         Total cost of goods sold                      (1,498,243)       (1,531,199)
                                                   --------------    --------------

         Gross profit (loss)                              100,801          (524,136)
                                                   --------------    --------------

Operating expenses:
     General and administrative                           936,000         1,297,779
     Marketing & sales                                  1,211,726         1,289,728
     Research and development                             610,354           816,659
                                                   --------------    --------------

         Total operating expenses                       2,758,080         3,404,166
                                                   --------------    --------------

         Loss from operations                          (2,657,279)       (3,928,302)
                                                   --------------    --------------

Other income (expense):
     Interest income                                       11,979            76,088
     Interest expense                                    (125,489)       (1,258,453)
     Other, net                                            46,945            74,485
                                                   --------------    --------------

         Total other expense                              (66,565)       (1,107,880)
                                                   --------------    --------------

Net loss applicable to common shareholders         $   (2,723,844)   $   (5,036,182)
                                                   ==============    ==============

Weighted average common shares
     outstanding, basic and diluted                     9,984,989         9,286,128
                                                   ==============    ==============

Net loss per common share, basic and diluted       $        (0.27)   $        (0.54)
                                                   ==============    ==============


          See accompanying notes to consolidated financial statements.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000




                                              Preferred Stock                Common Stock
                                          --------------------------  ----------------------------     Paid-in       Accumulated
                                            Shares        Amount          Shares        Amount          Capital         Deficit
                                          ----------   -------------  -------------  -------------    -------------  -------------

Balance at December 31, 1999                      --   $          --      8,244,121  $      32,976       19,154,908    (18,333,051)
Shares issued for services                        --              --        130,000            520          550,885             --
Exercise of stock options                         --              --        162,048            649          224,418             --
Exercise of stock warrants                        --              --        429,475          1,718          690,038             --
Issuance of shares at $4.00 in a private
    placement, less costs of offering             --              --        500,000          2,000        1,733,502             --
Options & warrants issued
    for services                                  --              --             --             --          350,640             --
Issuance of stock on conversion of
    notes, less costs of offering                 --              --        500,000          2,000        2,410,480             --
Net loss for 2000                                 --              --             --             --               --     (5,036,182)
                                          ----------   -------------  -------------  -------------    -------------  -------------
Balance at December 31, 2000                      --              --      9,965,644         39,863       25,114,871    (23,369,233)

Shares issued for services                        --              --         52,375            210           23,697             --
Stock cancellation                                                --             --        (61,882)            (248)           248

Options & warrants issued
    for services                                  --              --             --             --           84,759             --
Net loss for 2001                                 --              --             --             --               --     (2,723,844)
                                          ----------   -------------  -------------  -------------    -------------  -------------
Balance at December 31, 2001                      --   $          --      9,956,137  $      39,825       25,223,575    (26,093,077)
                                          ==========   =============  =============  =============    =============  =============

          See accompanying notes to consolidated financial statements.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000



                                                                2001            2000
                                                          --------------    --------------

Cash flows from operating activities:
    Net loss                                              $   (2,723,844)       (5,036,182)
    Adjustments to reconcile net loss to net
       cash used in operating activities:
          Depreciation and amortization                          174,521           126,351
          Beneficial conversion charge                                --         1,200,000
          Loss on sale of property and equipment                      --            35,000
          Provision for bad debts                                  3,150                --
          Options and warrants issued for service                 84,759           350,640
          Common stock issued for services                        23,907           551,405
          Decrease (increase) in accounts receivable              88,221          (172,575)
          Decrease (increase) in inventory                       167,665          (181,115)
          Decrease (increase) in other current assets             11,841           (24,307)
          Increase (decrease) in accounts payable
              and payroll related liabilities                    221,714          (297,761)
          (Decrease) increase in other current
              liabilities, accrued litigation costs
              and royalties payable                             (441,603)          489,243
                                                          --------------    --------------
    Net cash used in operating activities                     (2,389,669)       (2,959,301)
                                                          --------------    --------------

Cash flows from investing activities:
    Proceeds from sale of property and equipment                      --           232,500
    Purchase of property and equipment                            (6,917)         (453,153)
                                                          --------------    --------------
    Net cash used in investing activities                         (6,917)         (220,653)
                                                          --------------    --------------

Cash flows from financing activities:
    Proceeds from issuance of common stock                            --         1,735,502
    Proceeds from exercise of stock options                           --           225,067
    Proceeds from exercise of warrants                                --           691,756
    Proceeds from loan - related parties                       1,358,989                --
    Proceeds from issuance of secured convertible
       note, net of expenses                                          --         1,212,480
                                                          --------------    --------------

       Net cash provided by financing activities               1,358,989         3,864,805
                                                          --------------    --------------

Net (decrease) increase in cash and cash equivalents:         (1,037,597)          684,851
Cash and cash equivalents:
    Beginning of year                                          1,043,230           358,379
                                                          --------------    --------------
    End of year                                           $        5,633         1,043,230
                                                          ==============    ==============

Supplemental information:
    Conversion of secured convertible note                $           --         1,200,000
    Interest paid                                         $        4,546                --
                                                          ==============    ==============

          See accompanying notes to consolidated financial statements.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)      BUSINESS AND ACTIVITIES

         The Company has developed and is manufacturing and marketing a sophisticated laser-based medical device with applications in the blood sample and glucose collection and in vitro fertilization markets. During fiscal 2000 the Company sold the technology related to its in vitro fertilization products to Hamilton Thorne Research. The Company also develops, produces and markets a scientific research instrument line that increases the usefulness and importance of the conventional laboratory microscope. The Company markets its scientific instruments in both domestic and international markets.


         The Company's customers consist primarily of research institutes, universities, distributors and mail-order business that serve patients with diabetes as well as the physician community, and medical clinics.


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         (a)      Basis of Presentation

                  The consolidated financial statements include the accounts of Cell Robotics International, Inc. and its wholly owned subsidiary (the Company). All significant intercompany accounts and transactions have been eliminated in consolidation.

         (b)      Financial Statement Estimates

                  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         (c)      Cash and Cash Equivalents

                  For purposes of the statements of cash flows, the Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

         (d)      Inventory

                  Inventory is recorded at the lower of cost, determined by the first-in, first-out method, or market.

                  Inventory at December 31 consists of the following:


                                                                          2001                2000
                                                                     ----------------    --------------
                  Finished goods                                     $         98,611    $       56,273
                  Parts and components                                        729,378         1,022,813
                  Sub-assemblies                                               83,432                --
                                                                     ----------------    --------------
                                                                     $        911,421    $    1,079,086
                                                                     ================    ==============

         (e)      Property and Equipment

                  Property and equipment are stated at cost. Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets, which range from five to seven years. Leasehold improvements are amortized over the life of the lease. Routine maintenance and repairs are charged to expense as incurred.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(2)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

(f)      Earnings Per Share

Basic loss per share is computed on the basis of the weighted average number of common shares outstanding during the year. Diluted loss per share, which is computed on the basis of the weighted average number of common shares and all potentially dilutive common shares outstanding during the year, is the same as basic loss per share for 2001 and 2000, as all potentially dilutive securities were anti-dilutive.

Options to purchase 2,923,626 and 1,594,575 shares of common stock were outstanding at December 31, 2001 and 2000, respectively. Additionally, warrants to purchase 1,691,326 and 1,503,826 shares of common stock were outstanding at December 31, 2001 and 2000, respectively. These were not included in the computation of diluted earnings per share as the exercise of these options and warrants would have been anti-dilutive because of the net losses incurred in 2001 and 2000.

(g)      Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, payroll related liabilities, royalties payable and accrued liabilities in the consolidated financial statements approximate fair value because of the short-term maturity of these instruments. The fair value of the notes payable at December 31, 2001 cannot be determined without excessive costs due to its related party nature.

(h)      Income Taxes

The Company follows the asset and liability method for accounting for income taxes whereby deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.

(i)      Revenue

The Company recognizes revenue on sales of its products when the products are shipped from the plant and ownership is transferred to the customer. In certain cases where the Company is required to install its products at a customers site, the recognition of revenue is deferred until the installation is completed. Appropriate allowances are made for returns.

(j)      Advertising

Advertising costs, all of which are nondirect response advertising, are expensed as incurred. Advertising expense was approximately $100,000 and $320,000 in 2001 and 2000, respectively.

(k)      Research and Development

Research and development costs related to both present and future products are expensed as incurred. Research and development costs consist primarily of salaries, materials and supplies.

(l)      Warranties


The Company warrants their products against defects in materials and workmanship for one year. The warranty reserve is reviewed periodically and adjusted based upon the Company's historical warranty costs and its estimate of future costs.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(m)      Stock Option Plan

The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeds the exercise price. SFAS No. 123, "Accounting for Stock Based Compensation," permits entities to recognize as an expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

The Company also issues stock, stock options or stock warrants to non-employees for services. The fair value of these instruments, as determined by the market price on the date of issuance, or of the options or warrants, as determined by the Black-Scholes option pricing model, is charged to expense when incurred. Stock issuances are discussed in Note 9 and issuances of options or warrants are included in the disclosures in Note 5.

(3)      PROPERTY AND EQUIPMENT

Property and equipment consist of the following at December 31:


                                                                          2001                2000
                                                                     --------------     --------------

                  Furniture and fixtures                             $       14,791     $       14,791
                  Computers                                                 393,458            391,487
                  Equipment                                                 975,527            970,581
                  Leasehold improvements                                     48,961             48,961
                                                                     --------------     --------------
                                                                          1,432,737          1,425,820
                  Accumulated depreciation                               (1,045,823)          (876,132)
                                                                     --------------     --------------
                  Net property and equipment                         $      386,914     $      549,688
                                                                     ==============     ==============

(4)      OTHER ASSETS

Other assets consist of the following at December 31:


                                                                          2001                2000
                                                                     ---------------    ----------------
                  Patents                                                     48,246              48,246
                  Non-compete agreements                                       8,116               8,116
                                                                     ---------------    ----------------
                                                                              56,362              56,362
                  Accumulated amortization                                   (37,083)            (32,253)
                                                                     ---------------    ----------------
                  Net other assets                                   $        19,279    $         24,109
                                                                     ===============    ================

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5)      STOCK OPTIONS AND WARRANTS

         (a)      Stock Options


                  The Company has adopted a Stock Incentive Plan (the Plan) pursuant to which the Company's Board of Directors may grant to eligible participants options in the form of Incentive Stock Options (ISO's) under Section 422 of the Internal Revenue Code of 1986, as amended, or options which do not qualify as ISO's (Non-Qualified Stock Options or NQSO's). An aggregate of 1,500,000 shares of the Company's common stock is reserved for issuance under the Plan. Generally, stock options granted under the Plan have five-year terms and become fully exercisable after three or four years from the date of grant.

                  Following is a summary of activity in the Company's options for employees, directors, outside consultants, and technical advisors:



                                                                  YEAR ENDED DECEMBER 31,
                                                          2001                                      2000
                                                ------------------------           -----------------------
                                                 WEIGHTED-                          WEIGHTED-
                                                  AVERAGE                            AVERAGE
                                                 EXERCISE                           EXERCISE
                                                   PRICE        NUMBER                PRICE        NUMBER
                                                -----------    ---------           -----------  ----------

         Outstanding at beginning of year       $      2.14    1,594,575           $      1.73    1,618,123
         Granted                                $      0.58    1,538,225           $      2.56      605,833
         Exercised                              $        --           --           $      1.39     (162,048)
         Forfeited                              $      1.42     (209,174)          $      1.87     (467,333)
         Outstanding at end of year             $      1.37    2,923,626           $      2.14    1,594,575
         Exercisable at end of year             $      1.30    2,284,874           $      2.06    1,110,993

The following summarizes certain information regarding outstanding stock options at December 31, 2001:



                                           TOTAL                                         EXERCISABLE
                    ---------------------------------------------------   ----------------------------------
                                                           WEIGHTED-
                                         WEIGHTED-          AVERAGE           WEIGHTED-
                                          AVERAGE          REMAINING           AVERAGE
      EXERCISE                           EXERCISE         CONTRACTUAL         EXERCISE
     PRICE RANGE         NUMBER            PRICE         LIFE (YEARS)           PRICE            NUMBER
------------------  ----------------  ---------------  ----------------   ---------------    ---------------

   $  0.37 to 0.48           824,051  $          0.38              4.75   $          0.37            774,051
      0.58 to 0.84           665,000             0.72              4.36              0.78            475,000
      1.38 to 2.06           946,075             1.90              1.53              1.83            639,407
      2.69 to 3.97           458,500             2.81              3.36              2.79            379,749
      4.38 to 4.47            30,000             4.44              3.47              4.41             16,667
                    ----------------             ----               ---              ----    ---------------
   Total                   2,923,626  $          1.37              3.39   $          1.30          2,284,874
                    ================             ====              ====              ====    ===============



                  During 2001 and 2000, the Company granted 1,238,225 and 403,000, respectively, options outside of the Plan, for the purchase of the Company's common stock to employees, directors, consultants and a provider of public relations services for the Company. Such options are included in the above table.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5)      STOCK OPTIONS AND WARRANTS, CONTINUED

         At December 31, 2001 and 2000, there were 677,765 and 716,710, respectively, additional shares available for grant under the Plan. The weighted-average fair value of stock options granted in 2001 and 2000 was $0.31 and $1.68, respectively, calculated on the date of grant using the Black Scholes option-pricing model using the following assumptions for 2001 and 2000, respectively. Expected dividend yield of 0% and 0%, risk-free interest rate of 2.5% and 5%, expected life of option of 4 years and 4 years, and expected volatility of 97% and 92%.


         The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its employee and director stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the date of grant for its employee stock options under SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:



                                                                          2001                2000
                                                                     ---------------    ----------------
                  Reported net loss applicable to common
                    shareholders                                     $ (2,723,844)      $  (5,036,182)
                  Pro forma net loss applicable to common
                    shareholders                                       (3,189,844)         (5,889,284)
                  Pro forma net loss per share applicable to
                    common shareholders - basic and diluted          $       (.32)      $        (.63)
                                                                     ============       =============

         (b) Warrants


         The Company has a Representative's Warrant outstanding that was granted to an underwriter. The Representative's Warrant is exercisable through February 2, 2002 to purchase 160,000 shares of common stock at a price of $2.475 per share. The Representative's Warrant also includes 80,000 Common Stock Purchase Warrants exercisable through February 2, 2003 to purchase 80,000 shares of common stock for a price of $2.40 per share. The Representative's Warrant expired unexercised subsequent to year end.


         In conjunction with the Offering completed in February 1998, and the exchange of common shares for Units in February 1998, the Company has an additional 1,077,576 warrants outstanding exercisable through February 2, 2003 to purchase 1,077,576 shares of common stock for a price of $2.40 per share.

         In connection with the private placement completed in July 1999, the Company has an additional 101,250 warrants outstanding exercisable through February 2, 2003 to purchase 101,250 shares of common stock for a price of $2.40 per share.

         In consideration for services received, the Company issued 15,000 warrants to a provider of corporate legal services. The warrants are exercisable through February 2, 2003 to purchase 15,000 shares of common stock for a price of $2.40 per share.

         In 2000 the Company issued 70,000 common stock purchase warrants to an investment research firm and a public relations firm. The warrants are exercisable through February 3, 2003 to purchase one share of common stock for a price of $2.40 per share.

         In January 2001 the Company issued 150,000 common stock purchase warrants to five of its directors. The warrants were issued in connection with the $1 million board loan between the directors and the Company, see note 10. The warrants are exercisable through January 31, 2004 to purchase one share of common stock for a price of $1.125 per share.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(5)      STOCK OPTIONS AND WARRANTS, CONTINUED

                  In August 2001 the Company issued 37,500 common stock purchase warrants to a director. The warrants were issued in connection with the $500,000 convertible loan between the director and the Company. The warrants are exercisable through August 2, 2004 to purchase one share of common stock for a price of $0.67 per share.

         (c)      Employee Stock Purchase Plan

                  The board of directors and stockholders have approved an Employee Stock Purchase Plan (ESPP). As of December 31, 2001 and 2000, no shares of common stock have been issued under the ESPP and there have been no subscriptions of employees to participate in the ESPP.

(6)      ROYALTY AGREEMENTS

         The Company is party to several royalty agreements under which it must make payments to the original holders of patents on components used in its products. Such royalties, equal to 1 to 2 percent of the net sales of the products containing patented components, are generally due upon sale of the products.

         One royalty agreement pertains to the Company's worldwide, non-exclusive license agreement which continues until January 2007. Under the terms of the royalty agreement, the Company must pay an annual royalty of 7 percent based on revenue generated from sales of the Company's products that use the patent, with a minimum annual payment of $35,000. Beginning with the year 1999, the minimum annual royalty payment of $35,000 is payable as follows: $17,500 sixty days after the end of each semiannual period ending June 30th and December 31st.

(7)      INCOME TAXES


         No provision for federal or state income tax expense has been recorded due to the Company's losses. Total income tax benefit differs from the amounts computed by applying the statutory tax rate to loss before income taxes. The reason for this difference is as follows:



         Expected tax benefit at the
                  U.S. statutory rate of 34%                  $ (926,107)                 (1,712,302)
         Valuation allowance                                     926,107                   1,712,302
                                                              ----------                ------------
         Actual tax expense (benefit)                                  0

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


         The Company has net operating loss carryforwards and temporary differences that give rise to the following deferred tax assets and liabilities:


                                                             DECEMBER 31,
                                                         2001             2000
                                                   --------------    --------------

Deferred tax assets:
    Net operating loss carryforwards               $    8,253,000         7,155,000
    Inventory capitalization                              184,000            71,000
    Vacation and sick leave payable                        43,000            30,000
    Allowance for doubtful accounts                        15,000                --
    Capital loss carryforward                              15,000                --
    Depreciation                                               --             7,000
                                                   --------------    --------------
                                                        8,510,000         7,263,000
Less valuation allowance                               (8,418,000)       (7,234,000)
                                                   --------------    --------------
         Net deferred tax asset                            92,000            29,000
                                                   --------------    --------------
Deferred tax liabilities:
    Amortization                                           39,000            29,000
    Federal impact of state NOL carryforward                6,000                --
    Depreciation                                           47,000                --
                                                   --------------    --------------
         Net deferred income taxes                 $           --                --
                                                   ==============    ==============

(7)      INCOME TAXES, CONTINUED


         The net deferred taxes have been fully offset by a valuation allowance since the Company cannot currently conclude that it is more likely than not that the benefits will be realized. The net operating loss carryforward for income tax purposes of approximately $22,000,000 expires beginning in 2006 through 2021. Ownership changes resulting from the Company's reorganization in 1995 will limit the use of this net operating loss under applicable Internal Revenue Service regulations.


(8)      COMMITMENTS

         The Company is obligated under a non-cancellable operating lease for building facilities which is subject to 3 percent annual increases and expires on November 30, 2002. Rent expense for 2001 and 2000 was $120,676 and $116,111, respectively. The minimum annual lease commitments for all building facilities at December 31, 2001 is $98,977 for 2002.

(9)      EQUITY TRANSACTIONS


         In January 2000, the Company terminated its public and investor relations agreement with RCG Capital Markets Group, Inc. effective January 1, 2000. In lieu of payment for three additional months of service retainer fees, the Company granted options for an additional 25,000 shares of Common Stock at an exercise price equal to $3.25, the closing price of the Company's Common Stock on February 15, 2000. Due to early termination of this agreement, 50,000 unvested options were canceled. The Company recorded a charge of $44,659, the fair value of the options granted. The fair value was calculated on the grant date using the Black Scholes option-pricing model. The significant assumptions include an expected dividend of zero, a risk free interest rate of 6.375% and an expected volatility of 75.2%.


         Additionally, in January 2000, the Company issued a total of 40,000 Common Stock purchase warrants to an investment research firm and a new public relations firm. The Company was also committed under the terms of the agreement with the new public relations firm to issue an additional 30,000 warrants if representation continued beyond six months. The warrants are exercisable through February 2, 2003 to purchase one share of Common Stock for a price of $2.40 per share. Of the additional 30,000 warrants, 15,000 vested April 1, 2000, after three months of service, and the remaining 15,000 vested on July 1, 2000, after six months of service. The fair value of these performance-based options has been measured upon vesting and charged to operations at such time. The Company recorded charges of $124,321, the fair

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(9)      EQUITY TRANSACTIONS, CONTINUED

         value of the options granted. The fair value was calculated on the grant dates using the Black Scholes option-pricing model. The significant assumptions include an expected dividend of zero, a risk free interest rate of 6.375% and an expected volatility of 75.2%.


         In February 2000, an underwriter in a previous offering exercised a portion of its Placement Agent's Warrants to purchase a total of
         10.9825 units at a price of $25,000 per unit. Each unit consists of 20,000 shares of Common Stock and class A warrants exercisable for 10,000 shares of Common Stock. The underwriter exercised the underlying class A warrants simultaneously with the exercise of the Private Placement Warrants. Proceeds to the Company were approximately $467,000.


         In February 2000, the Company executed a secured convertible promissory note from a member of the Company's Board of Directors, which was amended in March 2000. The director advanced $250,000 on March 3, 2000; $250,000 on March 9, 2000; $200,000 on March 28, 2000; and the
         remaining $500,000 on April 26, 2000 under the note. The principal amount of $1,200,000 was paid in full with and converted into 500,000 shares of Common Stock on August 30, 2000. An SB-2 registration statement registering the shares issuable upon conversion of the promissory note was declared effective by the SEC on July 20, 2000. In connection with the beneficial conversion of this note, the Company recorded a non-cash charge of $1,200,000 in the quarter ended September 30, 2000.

         In March 2000, a previous distributor of the Company exercised its warrant to purchase 100,000 shares of Common Stock at a price of $2.25 per share. Proceeds to the Company were approximately $225,000.

         On May 26, 2000 the Company issued 500,000 shares of its Common Stock for $2,000,000 in a private placement with Paulson Investment Company of Portland, Oregon. A five percent placement fee was paid to Mark T. Waller of BridgeWorks Capital, a former member of the Company's Board of Directors after the close of the transaction.


         In February, May and July 2000, and in January 2001, the Company issued a total of 145,000 shares of its Common Stock to Pollet & Richardson as payment for legal services. The Company recorded charges of $560,312, the fair value of the stock issued. The fair value was calculated on the measurement dates using the market price of the Company's common stock on those dates.

         In October 2001 the Company issued a total of 37,375 shares of its Common Stock as payment for services. The Company recorded charges of $15,000, the fair value of the stock issued. The fair value was calculated on the measurement dates using the market price of the Company's common stock on those dates.


(10)     NOTES PAYABLE

         In December 1999, the Company issued a note payable for $250,000 to Humagen Fertility Diagnostics, Inc. whose president, chief executive officer and majority shareholder is Dr. Debra Bryant, a former member of the Company's board of directors. The note bears interest at six percent. In January 2001, the Company used $45,000 of the proceeds of the loans by the Company's directors and their affiliates described below as payment against the outstanding balance of $250,000 plus accrued interest. The Company also paid monthly installments of $10,000 each from February through April 2001. The remaining balance of the note is now payable upon demand. During the year ended December 31, 2001 the Company expensed approximately $12,000 of interest on this note.

         In February 2000, the Company executed a secured convertible promissory note from a member of the Company's Board of Directors, which was amended in March 2000. The director advanced $250,000 on

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


(10)     NOTES PAYABLE, CONTINUED

         March 3, 2000; $250,000 on March 9, 2000; $200,000 on March 28, 2000;
         and the remaining $500,000 on April 26, 2000 under the note. The principal amount of $1,200,000 was paid in full by conversion into 500,000 shares of Common Stock on August 30, 2000. An SB-2 registration statement registering the shares issuable upon conversion of the promissory note was declared effective by the SEC on July 20, 2000. In connection with the beneficial conversion of this note, the Company recorded a non-cash charge of $1,200,000 in the quarter ended September 30, 2000.

         On January 31, 2001, certain members of the Company's board of directors and affiliates of members or former members of its board of directors agreed to make term loan advances to the Company in an aggregate amount of $1,000,000. Loans in the amount of $100,000, $400,000 and $500,000 under this $1,000,0000 commitment were made in February 2001, March 2001 and May 2001, respectively. The loans are evidenced by unsecured promissory notes, bear interest at the rate of ten percent per annum and were due on January 31, 2002. As of the filing date of this report these loans are due and payable in full. Additionally, the lenders were issued warrants to purchase an aggregate of 150,000 shares of Common Stock. The warrants are exercisable until January 31, 2004, for Common Stock at a price of $1.125 per share, the market price for the Common Stock when the loan agreement was signed. The warrants are immediately exercisable. The Company has allocated $32,540 in proceeds from the loan to the warrants based on the fair value of the warrants. This amount has been recorded as a discount on the loans and is being amortized over the life of the loans. During the year ended December 31, 2001 the Company expensed approximately $83,000 of interest on this loan agreement.


         In August 2001, the Company signed a convertible note in the face amount of $500,000 payable to Mr. Oton Tisch, one of our directors. Mr. Tisch, funded $190,000 after the signing of the convertible note in August 2001. Additional funds of $150,000 and $40,000 were provided by Mr. Tisch in December 2001 and January 2002, respectively. Mr. Tisch no longer has a commitment to loan any additional funds under this convertible note. Principal and accrued interest evidenced by the note are convertible into shares of the Company's common stock at any time. The conversion price of the convertible note is $0.5994 per share of our common stock or 90% of the average closing price per share of our common stock for 15 trading days ending on the trading day immediately prior to the date of conversion, whichever is less. However, the conversion price cannot be less than $0.30 per share. The convertible note, which is convertible at the Company's option, bears interest at 10% per annum and is presently secured by all our assets. Unless sooner converted, the convertible note is due on August 2, 2002. We anticipate that a non-cash beneficial conversion charge will be expensed as interest as a result of this transaction. The amount of this charge cannot be determined at this time due to the variable nature of the conversion price. In connection with the issuance of the convertible note, Mr. Tisch was issued a warrant to purchase up to 37,500 shares of our common stock, of which 28,500 shares have become exercisable, after including the January 2002 funding. The remaining shares covered by the warrant will become exercisable in proportion to the amount funded by Mr. Tisch under the convertible note. The warrant is exercisable until August 2, 2004, for common stock at a price of $0.67 per share.


(11)     CAPITAL RESOURCES

         Since inception, the Company has incurred operating losses and other equity charges which have resulted in an accumulated deficit of $26,093,077 at December 31, 2001 and operations using net cash of $2,389,669 in 2001.


         The Company's ability to improve cash flow and ultimately achieve profitability will depend on its ability to significantly increase sales. Accordingly, the Company is manufacturing and marketing a sophisticated laser-based medical device which leverages the Company's existing base of patented technology. The Company believes the markets for this new product are broader than that of the scientific research

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(11)     CAPITAL RESOURCES, CONTINUED


         instruments market and, as such, offer a greater opportunity to significantly increased sales. In addition, the Company is pursuing development and marketing partners for some of its new medical products. These partnerships will enhance the Company's ability to rapidly ramp-up its marketing and distribution strategy, and possibly offset the products' development costs.


         Although the Company has begun manufacturing and marketing its sophisticated laser-based medical device and continues to market its scientific research instrument line, it does not anticipate achieving profitable operations until possibly the end of 2002. As a result, the Company expects its accumulated deficit to increase in the near future.

         The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the Company as a going concern. There is substantial doubt that the Company will be able to continue as a going concern. The ultimate continuation of the Company is dependent on attaining additional financing and profitable operations.

(12)     SUBSEQUENT EVENTS

         On January 25, 2002, the Company issued 424,208 shares of its common stock in a private placement with William Hayman, a private investor, which resulted in gross proceeds to the Company of $300,000. Additionally Mr. Hayman was issued warrants to purchase 84,842 shares of our common stock at a price of $0.90 per share. The warrants expire on January 25, 2007. A success fee of 8,333 shares of our common stock was paid after the close of the transaction.

         In January 2002 the Company signed an exclusive licensing arrangement with Becton Dickinson and Company regarding the Tankovich Patent. The license is valid until the patent expires in 2012. The Company is required to pay Becton, Dickinson a royalty of 2.5% on all sales of the Lasette and its related accessories and to issue 225,000 warrants. Under the license, the payment of royalties for sales during the first two years of the agreement is deferred until November 2004. Royalties earned during the third year of the agreement and through the remainder of the term will be payable on a quarterly basis. In connection with the license, Becton Dickinson released the Company from any alleged infringement under the Tankovich Patent.

(13)     OPERATING SEGMENTS

         The Company has two operating segments: scientific research instruments and laser-based medical devices. The scientific research instruments segment produces research instruments for sale to universities, research institutes, and distributors. The laser-based medical devices segment produces medical devices for sale to clinics, individual consumers and to distributors.

         The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates segment performance based on profit or loss from operations prior to the consideration of unallocated corporate general and administration costs. The Company does not have intersegment sales or transfers.


         The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business utilizes different technologies and marketing strategies.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              DECEMBER 31, 2001
                                      --------------------------------------------------------------------
                                         SCIENTIFIC      LASER-BASED
                                          RESEARCH         MEDICAL
                                        INSTRUMENTS        DEVICES          CORPORATE            TOTAL
                                      --------------    --------------    --------------    --------------

Revenues from customers               $      986,998           474,449                --         1,461,447
Research and development
         grants                              137,597                --                --           137,597
Loss from operations                          (1,767)       (1,723,152)         (932,360)       (2,657,279)
Segment assets                               167,647           496,274           995,817         1,659,738




                                                                   DECEMBER 31, 2000
                                      --------------------------------------------------------------------
                                        SCIENTIFIC      LASER-BASED
                                         RESEARCH         MEDICAL
                                       INSTRUMENTS         DEVICES          CORPORATE            TOTAL
                                      --------------    --------------    --------------    --------------

Revenues from customers               $      605,877           386,833                --           992,710
Research and development
         grants                               14,353                --                --            14,353
Profit (loss) from operations                  2,506        (2,646,140)       (1,284,668)       (3,928,302)
Segment assets                               285,049         1,366,985         1,483,782         3,135,816

         Segment assets for scientific research instruments and laser-based medical devices represent accounts receivable, inventory and specifically identifiable manufacturing equipment. The remaining assets are not allocated between the segments, as there is no practical method to allocate those assets between the segments.

         The Company has no foreign operations. However, total export sales for the years ended December 31, 2001 and 2000 were approximately $691,000 and $406,000, respectively. The sales were primarily to companies in Asia, Europe and Australia. Export sales are attributed to the country where the product is shipped. The Company had sales to two customers, the first of which is located in Japan, in fiscal 2001 that accounted for 33% and 18%, respectively, of its consolidated product sales. In fiscal 2000 the Company recorded sales to one customer located in Japan that accounted for 16% of consolidated product sales.


(14)     RECENT ACCOUNTING PRONOUNCEMENTS

         In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No.142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with these statements. Other intangible assets will continue to be amortized over their useful lives. The Company will apply the new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. The effect of the impairment tests on the earnings and financial position of the Company have yet to be determined, but the Company does not expect adoption of the standard to have any material impact on the Company's earnings and financial position.

         In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 (SFAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes SFAS 121 but retains the fundamental provisions of SFAS 121 for (i)

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



         recognition/measurement of impairment of long-lived assets to be held and used and (ii) measurement of long-lived assets to be disposed of by sales. SFAS 144 also supersedes the accounting and reporting provisions of Accounting Principles Board's No. 30 (APB 30), "Reporting the Results of Operations-Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for segments of a business to be disposed of but retains APB 30's requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. SFAS 144 is effective in 2002, but the Company does not expect adoption of the standard to have any material impact on the Company's earnings and financial position.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                    UNAUDITED



                                                                AS OF                 AS OF
                                                          SEPTEMBER 30, 2002    DECEMBER 31, 2001
                                                          ------------------    ------------------

ASSETS
Current assets:
         Cash and cash equivalents                        $            3,678    $            5,633
         Accounts receivable, net of allowance
           for doubtful accounts of $4,991 in
           2002 and 2001                                             186,590               287,482
         Inventory                                                   619,063               911,421
         Other                                                        38,321                49,009
                                                          ------------------    ------------------
                  Total current assets                               847,652             1,253,545
         Property and equipment, net                                 300,827               386,914
         Other assets, net                                            66,624                19,279
                                                          ------------------    ------------------
                  Total assets                            $        1,215,103    $        1,659,738
                                                          ==================    ==================

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
         Accounts payable                                            380,725               579,021
         Notes payable - related parties                  $        1,664,794    $        1,608,989
         Payroll related liabilities                                 165,820               145,952
         Royalties payable                                           131,434               110,846
         Other current liabilities                                   139,956                44,607
                                                          ------------------    ------------------
                  Total current liabilities                        2,482,729             2,489,415
                                                          ------------------    ------------------
Stockholders' equity (deficit):
         Preferred stock, $.04 par value
Authorized 2,500,000 shares, no shares
issued and outstanding at
             September 30, 2002 and                                        0                     0
             December 31, 2001
         Common stock, $.004 par value
Authorized 50,000,000 shares,
11,636,999 and 9,965,137 shares issued
and outstanding at September 30, 2002
              and December 31, 2001, respectively                     46,548                39,825
         Additional paid-in capital                               26,303,135            25,223,575
         Accumulated deficit                                     (27,617,309)          (26,093,077)
                                                          ------------------    ------------------
Total stockholders' deficit                                       (1,267,626)             (829,677)
                                                          ------------------    ------------------
                                                          $        1,215,103    $        1,659,738
                                                          ==================    ==================


     See accompanying notes to unaudited consolidated financial statements.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                    UNAUDITED


                                                                THREE MONTHS ENDED
                                                     SEPTEMBER 30, 2002    SEPTEMBER 30, 2001
                                                     ------------------    ------------------

Product sales                                        $          477,277    $          402,063
Research and development grants                                      --                88,923
                                                     ------------------    ------------------

         Total revenues                                         477,277               490,986
                                                     ------------------    ------------------

Product cost of goods sold                                     (380,217)             (269,236)
SBIR direct expenses                                                 --               (88,923)
                                                     ------------------    ------------------

         Total cost of goods sold                              (380,217)             (358,159)
                                                     ------------------    ------------------

         Gross profit/(loss)                                    (97,060)              132,827
                                                     ------------------    ------------------

Operating expenses:
         General and administrative                             327,390               198,478
         Marketing & sales                                      190,344               308,917
         Research and development                               140,981                99,714
                                                     ------------------    ------------------

              Total operating expenses                          658,715               607,109
                                                     ------------------    ------------------

              Loss from operations                             (561,655)             (474,282)
                                                     ------------------    ------------------

Other income (expense):
         Interest income                                             --                   284
         Interest expense                                       (34,986)              (40,976)
         Other income, net                                       29,453                15,000
                                                     ------------------    ------------------

              Total other expense                                (5,533)              (25,692)
                                                     ------------------    ------------------

              Net loss                               $         (567,188)   $         (499,974)
                                                     ==================    ==================

Weighted average common shares
         outstanding, basic and diluted                      11,357,919             9,980,644
                                                     ==================    ==================

Net loss per common share, basic and dilutive        $            (0.05)   $            (0.05)
                                                     ==================    ==================


     See accompanying notes to unaudited consolidated financial statements.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                    UNAUDITED


                                                        NINE MONTHS ENDED
                                             SEPTEMBER 30, 2002    SEPTEMBER 30, 2001
                                             ------------------    ------------------
Product sales                                $          976,330    $        1,007,453
Research and development grants                              --               133,823
                                             ------------------    ------------------

         Total revenues                                 976,330             1,141,276
                                             ------------------    ------------------

Product cost of goods sold                             (857,012)             (821,049)
SBIR direct expenses                                         --              (133,823)
                                             ------------------    ------------------

         Total cost of goods sold                      (857,012)             (954,872)
                                             ------------------    ------------------

         Gross profit                                   119,318               186,404
                                             ------------------    ------------------

Operating expenses:
         General and administrative                     699,469               699,693
         Marketing & sales                              532,235             1,005,180
         Research and development                       339,106               414,137
                                             ------------------    ------------------

              Total operating expenses                1,570,810             2,119,010
                                             ------------------    ------------------

              Loss from operations                   (1,451,492)           (1,932,606)
                                             ------------------    ------------------

Other income (expense):
         Interest income                                     17                 5,730
         Interest expense                              (130,116)              (78,865)
         Other income, net                               57,359                15,979
                                             ------------------    ------------------

              Total other expense                       (72,740)              (57,156)
                                             ------------------    ------------------

              Net loss                       $       (1,524,232)   $       (1,989,762)
                                             ==================    ==================

Weighted average common shares
         outstanding, basic and diluted              10,748,007             9,980,203
                                             ==================    ==================

Net loss applicable to common shareholders
 per common share, basic and diluted         $            (0.14)   $            (0.20)
                                             ==================    ==================


     See accompanying notes to unaudited consolidated financial statements.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS




                                    UNAUDITED






                                                                             NINE MONTHS ENDED
                                                                 SEPTEMBER 30, 2002    SEPTEMBER 30, 2001
                                                                 ------------------    ------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
         Net loss                                                $       (1,524,232)   $       (1,989,762)
         Adjustments to reconcile net loss to net cash
                  used in operating activities:
                  Deprecation and amortization                              109,449               133,475
                  Beneficial conversion charge                               19,884                    --
                  Options and warrants issued for services                   61,781                50,830
                  Common stock issued for services                           71,573                 8,907
                  Decrease in accounts receivable                           100,892                54,317
                  Decrease (increase) in inventory                          292,358              (187,536)
                  (Increase) decrease in other assets                       (51,096)               18,832
                  Decrease in current liabilities                           (62,491)             (111,071)
                                                                 ------------------    ------------------
         Net cash used in operating activities                             (981,882)           (2,022,008)
                                                                 ------------------    ------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
         Net cash used in investing activities -
             purchase of property and equipment                              (8,923)               (6,900)
                                                                 ------------------    ------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
         Proceeds from notes payable and
             warrants - related party                                       687,533             1,140,204
         Repayment of notes payable - related party                        (221,328)              (28,054)
         Proceeds from exercise of stock options                              2,932                    --
         Net proceeds from issuance of common stock                         519,713                    --
                                                                 ------------------    ------------------

         Net cash provided by financing activities                          988,850             1,112,150
                                                                 ------------------    ------------------

Net decrease in cash and cash equivalents:                                   (1,955)             (916,758)
         Cash and cash equivalents:
         Beginning of period                                                  5,633               958,144
                                                                                       ------------------
         End of period                                           $            3,678    $           41,386
                                                                 ==================    ==================

SUPPLEMENTAL INFORMATION:
         Interest paid                                           $            8,545    $            4,546
         Non-Cash - Conversion of debt to equity                            410,400                    --
                                                                 ==================    ==================


     See accompanying notes to unaudited consolidated financial statements.

                        CELL ROBOTICS INTERNATIONAL, INC.
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS





                               SEPTEMBER 30, 2002



1.       Presentation of Unaudited Consolidated Financial Statements



         These unaudited consolidated financial statements have been prepared in accordance with the rules of the Securities and Exchange Commission and, therefore, do not include all information and footnotes otherwise necessary for a fair presentation of financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States. However, the information furnished, in the opinion of management, reflects all adjustments necessary to present fairly the Company's financial position, results of operations and cash flows. The results of operations are not necessarily indicative of results which may be expected for any other interim period or for the year as a whole.

2.       Issuance of Equity Securities

         In January 2001, the Company issued 15,000 shares of its Common Stock to Pollet & Richardson as payment for legal services. The Company recorded a charge of approximately $8,900, the fair value of the stock issued. The fair value was calculated on the measurement date using the market price of the Company's common stock on that date.

         In October 2001 the Company issued a total of 37,375 shares of its Common Stock as payment for services. The Company recorded charges of $15,000, the fair value of the stock issued. The fair value was calculated on the measurement dates using the market price of the Company's common stock on those dates.

         On January 25, 2002, the Company issued 424,208 shares of its Common Stock in a private placement with William Hayman, a private investor, which resulted in gross proceeds to the Company of $300,000. Additionally Mr. Hayman was issued warrants to purchase 84,842 shares of the Company's Common Stock at a price of $0.90 per share. The warrants expire on January 25, 2007. A success fee of 8,333 shares of the Company's Common Stock was paid to Leof Strand, a finder, after the close of the transaction.

         On May 16, 2002, the Company issued 438,270 shares of its Common Stock in a private placement with three private investors, one of whom included Mr. Oton Tisch, a director of the Company. The gross proceeds to the Company were $235,000. Additionally, the three investors were issued warrants to purchase a total of 131,481 shares of the Company's Common Stock at a price of $0.87 per share. The warrants expire on May 17, 2007.

         On July 29, 2002, the Company issued 684,685 shares of its Common Stock to convert all principal and interest owed of $410,400 under the August 2, 2001 convertible note to equity. As of July 29, 2002 no amounts remain outstanding under the convertible note.

         On August 2, 2002, the Company issued 70,000 shares of its Common Stock to three consultants, of which 50,000 shares were issued to Mr. Oton Tisch and 5,000 shares were issued to Mr. Eutimio Sena, directors of the Company. The fair value of these shares, as determined by the average trading prices for the Company's Common Stock on August 2, 2002, was recorded as a non-cash charge of $50,050 for the services provided by the consultants.

         On September 12 and 18, 2002, the Company issued an aggregate of 47,442 shares of its Common Stock to two consultants. The fair value of these shares, as determined by the average trading prices for the Company's Common Stock on the issuance dates, was recorded as a non-cash charge of $21,523 for the services provided by the consultants.


3.       Notes Payable

         In December 1999, the Company issued a note payable for $250,000 to Humagen Fertility Diagnostics, Inc. whose president, chief executive officer and majority shareholder is Dr. Debra Bryant, a former member of the

Company's board of directors. The note accrued interest at six percent. In January 2001, the Company used $45,000 of the proceeds of the loans by the Company's directors and their affiliates described below as payment against the outstanding balance of $250,000 plus accrued interest. The Company also paid monthly installments of $10,000 each from February through April 2001. The remaining principal balance and accrued interest of the note were paid in installments of $50,000 each month at the end of January, February and March 2002 with a final payment at the end of April 2002 of $43,828. Commencing January 1, 2002 through the date of repayment, the Company accrued and paid approximately $2,900 of interest on this note.

         On January 31, 2001, certain members of the Company's board of directors and affiliates of members or former members of its board of directors agreed to make term loan advances to the Company in an aggregate amount of $1,000,000. Loans in the amount of $100,000, $400,000 and $500,000 under this
$1,000,0000 commitment were made in February 2001, March 2001 and May 2001, respectively. The loans are evidenced by unsecured promissory notes, bear interest at the rate of ten percent per annum and were due on January 31, 2002. As of the filing date of this report these loans are due and payable in full. Additionally, the lenders were issued warrants to purchase an aggregate of 150,000 shares of Common Stock. The warrants are exercisable until January 31, 2004, for Common Stock at a price of $1.125 per share, the market price for the Common Stock when the loan agreement was signed. The warrants are immediately exercisable. The Company has allocated $32,540 in proceeds from the loan to the warrants based on the fair value of the warrants. This amount was recorded as a discount on the loans and was amortized over the life of the loans. As of September 30, 2002 approximately $987,000 of principal was outstanding under the loan agreement. During the nine-month period ended September 30, 2002 the Company accrued approximately $75,000 of interest expense on these promissory notes.

         In August 2001, the Company signed a convertible note in the face amount of $500,000 payable to Mr. Oton Tisch, one of the Company's directors. Mr. Tisch, funded $190,000 after the signing of the convertible note in August 2001. Additional funds of $150,000 and $40,000 were provided by Mr. Tisch in December 2001 and January 2002, respectively. All principal and accrued interest evidenced by the note totaling $410,400 were converted into 684,685 shares of the Company's Common Stock on July 29, 2002. The conversion price of the convertible note was $0.5994 per share of the Company's Common Stock. Upon the funding of the convertible note, warrants issued to Mr. Tisch to purchase 28,500 shares of the Company's Common Stock became exercisable. The warrants are exercisable until August 2, 2004, for Common Stock at a price of $0.67 per share.

         On March 29, 2002, the Company signed a promissory note in the face amount of $2,000,000 payable to one of the Company's directors, Mr. Oton Tisch. This new promissory note allows Mr. Tisch to make one or more advances to the Company at times and in amounts, as determined by Mr. Tisch in his discretion, up to an aggregate principal sum of $2,000,000. Therefore, Mr. Tisch has no obligation or commitment to make any loans under this note. This note bears interest at 8% per annum and is secured by all the Company's assets. The outstanding principal balance under this note was $537,300 on September 30, 2002. All principal and interest outstanding under the note is due on April 1, 2004. During the nine-month period ended September 30, 2002 the Company accrued approximately $9,800 of interest under this promissory note.


4.       Earnings Per Share


         Basic loss per share is computed on the basis of the weighted average number of common shares outstanding during the quarter. Diluted loss per share, which is computed on the basis of the weighted average number of common shares and all potentially dilutive common shares outstanding during the quarter, is the same as basic loss per share for the periods ended September 30, 2002 and 2001, as all potentially dilutive securities were anti-dilutive.

         Options to purchase 3,585,702 and 2,226,075 shares of common stock were outstanding at September 30, 2002 and 2001, respectively. Warrants to purchase 2,182,649 and 1,691,326 shares of common stock were outstanding at September 30, 2002 and 2001, respectively. These were not included in the computation of diluted earnings per share as the exercise of the options would have been anti-dilutive because of the net losses incurred in the periods ended September 30, 2002 and 2001.

5.       Operating segments

         The Company has two operating segments: scientific research instruments and laser-based medical devices. The scientific research instruments segment produces research instruments for sale to universities, research institutes, and distributors. The laser-based medical devices segment produces the Lasette for home and clinical use for sale to clinics, individual consumers and to distributors.


         The accounting policies of the segments are the same as those described in the summary of significant accounting policies in the Company's annual report on Form 10-KSB. The Company evaluates segment performance based on profit or loss from operations prior to the consideration of unallocated corporate general and administration costs. The Company does not have intersegment sales or transfers.

         The Company's reportable segments are strategic business units that offer different products and services. They are managed separately because each business utilizes different technologies and marketing strategies.



                                                                     NINE MONTHS ENDED
                                                                     SEPTEMBER 30, 2002
                                     -----------------------------------------------------------------------------------
                                       SCIENTIFIC
                                        RESEARCH             LASER-BASED
                                       INSTRUMENTS         MEDICAL DEVICES          CORPORATE             TOTAL
                                     ----------------      ----------------      ----------------    ----------------
Revenues from customers              $    534,509              441,821                     --           976,330

Loss from operations                     (173,630)            (578,393)              (699,469)       (1,451,492)




                                                                     NINE MONTHS ENDED
                                                                     SEPTEMBER 30, 2001
                                     -----------------------------------------------------------------------------------
                                       SCIENTIFIC            LASER-BASED            CORPORATE             TOTAL
                                        RESEARCH
                                       INSTRUMENTS         MEDICAL DEVICES
                                     ----------------      ----------------      ----------------    ----------------
Revenues from customers              $    714,770              292,683                    --          1,007,453

Research and development
    grants                                133,823                    -                    --            133,823
Profit (loss) from operations              80,944           (1,316,856)             (696,694)        (1,932,606)




                                                                     THREE MONTHS ENDED
                                                                     SEPTEMBER 30, 2002
                                     -----------------------------------------------------------------------------------
Revenues from customers              $    282,939              194,338                    --            477,277

Profit (loss) from operations               5,120             (239,385)             (327,390)          (561,655)





                                                                     THREE MONTHS ENDED
                                                                     SEPTEMBER 30, 2001
                                     -----------------------------------------------------------------------------------

Revenues from customers              $    320,057               82,006                  --              402,063

Research and development
    grants                                 88,923                   --                  --               88,923
Profit (loss) from operations              53,256             (330,135)           (197,403)            (474,282)


6.       Capital Resources


                  Since inception, the Company has incurred operating losses and other equity charges which have resulted in an accumulated deficit of $27,617,309 at September 30, 2002 and operations using net cash of $981,882 in the nine-month period ended September 30, 2002.

                  The Company's ability to improve cash flow and ultimately achieve profitability will depend on its ability to significantly increase sales. Accordingly, the Company is manufacturing and marketing a sophisticated laser-based medical device that leverages the Company's existing base of patented technology. The Company believes the markets for this product are broader than that of the scientific research instruments market and, as such, offer a greater opportunity to significantly increase sales. In addition, the Company is pursuing development and marketing partners for some of its new medical products. These partnerships will enhance the Company's ability to rapidly ramp-up its marketing and distribution strategy, and possibly offset the products' development costs.


                  Although the Company is manufacturing and marketing its sophisticated laser-based medical device and continues to market its scientific research instrument line, it does not anticipate achieving profitable operations in the foreseeable future. As a result, the Company expects its accumulated deficit to increase in the near future.

                  The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America which contemplate continuation of the Company as a going concern. There is substantial doubt that the Company will be able to continue as a going concern. The ultimate continuation of the Company is dependent on attaining additional financing and profitable operations.

================================================================================







                        Cell Robotics International, Inc.






                        8,003,074 Shares of Common Stock















                       -----------------------------------

                                   PROSPECTUS





                                 DECEMBER , 2002


                       -----------------------------------



================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 7-109-102 of the Colorado Business Corporation Act, or the CBCA, provides that a company may indemnify a person who was, is or is threatened to be made a named defendant or respondant in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal (a "proceeding"), because the person is or was a director against liability incurred in the proceeding if the person conducted himself or herself in good faith; and the person reasonably believed, in the case of conduct in an official capacity with the company, that his or her conduct was in the company's best interests, and in all other cases, that his or her conduct was at least not opposed to the company's best interests; and in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful. A company may not indemnify a director in connection with a proceeding by or in the right of the company in which the director was adjudged liable to the company or in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that he or she derived an improper personal benefit. Unless limited by its articles of incorporation, Section 7-109-103 of the CBCA states that a company shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director against reasonable expenses (including attorneys' fees) incurred in connection with the proceeding. Unless otherwise provided in a company's articles of incorporation, Section 7-109-107 of the CBCA states that an officer is entitled to mandatory indemnification under Section 7-109-103 of the CBCA. Section 7-109-107 also states that unless provided in its articles of incorporation, a company may indemnify an officer, employee, fiduciary or agent of the company to the same extent as a director.

The company's Articles of Incorporation provide that the company may and shall indemnify each director, officer and any employee or agent of the company, his heirs, executors and administrators, against any and all expenses or liability reasonably incurred by him in connection with any action, suit or proceeding to which he may be a party by reason of his being or having been a director, officer, employee or agent of the company to the full extent required or permitted by the CBCA, as amended.

Article XIII of the company's Amended and Restated Bylaws states that the company may indemnify against liability incurred in any proceeding an individual who was, is or is threatened to be made a named defendant or respondant in any proceeding because he is or was a director if he conducted himself in good faith; he reasonably believed, in the case of conduct in his official capacity with the company, that his conduct was in the company's best interests, or in all other cases, that his conduct was at least not opposed to the company's best interests; and in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. The company may not indemnify a director in connection with a proceeding by or in the right of the company in which the director was adjudged liable to the company or in connection with any proceeding charging improper personal benefit to the director, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The company shall indemnify a person who is or was a director or officer of the company and who was wholly successful, on the merits or otherwise, in defense of any proceeding to which he was a party against reasonable expenses incurred by him in connection with the proceeding.

Under the sections of the CBCA and the company's Bylaws included in this prospectus, a "director" includes an individual who is or was a director of a company or an individual who, while a director of a company, is or was serving at the company's request as a director, an officer, an agent, an associate, an employee, a fiduciary, a manger, a member, a partner, a promoter or a trustee of, or to hold any similar position with, another domestic or foreign corporation or other person or of an employee benefit plan.

The company may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, fiduciary or agent of the company and who, while a director, officer, employee, fiduciary or agent of the company, is or was serving at the request of the company as a director, officer, partner, trustee, employee, fiduciary or agent of any other foreign or domestic company or of any partnership, joint venture, trust, other enterprise or employee benefit plan against any liability asserted against or incurred by him in any such capacity or arising out of his status as such, whether or not the company would have the power to indemnify him against such liability under the provisions of Article XIII of the company's Bylaws. The company currently maintains a $1,000,000 insurance policy that covers directors and officers' liability.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses of the offering, all of which are to be borne by the company, are as follows:



                  Printing Expenses*                               $  3,000
                  Accounting Fees and Expenses*                       1,500
                  Legal Fees and Expenses*                            9,500
                  Miscellaneous*                                      1,000
                                                                   --------

                           Total*                                  $ 15,000


------------------------------

*    Estimated.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

In June 1999, we sold an additional 100,000 shares of our common stock, at a price of $1.50 per share, for gross proceeds of $150,000. The investor was an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

In July 1999, we sold to four investors a total of 9.5 units, each unit consisting of 35,000 shares of our common stock and warrants to purchase 7,500 shares of our common stock. Each unit was sold at a price of $50,000, resulting in gross proceeds of $475,000. The investors were persons who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In July 1999, in connection with our sale to four investors of 9.5 units, we issued warrants to purchase 62,500 shares of our common stock to four persons for services rendered in connection with the offering. The services were valued at $.40625 per warrant. The persons receiving the warrants were all qualified investors in terms of their investment sophistication or "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In August 1999, we issued to one person warrants to purchase 15,000 shares of our common stock in consideration of services rendered. We valued the services at $.40625 per warrant. The warrants were issued to one person who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In January 2000, we terminated our public and investor relations agreement with RCG Capital Markets Group, Inc. effective January 1, 2000. In lieu of payment for three additional months of service retainer fees, options for an additional 25,000 shares of our common stock at an exercise price equal to the closing price of our common stock on February 15, 2000 were granted. The options were issued directly to the investor relations company, which qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In January 2000, we issued a total of 40,000 common stock purchase warrants to an investment research firm and our new public relations firm. The warrants are exercisable through February 2, 2003 to purchase one share of common stock at a price of $2.40 per share. The warrants were issued to entities which qualify as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In February 2000 and subsequently amended in March 2000, we executed a secured convertible promissory note in favor of a private investor. The principal amount of $1,200,000 was converted into 500,000 shares of the company's common stock in August 2000. The note was issued to one person who qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In May 2000, we entered into an agreement for a $2,000,000 private placement selling 500,000 shares of our common stock to Paulson Investment Company, Inc. The shares were issued to Paulson, which qualified as an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D. A 5% placement fee (or $100,000) was paid to Bridgeworks Capital, Inc., of which Mark Waller, one of our former directors, is an officer and majority owner.

In April, May and July of 2000 and January 2001, we issued 145,000 shares of our common stock to Pollet & Richardson pursuant to a shares-for-debt agreement. Pollet & Richardson served as our legal counsel. The shares were issued directly to the law firm and to certain of its employees who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

In February, March and May 2001, certain members of our board of directors and affiliates of members or former members of our board of directors made loans to us in the aggregate principal amount of $1,000,000. In connection with the issuance of the promissory notes, each investor was issued a warrant in proportion to the principal amount of the promissory note issued to that investor. The warrants allow the investors to purchase an aggregate of 150,000 shares of our common stock. The warrants may be exercised until January 31, 2004, at a price equal to $1.125 per share of our common stock. The notes and the warrants were issued to persons who qualified as "accredited investors" within the meaning of Rule 501(a) of Regulation D under the Securities Act. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D under the Securities Act.

In August 2001, we signed a convertible note in the face amount of $500,000 payable to Mr. Oton Tisch, one of our directors. Principal and accrued interest evidenced by the note are convertible into shares of our common stock at any time. On July 29, 2002, we paid the outstanding principal and interest of our August 2001 note by issuing to Mr. Tisch 684,685 shares of our common stock upon conversion of the note. The conversion price of the convertible note was $0.5994 per share of our common stock. In connection with the issuance of the convertible note, Mr. Tisch was issued a warrant to purchase up to 37,500 shares of our common stock. The shares covered by the warrant become exercisable in proportion to the amount funded by Mr. Tisch under the convertible note. The warrant is exercisable until August 2, 2004, for common stock at a price of $0.67 per share. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On January 25, 2002, we issued 424,208 shares of our common stock in a private placement with William Hayman, a private investor, which resulted in gross proceeds to us of $300,000. Additionally, Mr. Hayman was issued warrants to purchase 84,842 shares of our common stock at a price of $0.90 per share. The warrants expire on January 25, 2007. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D. We also issued 8,333 shares of our common stock to Leof Strand, a finder, in payment of a success fee in connection with this transaction. The common stock issued in payment of the success fee, which was taken for investment and was subject to appropriate transfer restrictions, was issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.


On March 29, 2002, we signed a promissory note in the face amount of $2,000,000 payable to one of our directors, Mr. Oton Tisch. This promissory note was amended and restated on September 17, 2002. This note bears interest at 8% per annum and is presently secured by all our assets. All principal and interest outstanding under the note is due on April 1, 2004. The security, which was taken for investment and was subject to appropriate transfer restrictions, was issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.


On May 16, 2002, we issued 438,270 shares of our common stock in a private placement with three private investors, one of whom included Mr. Oton Tisch, a director of the Company. The gross proceeds to the Company were $235,000. Additionally, the three investors were issued warrants to purchase a total of 131,481 shares of our common stock at an exercise price of $0.87 per share. The warrants expire on May 17, 2007. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in
Section 4(2) of the Securities Act and Rule 506 of Regulation D.


On July 29, 2002, we converted the outstanding principal and interest of our August 2, 2001 note by issuing to Mr. Oton Tisch 684,685 shares of our common stock upon conversion of the note. The conversion price of the convertible note was $0.5994 per share of our common stock. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On August 2, 2002, we issued 70,000 shares of our common stock to three consultants for services rendered, of which 50,000 shares were issued to Obras Electromecanicas TKV and 5,000 shares were issued to Mr. Eutimio Sena, a director of the company. Mr. Oton Tisch, one of our directors, is the sole owner and Chief Executive Officer and President of TKV. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On September 12 and 18, 2002, we issued and aggregate of 47,442 shares of our common stock to two consultants for services rendered. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On November 13, 2002 pursuant to a stock purchase agreement between the company and one of our directors, Mr. Oton Tisch, dated November 12, 2002, we issued 2,309,255 shares of our common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of $900,000 of principal and $139,165 of accrued interest owing to Mr. Tisch under our January 31, 2001 loan agreement with him. On that same date pursuant to such stock purchase agreement, we also issued 776,949 shares of our common stock to Mr. Tisch at a price per share of $0.45 in repayment in full of

$337,300 of principal and $12,327 of accrued interest owing to Mr. Tisch under our September 17, 2002 amended and restated promissory note in the face amount of $2,000,000. Additionally, on November 13, 2002 pursuant to such stock purchase agreement, in connection with the conversion of the outstanding principal and interest owing to Mr. Tisch under the January 2001 loan agreement and the September 17, 2002 promissory note, as described above, we issued Mr. Tisch a warrant to purchase 771,551 shares of our common stock. The warrant has an exercise price of $0.7125 per share and expires on November 13, 2007. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.

On November 22, 2002, we issued 1,250,000 shares of our common stock in a private placement with Frederick A. Voight, a private investor. These shares of common stock were issued in exchange for a recourse promissory note in the principal sum of $500,000. The promissory note bears interest at a rate of 3.5% per annum and is payable in full on December 30, 2002. Additionally, Mr. Voight was issued a warrant to purchase 250,000 shares of our common stock at an exercise price of $0.70 per share. The warrant expires on November 22, 2007. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

On December 2, 2002, we issued 111,111 shares of our common stock in a private placement with Paul Bardacke, a private investor. The gross proceeds to the company were $50,000. Additionally, Mr. Bardacke was issued warrants to purchase 22,222 and 30,000 shares, respectively, of our common stock. The warrant to purchase 22,222 shares has an exercise price of $0.70 per share while the warrant for 30,000 shares has an exercise price of $2.40 per share. Both of the warrants expire on December 2, 2007. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 506 of Regulation D.

On December 12, 2002, we issued 371,711 shares of our common stock to Obras Electromecanicas TKV, for services rendered in the capacity as a consultant. Additionally, TKV was issued a warrant to purchase 92,928 shares of our common stock at an exercise price of $0.60 per share in consideration for consulting services. The warrant expires on December 7, 2007. Mr. Oton Tisch, one of our directors, is the sole owner and Chief Executive Officer and President of TKV. The securities, which were taken for investment and were subject to appropriate transfer restrictions, were issued without registration under the Securities Act in reliance upon the exemption provided in Section 4(2) of the Securities Act.


ITEM 27.  EXHIBITS

EXHIBIT NO.                   TITLE


3.2(17)       Amended and Restated By-laws


3.3(1)        Amended and Restated Articles of Incorporation

4.1(1)        Specimen Certificate of Common Stock

4.2(2)        Representative Common Stock Purchase Warrant

4.3(3)        Warrant Agreement between the company and Corporate Stock
              Transfer, Inc.

4.4(2)        Option Agreement between the company and Ronald K. Lohrding, Ph.D.

4.5(3)        Specimen Common Stock Purchase Warrant Certificate


5.1(18)       Legal Opinion of Neuman & Drennen, LLC


10.1(4) Agreement and Plan of Reorganization among the company, Intelligent Financial Corporation, MiCel, Inc., Bridgeworks Investors I, L.L.C. and Ronald K. Lohrding

10.2(5)       Employment Agreement between the company and Ronald K. Lohrding

10.3(4) Irrevocable Appointment of Voting Rights by Ronald K. Lohrding, Ph.D. to MiCel, Inc.

10.4(4)       Stock Pooling and Voting Agreement

EXHIBIT NO.                   TITLE


10.5(1) Royalty Agreement dated September 11, 1995 between the company, Cell Robotics, Inc. and Mitsui Engineering & Shipbuilding Co., Ltd.

10.6(1) Agreement of Contribution and Mutual Comprehensive Release dated September 11, 1995 between the company, Cell Robotics, Inc. and Mitsui Engineering & Shipbuilding Co., Ltd.

10.7(6)       Purchase Agreement between the company and Tecnal Products, Inc.

10.8(1)       License Agreement between the company and NTEC

10.9(7) Patent License Agreement between American Telephone and Telegraph Company and Cell Robotics, Inc.

10.10(7) Amendment to Patent License Agreement between Lucent Technologies, Inc., successor to American Telephone and Telegraph Company, and Cell Robotics, Inc.

10.11(8) Development and Distribution Agreement dated September 10, 1999 between Hamilton Thorne Research and the company

10.12(8) Amendment to Development and Distribution Agreement dated May 18, 2000 between Hamilton Thorne Research and the company

10.13(9) Loan Agreement dated January 31, 2001, among the company, Oton Tisch, Ronald K. Lohrding, Ph.D., Raymond Radosevich, Ph.D., HaeMedic LLC and Humagen Fertility Diagnostics, Inc.

10.14(9) Form of Warrant dated January 31, 2001 issued to Oton Tisch, Ronald K. Lohrding, Ph.D., Raymond Radosevich, Ph.D., HaeMedic LLC and Humagen Fertility Diagnostics, Inc.

10.15(10)     Employment Agreement between the company and Paul Johnson

10.16(11)     Loan Agreement dated August 2, 2001 between the company and Oton
              Tisch

10.17(11)     Warrant dated August 2, 2001 issued to Oton Tisch


10.18(12)     Certificate for Common Stock Options dated August 17, 2001 between the company and Ronald K. Lohrding

10.19(12)     Certificate for Common Stock Options dated June 15, 2001 between the company and Paul Johnson

10.20(12)     Certificate for Common Stock Options dated October 31, 2001 between the company and Ronald K. Lohrding

10.21(12)     Certificate for Common Stock Options dated October 31, 2001 between the company and Paul Johnson

10.22(13)     License Agreement between the company and Becton, Dickinson &
              Company

10.23(14)     First Amendment to Loan Agreement dated March 29, 2002 between the company and Oton Tisch



10.24(15)     Certificate for Common Stock Options dated July 15, 2002 between the company and Gary Oppedahl

10.25(16)     Amended and Restated Promissory Note dated September 17, 2002 executed by the company and payable to Oton Tisch

10.26(17)     Warrant dated November 12, 2002 issued to Oton Tisch

10.27(17)     Stock Purchase Agreement dated November 12, 2002 between the company and Oton Tisch

10.28(17)     Cell Robotics International, Inc. 2002 Stock Purchase Plan

10.29(17)     International Sales and Marketing Contract dated August 1, 2001 between the company and Obras Electromecanicas TKV

10.30(17)     Certificate for Common Stock Options dated August 2, 2002 between the company and Paul Johnson

10.31(17)     Distribution Agreement dated July 8, 2002 between the company and
              California Caltech, Inc.

10.32(17)     Warrant dated December 7, 2002 issued to Oton Tisch

21.1(1)       Subsidiaries

23.1(17)      Consent of KPMG LLP

23.2(18)      Consent of Neuman & Drennen, LLC (included in Exhibit 5.1)

24.1(17)      Power of Attorney (included on signature page)

-------------

(1) Incorporated by reference from the company's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 which was declared effective by the SEC on February 14, 1996.

(2) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on November 24, 1997, SEC File No. 333-40895.

(3) Incorporated by reference from the company's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2, as filed with the SEC on January 12, 1998, SEC File No. 333-40895.

(4) Incorporated by reference from the company's Current Report on Form 8-K dated February 23, 1995, as filed with the SEC on March 10, 1995.

(5) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, as filed with the SEC on August 14, 2000.

(6) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, as filed with the SEC on May 20, 1996.

(7) Incorporated by reference from the company's Pre-Effective Amendment No. 2 to Registration Statement on Form S-3, as filed with the SEC on November 19, 1998, SEC File No. 333-55951.

(8) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on July 6, 2000, SEC File No. 333-40920.

(9) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, as filed with the SEC on May 15, 2001.

(10) Incorporated by reference from the company's Post-Effective Amendment to Registration Statement on Form SB-2, as filed with the SEC on December 29, 2000, SEC File No. 333-40920.

(11) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, as filed with the SEC on August 14, 2001.

(12) Incorporated by reference from the company's Post-Effective Amendment to Registration Statement on Form SB-2, as filed with the SEC on December 14, 2001, SEC File No. 333-40920.

(13) Incorporated by reference from the company's Annual Report on Form 10-KSB/A for the year ended December 31, 2001, as filed with the SEC on August 22, 2002.

(14) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on April 12, 2002, SEC File No. 333-86138.





(15) Incorporated by reference from the company's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2, as filed with the SEC on September 3, 2002, SEC File No. 333-86138.

(16) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, as filed with the SEC on November 14, 2002.

(17) Filed herewith.

(18) To be filed by amendment.


ITEM 28.  UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) include any prospectus required by section 10(a)(3) of the Securities Act;

         (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

         (iii) include any additional or changed material information on the plan of distribution.

2. That, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES


In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Albuquerque, State of New Mexico, on the 20th day of December, 2002.


                                      CELL ROBOTICS INTERNATIONAL, INC.


                                      By: /s/ Gary Oppedahl
                                         ---------------------------------------
                                         Gary Oppedahl, Chief Executive Officer,
                                         President and Director



                                      By: /s/ Paul Johnson
                                         ---------------------------------------
                                         Paul Johnson, Chief Financial Officer,
                                         Chief Operating Officer, Secretary and
                                         Director




                                POWER OF ATTORNEY


Each person whose signature to this registration statement appears below hereby appoints Gary Oppedahl as his attorney-in-fact and agent to sign on his, individually and in the capacities stated below, and to sign and file (1) any or all amendments and post-effective amendments to this registration statement and
(2) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act, which amendment or amendments or registration statement may make any changes and additions that the attorney-in-fact deems necessary or appropriate. In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.





/s/ Gary Oppedahl                                                     December 20, 2002
--------------------------------------------------------------
Gary Oppedahl, Chief Executive Officer, President and Director

/s/ Paul Johnson                                                      December 20, 2002
---------------------------------------------------------------
Paul Johnson, Chief Financial Officer, Chief Operating Officer,
Secretary and Director

/s/ Oton Tisch                                                        December 20, 2002
---------------------------------------------------------------
Oton Tisch, Chairman of the Board of Directors

/s/ Eutimio Sena                                                      December 20, 2002
---------------------------------------------------------------
Eutimio Sena, Vice Chairman of the Board of Directors

                        CELL ROBOTICS INTERNATIONAL INC.

                                INDEX TO EXHIBITS


EXHIBIT NO.                   TITLE
-----------                   -----

3.2(17)       Amended and Restated By-laws

3.3(1)        Amended and Restated Articles of Incorporation

4.1(1)        Specimen Certificate of Common Stock

4.2(2)        Representative Common Stock Purchase Warrant

4.3(3)        Warrant Agreement between the company and Corporate Stock
              Transfer, Inc.

4.4(2)        Option Agreement between the company and Ronald K. Lohrding, Ph.D.

4.5(3)        Specimen Common Stock Purchase Warrant Certificate

5.1(18)       Legal Opinion of Neuman & Drennen, LLC

10.1(4) Agreement and Plan of Reorganization among the company, Intelligent Financial Corporation, MiCel, Inc., Bridgeworks
              Investors I, L.L.C. and Ronald K. Lohrding

10.2(5)       Employment Agreement between the company and Ronald K. Lohrding

10.3(4)       Irrevocable Appointment of Voting Rights by Ronald K. Lohrding,
              Ph.D. to MiCel, Inc.

10.4(4)       Stock Pooling and Voting Agreement

10.5(1)       Royalty Agreement dated September 11, 1995 between the company,
              Cell Robotics, Inc. and Mitsui Engineering & Shipbuilding Co.,
              Ltd.

10.6(1)       Agreement of Contribution and Mutual Comprehensive Release dated
              September 11, 1995 between the company, Cell Robotics, Inc. and
              Mitsui Engineering & Shipbuilding Co., Ltd.

10.7(6)       Purchase Agreement between the company and Tecnal Products, Inc.

10.8(1)       License Agreement between the company and NTEC

10.9(7)       Patent License Agreement between American Telephone and Telegraph
              Company and Cell Robotics, Inc.

10.10(7)      Amendment to Patent License Agreement between Lucent Technologies,
              Inc., successor to American Telephone and Telegraph Company, and
              Cell Robotics, Inc.

10.11(8) Development and Distribution Agreement dated September 10, 1999 between Hamilton Thorne Research and the company

10.12(8)      Amendment to Development and Distribution Agreement dated May 18,
              2000 between Hamilton Thorne Research and the company

10.13(9)      Loan Agreement dated January 31, 2001, among the company, Oton
              Tisch, Ronald K. Lohrding, Ph.D., Raymond Radosevich, Ph.D.,
              HaeMedic LLC and Humagen Fertility Diagnostics, Inc.

10.14(9)      Form of Warrant dated January 31, 2001 issued to Oton Tisch,
              Ronald K. Lohrding, Ph.D., Raymond Radosevich, Ph.D., HaeMedic LLC and Humagen Fertility Diagnostics, Inc.

10.15(10)     Employment Agreement between the company and Paul Johnson

10.16(11)     Loan Agreement dated August 2, 2001 between the company and Oton
              Tisch

10.17(11)     Warrant dated August 2, 2001 issued to Oton Tisch

10.18(12)     Certificate for Common Stock Options dated August 17, 2001 between the company and Ronald K. Lohrding

10.19(12)     Certificate for Common Stock Options dated June 15, 2001 between the company and Paul Johnson

10.20(12)     Certificate for Common Stock Options dated October 31, 2001 between the company and Ronald K. Lohrding 10.21(12) Certificate for Common Stock Options dated October 31, 2001 between the company and Paul Johnson

10.22(13)     License Agreement between the company and Becton, Dickinson &
              Company

10.23(14)     First Amendment to Loan Agreement dated March 29, 2002 between the company and Oton Tisch

10.24(15)     Certificate for Common Stock Options dated July 15, 2002 between the company and Gary Oppedahl

EXHIBIT NO.                   TITLE
-----------                   -----


10.25(16)     Amended and Restated Promissory Note dated September 17, 2002 executed by the company and payable to Oton Tisch

10.26(17)     Warrant dated November 12, 2002 issued to Oton Tisch

10.27(17)     Stock Purchase Agreement dated November 12, 2002 between the company and Oton Tisch

10.28(17)     Cell Robotics International, Inc. 2002 Stock Purchase Plan

10.29(17)     International Sales and Marketing Contract dated August 1, 2001 between the company and Obras Electromecanicas TKV

10.30(17)     Certificate for Common Stock Options dated August 2, 2002 between the company and Paul Johnson

10.31(17)     Distribution Agreement dated July 8, 2002 between the company and
              California Caltech, Inc.

10.32(17)     Warrant dated December 7, 2002 issued to Oton Tisch

21.1(1)       Subsidiaries

23.1(17)      Consent of KPMG LLP

23.2(18)      Consent of Neuman & Drennen, LLC (included in Exhibit 5.1)

24.1(17)      Power of Attorney (included on signature page)


-------------

(1) Incorporated by reference from the company's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 which was declared effective by the SEC on February 14, 1996.

(2) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on November 24, 1997, SEC File No. 333-40895.

(3) Incorporated by reference from the company's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2, as filed with the SEC on January 12, 1998, SEC File No. 333-40895.

(4) Incorporated by reference from the company's Current Report on Form 8-K dated February 23, 1995, as filed with the SEC on March 10, 1995.

(5) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000, as filed with the SEC on August 14, 2000.

(6) Incorporated by reference from the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1996, as filed with the SEC on May 20, 1996.

(7) Incorporated by reference from the company's Pre-Effective Amendment No. 2 to Registration Statement on Form S-3, as filed with the SEC on November 19, 1998, SEC File No. 333-55951.

(8) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on July 6, 2000, SEC File No. 333-40920.

(9) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2001, as filed with the SEC on May 15, 2001.

(10) Incorporated by reference from the company's Post-Effective Amendment to Registration Statement on Form SB-2, as filed with the SEC on December 29, 2000, SEC File No. 333-40920.

(11) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001, as filed with the SEC on August 14, 2001.

(12) Incorporated by reference from the company's Post-Effective Amendment to Registration Statement on Form SB-2, as filed with the SEC on December 14, 2001, SEC File No. 333-40920.

(13) Incorporated by reference from the company's Annual Report on Form 10-KSB/A for the year ended December 31, 2001, as filed with the SEC on August 22, 2002.

(14) Incorporated by reference from the company's Registration Statement on Form SB-2, as filed with the SEC on April 12, 2002, SEC File No. 333-86138.

(15) Incorporated by reference from the company's Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2, as filed with the SEC on September 3, 2002, SEC File No. 333-86138.

(16) Incorporated by reference from the company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, as filed with the SEC on November 14, 2002.

(17) Filed herewith.

(18) To be filed by amendment.